Registration No. 33-3882
============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington D.C. 20549
                     ----------------------------------
                       AMENDMENT NO. 2 ON FORM S-1
                              TO FORM S-4
                          REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933
                    ------------------------------------
                        HANOVER GOLD COMPANY, INC.
           (Exact name of registrant as specified in its charter)
Delaware                         1041                       11-2740461
(State or other        (Primary Standard Industrial        (IRS Employer
jurisdiction of         Classification Code Number)      Identification No.)
incorporation or
organization)
                    ------------------------------------
                    1000 Northwest Boulevard, Suite 100
                        Coeur d'Alene, Idaho 83814
                               (208) 664-4653
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                James A. Fish
                            Chairman and President
                          Hanover Gold Company, Inc.
                     1000 Northwest Boulevard, Suite 100
                        Coeur d'Alene, Idaho 83814
                               (208) 664-4653
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                    ------------------------------------
                                 Copy to:
                         Douglas J. Siddoway, Esq.
                          Randall & Danskin, P.S.
                     1500 Seafirst Financial Center
                       601 West Riverside Avenue
                       Spokane, Washington  99201
                             (509) 747-2052
                    ------------------------------------
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable following the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ].

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------

                                                                  Proposed
Title of each class                         Proposed              maximum
of securities to be      Amount to be    maximum offering     aggregate offering            Amount of
registered                registered     price per unit             price               registration fee
- -------------------      ------------    ----------------     ------------------        ----------------
Common Stock, par
value $.0001 per
share                    7,561,248 shares        -                    -                     $ 3,245.86




The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                       CALCULATION OF REGISTRATION FEE

     The amount of the registration fee with respect to the shares of Common Stock registered hereby was calculated in accordance with Section 6(c) of the Securities Act and Rule 457(c) adopted thereunder, using the average bid and asked prices of the Common Stock as reported by the Nasdaq SmallCap Market on July 22, 1996, which was $1.35 per share. $782.93 of such registration fee was paid on January 18, 1996, when the registration statement to which this second amendment relates was first filed; such fee related to 2,270,486 shares of Common Stock encompassed by such registration statement. The balance of such registration fee was paid in conjunction with the filing, on July 30, 1996, of the first amendment to this registration statement.

               CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b)

Item                                                    Caption or
No.            Form S-1 Caption                    Location in Prospectus
- ----           ----------------                    ----------------------

1.   Forepart of the Registration Statement     Forepart of Registration
     and Outside Front Cover of Prospectus      Statement; Outside
                                                Front Cover Page of
                                                Prospectus

2.   Inside Front and Outside Back              Inside Front and Outside
     Cover Pages of Prospectus                  Back Cover Pages of Prospectus

3.   Summary Information, Risk Factors          Prospectus Summary;
     and Ratio of Earnings to Fixed Charges     Risk Factors

4.   Use of Proceeds                            Plan of Distribution

5.   Determination of Offering Price            Plan of Distribution

6.   Dilution                                   Plan of Distribution

7.   Selling Security Holders                   Selling Stockholders;
                                                Plan of Distribution

8.   Plan of Distribution                       Plan of Distribution

9.   Description of Securities to               Description of Capital Stock
     be Registered

10.  Interests of Named Experts and             Legal Matters; Experts
     Counsel

11.  Information with Respect to the            Prospectus Summary; Risk
     Registrant                                 Factors; The Company; Market
                                                for Capital Stock; Dividends;
                                                Capitalization; Selected
                                                Consolidated Financial
                                                Information; Management's
                                                Discussion and Analysis of
                                                Financial Condition and
                                                Results of Operation;
                                                Business; Management;
                                                Principal Shareholders;
                                                Certain Transactions

12.  Disclosure of Commission Position          Plan of Distribution
     Position on Indemnification for
     Securities Act Liabilities

6,356,248 PREVIOUSLY ISSUED SHARES OF COMMON STOCK, 205,000 SHARES OF COMMON
    STOCK ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS AND 1,000,000
                 NEWLY ISSUABLE SHARES OF COMMON STOCK
                 -------------------------------------

                      HANOVER GOLD COMPANY, INC.

     This Prospectus relates to 6,356,248 previously issued and outstanding shares of common stock, par value $.0001 per share (the "Common Stock"), of Hanover Gold Company, Inc. (the "Company" or "Hanover"), a Delaware corporation, which are owned and offered for resale by the Selling Stockholders; 205,000 shares of Common Stock issuable upon the exercise of outstanding options, which are also owned and offered for resale by the Selling Stockholders; and 1,000,000 newly issuable shares, which are offered for sale by the Company by certain of its directors and executive officers on a best efforts basis at prices equal to the closing sales price of the Common Stock as reported on the Nasdaq SmallCap Market as of the dates of sale. The Company will not receive any of the proceeds from the sale of the shares offered hereby for resale by the Selling Stockholders.

     The Selling Stockholders acquired the shares during 1995 and 1996 as consideration for certain mining claims and interests, as consideration for other services rendered on the Company's behalf, in exchange for their shares of Hanover Resources, Inc. ("Hanover Resources") and Group S Limited ("Group S") pursuant to the merger of these companies with and into the Company, or for cash pursuant to the terms of a securities purchase agreement between the Company and one of its affiliates.

     The Selling Stockholders propose to sell the shares from time-to-time or at any time during a period of eighteen months after the registration statement of which this Prospectus is a part has become effective, in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Some or all of such shares may be sold in transactions involving broker-dealers, who may act solely as agent or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholders and, if they act as agent for the purchaser, also from the purchaser. Selling Stockholders and any such broker-dealers may be deemed to be "underwriters," as that term is defined in the Securities Act. Any commissions received by such broker-dealers in connection with such sales, and any profits received from the resale of shares acquired by such broker-dealers as principal, may be deemed to be underwriting discounts and commissions pursuant to the Securities Act. No commission or other form of remuneration will be paid with respect the sale of the 1,000,000 shares offered hereby by the Company.

     Of the shares offered hereby for resale by the Selling Stockholders, 2,741,169 shares are subject to the terms of lock-up agreements between the Company and certain of such Selling Stockholders limiting the number of shares each such person may resell while the registration statement of which this Prospectus is a part is effective. See "Selling Stockholders" and "Plan of Distribution."

     The Company has paid all fees and expenses incident to the registration of the shares. Normal commission expenses, brokerage fees and applicable transfer taxes relating to the shares offered hereby by the Selling Stockholders are payable by the Selling Stockholders.

     The Common Stock is traded on the Nasdaq Stock Market under the symbol "HVGO". On August __, 1996, the closing sales price per share of the Common Stock, as reported by the Nasdaq SmallCap Market, was $___.

    THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS" AT PAGES 5 AND 7 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                Underwriting Discounts         Proceeds to Selling
                           Price to Public         or Commissions              Stockholders/Company
Sales Per Share By:
  Selling Stockholders     See Text Above           See Text Above              See Text Above
  The Company              See Text Above           See Text Above              See Text Above



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

           THE DATE OF THIS PROSPECTUS IS SEPTEMBER 3, 1996.

PERSONS WHO PUBLICLY REOFFER THE SECURITIES OFFERED HEREBY IN THE UNITED STATES MAY BE DEEMED UNDER CERTAIN CIRCUMSTANCES TO BE "UNDERWRITERS" AS THAT TERM IS DEFINED IN SECTION 2(11) OF THE SECURITIES ACT. PERSONS PLANNING TO REOFFER SUCH SECURITIES PUBLICLY IN THE UNITED STATES SHOULD CONSULT WITH THEIR COUNSEL PRIOR TO ANY SUCH REOFFER IN ORDER TO DETERMINE WHETHER SUCH REOFFERS SHOULD BE ACCOMPANIED BY DELIVERY OF A PROSPECTUS.
                         ____________________

                         AVAILABLE INFORMATION

     Hanover has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4, as amended on Form S-1 (the "Registration Statement") pursuant to the provisions of the Securities Act and the rules and regulations promulgated thereunder for the registration of the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Hanover and the shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto and financial statements and notes incorporated by reference as a part thereof. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, or incorporated by reference to exhibits previously filed, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Hanover is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statements and the exhibits thereto, and other reports and information filed by Hanover with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the following regional offices of the Commission upon payment of prescribed fees: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. Hanover's Common Stock is traded on the Nasdaq SmallCap Market. Materials filed by Hanover can be inspected at the offices of The National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.






         [The balance of this page has been intentionally left blank.]

                            PROSPECTUS SUMMARY

The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                The Company

     Hanover Gold Company, Inc. (the "Company") was organized as a Delaware corporation in 1984 and is in the business of acquiring and maintaining gold mining properties in the Alder Gulch area of the Virginia City Mining District in southwestern Montana for exploration and future development. Although the Company has no established proven or probable reserves, recent compilations of data derived from the Company's exploration activities in 1995 and data collected earlier by Kennecott Exploration Company ("Kennecott") support Kennecott's previous estimate of a potential mineralized gold deposit on the properties of approximately 26,000,000 tons, having an average grade of .0615 ounces per ton. A mineralized deposit is a mineralized body which has been delineated by appropriate drilling or underground sampling to support estimates of tonnage and average mineral grade. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recovery and other factors has been conducted, and the economic feasibility of exploiting the deposit has been determined. The Company has not yet undertaken such a comprehensive evaluation. See "The Company" and "Business."

     Effective August ____, 1996, Hanover Resources and Group S, each of which was affiliated with the Company and both of which controlled significant mining claims and interests in the Alder Gulch area contiguous to those of the Company, were merged into the Company. As consideration for the merger, the Company issued 2,270,486 new shares of Common Stock to the former stockholders of Hanover Resources and Group S in the transaction; an additional 3,625,000 shares of Common Stock were also issued to the stockholders of Hanover Resources, in exchange for the same number of shares of Common Stock then held by Hanover Resources, which shares were then canceled. Such shares comprise a portion of the shares offered hereby by the Selling Stockholders. The merger was approved by the boards of directors and stockholders of Hanover Resources and Group S on December 29, 1995, and was approved by the board of directors and stockholders of the Company on April 18, 1995 and July 31, 1996, respectively. See "Business" and "Selling Stockholders."

     The principal executive offices of the Company are located at 1000 Northwest Boulevard, Suite 100, Coeur d'Alene, Idaho 83814. The Company's telephone number is (208) 664-4653.

                             The Offering

     The securities being offered consist of: 6,356,248 previously issued and outstanding shares of Common Stock, which are owned and offered for resale by the Selling Stockholders; 205,000 shares of Common Stock issuable upon the exercise of outstanding options, which are also owned and offered for resale by the Selling Stockholders; and 1,000,000 newly issuable shares of Common Stock, which are offered for sale by the Company by certain of its directors and executive officers on a best efforts basis. See "Plan of Distribution."

     The shares offered for sale by the Selling Stockholders will be sold in secondary transactions at varying prices. The shares offered and sold by the Company will be sold at prices equal to the closing sales prices of the Common Stock as reported by the Nasdaq SmallCap Market as of the dates of sale. The Company will receive no proceeds from the sale or distribution of the shares offered hereby for resale by the Selling Stockholders. Proceeds from the sale of the shares offered by the Company will be used for general corporate purposes, including additional exploration of the Company's Alder Gulch mining properties.

     The Selling Shareholders, which include certain affiliates of the Company, acquired the shares in private placements within the United States for cash, in exchange for their interests in Hanover Resources and Group S, as consideration for mining properties and other assets conveyed to the Company, or for services rendered on the Company's behalf, at prices or values per share equal to then-prevailing market prices for the Common Stock. Of the shares offered hereby for resale by the Selling Stockholders, 1,837,142 shares were issued in consideration for cash, at prices ranging from $0.35 to $1.00 per share; 3,319,427 shares were issued in conjunction with the merger of Hanover Resources and Group S with and into the Company; and 1,404,679 shares, inclusive of options for the purchase of 205,000 shares, were issued as consideration for certain mining claims and interests located in the Alder Gulch area or for services rendered on the Company's behalf.

     Affiliates of the Company holding shares of Common Stock offered hereby for resale by the Selling Stockholders have entered into lock-up agreements with the Company limiting the number of shares each such person may resell while the registration statement of which this Prospectus is a part is effective. Such persons are generally precluded from reselling any shares during the first six months following the effective date of the registration statement (or until February 3, 1997) and thereafter may generally sell, during each successive six-month period, up to 15% of the shares offered hereby for resale by each such Selling Stockholder. See "Selling Stockholders" and "Plan of Distribution."

     As of August __, 1996, 19,848,022 shares of Common Stock were outstanding or deemed outstanding pursuant to presently exercisable options or other purchase commitments. See "Management" and "Principal Stockholders."

     The Common Stock of the Company is approved for quotation on the Nasdaq SmallCap Market under the symbol HVGO. See "Market for Capital Stock."

                               Risk Factors

     Investment in the shares is extremely risky and suitable only for persons who can afford a loss of their investment. Hanover has lost money in every year since its inception and has only limited cash resources and no proven or probable reserves. Development of its Alder Gulch mining properties is contingent on a number of factors, including additional drilling and other exploratory activities to determine the economic feasibility of development, and the procurement of funds or the negotiation of other arrangements, such as a joint venture arrangement with a major mining company, to finance such exploration and, if warranted, development activities. See "Risk Factors."

               Statement Regarding Forward Looking Information

     The Company's ability to develop and profitably operate its Alder Gulch mining properties is dependent on a number of future events. These events include: the establishment, through additional drilling and other exploratory activities, of delineated gold reserves on the properties sufficient to warrant commercial production; the successful negotiation of a joint venture agreement or other economic arrangement with a major mining company to finance such additional exploration activities, and if warranted, commercial production of the properties; the procurement of all necessary permits and other governmental approvals for such development; the procurement of bank or other financing to support such development activities; sustained market prices for gold sufficient to enable the Company to develop the properties profitably; and the procurement by the Company of additional capital, through the sale of additional securities or otherwise, to support its working capital needs.

     Statements contained in this Prospectus regarding the Company's future prospects and economic performance, including those contained in the section of this Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", are expressly conditioned on these future events, as stated therein and in other sections of this Prospectus.

     Prospective purchasers of the shares of Common Stock offered hereby are cautioned that these future events may or may not occur. Were these events not to occur, the Company's prospects for developing and profitably operating its Alder Gulch mining properties would be materially and adversely diminished. This would have the effect of significantly diminishing the value of the Company and, correspondingly, the value of the shares of Common Stock offered hereby.

                             RISK FACTORS

The following matters, in addition to those discussed elsewhere in this Prospectus, should be carefully considered before purchasing the shares offered hereby.

No Established Mineral Reserves; No Significant Mining Operations

     The Company has not yet established either proven or probable reserves on its Alder Gulch mining properties and no assurance can be given that any reserves will be established. Although previous engineering and geological studies lead management to believe that a significant potential mineralized gold deposit exists, no comprehensive evaluation of the properties based upon unit cost, grade, recovery and other factors, has been undertaken to determine whether the properties contain a commercially viable ore body, or reserve. Accordingly, the Company cannot presently determine whether development of the Alder Gulch properties is economically feasible. Significant additional drilling and other exploratory activities will have to be undertaken before any such determination can be made. Although certain members of management are or were affiliated with other companies engaged in significant mining operations, the Company itself has engaged in only limited and relatively insignificant mining operations in the Alder Gulch area since inception. See "The Company", "Business" and "Management."

History of Losses

     The Company has lost money in every year since its inception. The Company reported a net loss of $779,916 for the six months ended June 30, 1996, and a net loss of $2,321,569 for the year ended December 31, 1995. Cumulative losses for the period from inception through June 30, 1996 were $5,104,071. The Company received only limited revenues from mining operations conducted in 1994 and 1995, and such operations have since been suspended.
For the first three months of 1995, the Company reported a net loss of $627,743, and for the years ended December 31, 1994 and 1993, the Company reported losses of $1,247,973 and $252,046, respectively. The Company expects to incur losses from operations for the next several years as the result of increased expenditures associated with the management of exploration and development activities on its Alder Gulch properties. This trend is expected to continue until such time, if ever, as it profitably develops its Alder Gulch mining properties. See "Selected Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operation", "Business" and Consolidated Financial Statements.

Project Development

     The Company's mining assets consist of 493 contiguous claims and one mining lease, all in the Alder Gulch area, which are in the exploration stage. The Company currently estimates that capital expenditures for ongoing operations, inclusive of amounts payable to the landowner-lessors of its mining claims, will total approximately $1,000,000 during the remainder of 1996, and may be significantly more in ensuing years if, as and when the Alder Gulch properties are placed into production. The Company will fund 1996 expenditures, in part, from proceeds to be received from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby; in part, from funds expected to be contributed to a joint venture comprising the Company and another mining company, assuming the Company is successful in negotiating such an arrangement; and in part, from possible additional sales of Common Stock, including sales pursuant to an existing securities purchase agreement between the Company and an affiliate. The Company presently does not have any agreement, understanding or arrangement with another mining company regarding joint exploration or development of the Alder Gulch properties, and no assurance can be given such a joint venture arrangement can be successfully negotiated. Similarly, no assurance can be given that the Company would be successful in obtaining funds through the sale of additional shares of its Common Stock, were it to undertake an offering. The Company's estimate of capital expenditures for the project is based upon currently available information and could increase or decrease depending upon a number of factors beyond the Company's control. It is not unusual in new mining operations to experience unexpected problems during the development phase. As is described under " - Risks Inherent in the Mining Industry Generally," the mining business is subject to a number of risks and hazards. There can be no assurance these risks and hazards will be avoided if, as and when the Alder Gulch properties are developed. See "The Company" and "Business."

Significant Rental and Royalty Obligations

     The Company does not own the majority of its Alder Gulch mining claims outright, but instead leases the claims from various landowner-lessors under various lease and purchase option agreements, to whom it pays rentals and royalties in exchange for the right to conduct mining activities. At June 30, 1996, these rental obligations aggregated approximately $8,700,000, of which $400,000 is payable in 1996 and the balance of which is payable over a seven year period at the approximate rate of $1,350,000 per year. Production royalty obligations with respect to these claims, which become payable once minerals are produced from the claims, range from 0.5% to 5%. The Company presently does not have sufficient funds to meet its rental obligations beyond 1996, and if such funds cannot be obtained when such obligations become due, the Company will forfeit its interests in these claims. See "Business."

Part-Time Management

     The Company restructured its management in early 1996 and, among other matters, replaced its two full-time executive officers, Fred R. Schmid, who was formerly chairman and president of the Company, and Stephen J. Schmid, who was formerly secretary and treasurer; both continue to consult with the Company. James A. Fish, the Company's current chairman and president, is also vice president and general counsel of N. A. Degerstrom, Inc., Spokane, Washington, a privately-held company engaged in railroad, heavy highway and bridge construction, large open pit mining and worldwide mineral exploration. Neal A. Degerstrom, the president of N. A. Degerstrom, Inc., is also a director and principal shareholder of the Company and one of several persons comprising the Degerstrom group of investors whose members own approximately 30% of the Company's outstanding Common Stock deemed outstanding as of the date of this Prospectus.

     The Company also relocated its principal offices to Coeur d'Alene, Idaho in early 1996, and in conjunction with this move elected Wayne Schoonmaker as secretary and treasurer. Mr. Schoonmaker is a certified public accountant whose duties are divided between the Company and other clients for whom he performs accounting services. Frank Duval, who may be deemed to be an executive officer of the Company and who has acted on the Company's behalf as an advisor since late 1995, has been the subject of certain Securities and Exchange Commission proceedings within the past ten years. In addition, a business enterprise with whom Mr. Duval is affiliated filed for protection from creditors under federal bankruptcy laws within the past ten years. See "Management."

Shares Eligible for Future Sale; Effect on Market Price of Common Stock

     As the result of the registration under the Securities Act of the 7,561,348 shares offered hereby, a total of 11,696,948 shares of Common Stock, inclusive of 4,135,600 shares publicly offered by the Company in 1993 and 1994, are now available for sale in the secondary market. These shares represent approximately 59% of the Company's Common Stock deemed outstanding (approximately 56% if all 1,000,000 shares offered hereby by the Company are sold). Of these, 10,582,129 shares, or approximately 53% of the outstanding and deemed outstanding shares of Common Stock, are owned by directors, executive officers and other affiliates of the Company. Although the Common Stock is approved for quotation on the Nasdaq SmallCap Market, trading activity in this market is sometimes characterized by infrequent transactions. As a consequence, the sale from time-to-time of the shares offered hereby by the Selling Stockholders, and resales of the Common Stock offered hereby on behalf of the Company may have the effect of depressing the market price of the Common Stock. See "Market for Capital Stock" and "Description of Capital Stock."

Possible Issuance of Additional Shares

     On February 26, 1996, the Company announced that it had entered into a letter of intent with Easton-Pacific and Riverside Mining Company ("Easton-Pacific") contemplating a possible merger of Easton-Pacific into the Company in exchange for 14,368,713 shares of the Company's Common Stock. Easton-Pacific has advised the Company that it owns or controls 36 patented and 137 unpatented mining claims in the Alder Gulch area, all of which are contiguous to the Company's claims, and an additional 35 patented and 58 unpatented claims near Norris and Pony, Montana, some 35 miles northwest of the Alder Gulch area. As of the date of this Prospectus, management of the Company cannot predict whether the letter of intent will culminate in a definitive merger agreement with Easton-Pacific, or whether any such agreement would be approved by the companies' boards of directors and stockholders. Were the transaction contemplated by the letter of intent to be completed, the number of outstanding shares of the Company's Common Stock would increase by approximately 41%. This would result in a corresponding decrease in the percentage ownership interests of the Company's present stockholders and would increase the number of shares available for sale in the secondary market, which could have the effect of further depressing the market price for the Common Stock. See "Business."

Risks Inherent in the Mining Industry Generally

     The Company is subject to all of the risks inherent in the mining industry, including environmental hazards, industrial accidents, labor disputes, unusual or unexpected geologic formations, cave-ins, flooding and periodic interruptions due to inclement weather. Such risks could result in damage to, or destruction of, mineral properties and production facilities, personal injury, environmental damage, delays, monetary losses and legal liability. The Company does not presently maintain insurance covering environmental or other catastrophic liabilities, and is not expected to do so unless and until it is economically feasible to do so. Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from exploration and production activities) is not generally available to the Company or other companies in the mining industry at present. Were the Company subjected to environmental liabilities, the payment of such liabilities would reduce the funds available to the Company. Were the Company unable to fund fully the cost of remedying an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of remedial activities. In addition to the foregoing risks, the Company will also encounter or be subject to competition from other mining companies having significantly greater resources than the Company, governmental regulation of its mining activities and practices, the speculative nature of mineral exploration and development, operating hazards, fluctuating metals prices, and inflation and other economic conditions over which it has no control.

Environmental Matters

     The Company's Alder Gulch properties are located in southwestern Montana, which, has a history as a major mining area. Although management believes the Company will meet existing criteria for additional permits and approvals necessary to large scale development, substantial planning will be required in order to comply with the requirements of existing and proposed laws and regulations, and no assurance can be given that large scale development of the Alder Gulch properties, if warranted, will be timely realized. See "Business."

Fluctuating Prices of Gold

     The Company's ability to obtain additional funds through a joint venture with another mining company or otherwise, and its ability to develop the Alder Gulch properties, if warranted, will be significantly influenced by the price of gold. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, such as inflation, the strength of the United States dollar relative to foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world.



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

                               THE COMPANY

The Company

     Hanover was organized as a Delaware corporation in 1984 and is in the business of acquiring and maintaining gold mining properties in the Alder Gulch area of the Virginia City Mining District in southwestern Montana for exploration and future development. Although the Company has no established proven or probable reserves, recent compilations of data derived from the Company's exploration activities in 1995 and data collected earlier by Kennecott support Kennecott's previous estimate of a potential mineralized gold deposit on the properties of approximately 26,000,000 tons, having an average grade of .0615 ounces per ton.

     A mineralized deposit is a mineralized body which has been delineated by appropriate drilling or underground sampling to support estimates of tonnage and average mineral grade. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recovery and other factors has been conducted and the economic feasibility of exploiting the deposit has been determined. The Company has not yet undertaken such a comprehensive evaluation.

The Alder Gulch Mining Properties

     The Company's mining assets comprise 493 contiguous claims and one mining lease, all located in the Alder Gulch area. The Company acquired these claims beginning in 1990, through the acquisition of Hanover International Limited ("Hanover International") and a series of subsequent subleasing and option agreements with Hanover Resources and Group S, and from nonaffiliated third parties. Hanover International was controlled by Fred R. Schmid, a director of the Company and its former chairman and president, and by members of his immediate family; Hanover Resources was controlled by Mr. Schmid and such persons, and by Group S; and Group S was controlled by Mr. Schmid and members of his immediate family, and by Nicholas S. Young, Laurence Steinbaum and Pierre Gousseland, who are also directors of the Company. As is disclosed elsewhere in this Prospectus, Hanover Resources and Group S were merged into the Company effective as of August ____, 1996, in exchange for 2,270,486 new shares of the Company's Common Stock. An additional 3,625,000 shares of Common Stock were also issued to the stockholders of Hanover Resources in the transaction, in exchange for the same number of shares of Common Stock then held by Hanover Resources; the shares held by Hanover Resources were then canceled. See "Business."

Exploration and Development Activities

     The Company's efforts to develop its mining properties commenced in 1992 when the Kearsarge group of claims, 33 additional claims held by Hanover Resources and 216 mining claims held by Group S were contributed to a joint venture. This joint venture, in turn, entered into a mining venture agreement with Kennecott, pursuant to which Kennecott was to have received a 51% interest in the claims and certain options rights, and in return would conduct a $5,700,000 multi-year work program and pay interim rentals and royalty obligations to the various landholders from whom the Company, Hanover Resources and Group S leased their claims. Kennecott withdrew from the mining venture in March of 1995 when it was unable to acquire additional claims in the Alder Gulch area believed necessary to support a large-scale mining development.

     The Company engaged in limited exploration activities and minor production activities in the Alder Gulch area in 1993 and 1994, largely as the result of its relationship with Kennecott and with proceeds derived from financing activities undertaken or completed in 1994. These exploration and development activities included the reopening of the Kearsarge and Apex mines (the latter of which was acquired in 1993 from Group S, which held an 80% interest in the mine, and from a nonaffiliated party), underground development, diamond drilling, mapping and sampling, lithologic logging of the drill holes, assaying, mining and milling. These activities were suspended due to a lack of funds following Kennecott's withdrawal from the mining venture. See "Properties."

     Through June 30, 1996, the Company and its affiliates have expended approximately $2,225,106 to conduct exploration and limited development activities on the Alder Gulch properties, and approximately $6,410,201 to pay rental and royalty payments to the landowner-lessors of the properties. Approximately $8,457,747 of these expenditures have been capitalized and will be depleted using the estimated recoverable units method at such time, if ever, as the properties are placed into production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 5 to the Consolidated Financial Statements of the Company.

                          MARKET FOR CAPITAL STOCK

     The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "HVGO". The following table sets out the high and low prices per share for the Common Stock for the first and second quarters of 1996, and for 1995 and 1994, as reported by Nasdaq. The prices reported reflect inter-dealer prices, without regard to retail mark-ups, mark-downs or commissions, and do not necessarily reflect actual transactions. High and low sales prices are shown for all quarters.


                             1996                   1995                                  1994
                    High           Low         High         Low             High               Low
First Quarter       $2-3/8         $ 1       $1-5/8         $ 1/4          $3-7/8              $2-1/8
Second Quarter      $2-7/8         $1-1/4    $1-1/16        $ 5/16         $3-1/2              $2-3/8
Third Quarter (1)   $1-5/8         $1-1/2    $2-1/2         $13/16         $2-3/4              $2
Fourth Quarter                               $2             $ 3/4          $2-1/2              $1-3/8
____________________

(1) Through August ____, 1996.

     The number of holders of Common Stock of record on August ____, 1996 was approximately 1,200.


                                 DIVIDENDS

     The Company has declared no cash or stock dividends on its Common Stock since inception, and in the opinion of management of the Company will declare cash dividends in the future only if the earnings and capital of the Company are sufficient to justify the payment of such dividends.


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

                           CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to give effect to the merger of Hanover Resources and Group S into the Company and the sale of the 1,000,000 shares of Common Stock offered hereby by the Company at an assumed price of $____ per share, which was the closing sales price of the Common Stock as reported on the Nasdaq SmallCap Market as of the date of this Prospectus. The table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. The Company will receive no proceeds from the sale of the shares offered hereby by the Selling Stockholders. See "Index to Financial Statements."

                                                              Proforma
                                        At June 30, 1996    June 30, 1996
                                        ----------------    -------------

Stockholders' equity:
  Preferred Stock, par value $.001 per share:
   Authorized: 2,000,000 shares
   Issued: 0 shares; proforma 0 shares
  Common stock, par value $.0001 per share:
   Authorized: 48,000,000 shares
   Issued: 17,577,536 shares; proforma:
   20,848,022 shares                          1,758 (1)           2,085 (2)
Additional paid in capital               16,284,629          __________ (2)
   Accumulated deficit                   (5,104,071)         (5,104,071)
Total stockholders' equity              $11,182,316         $
____________________

(1) Consists of 16,029,678 shares of Common Stock outstanding as of June 30, 1996 and 1,547,858 additional shares issuable pursuant to presently exercisable options and purchase commitments.

(2) After giving effect to the issuance of an additional 2,270,486 shares in conjunction with the merger of Hanover Resources and Group S into the Company, and the issuance of the 1,000,000 shares offered hereby by the Company at an assumed price of $____ per share. The prices at which such shares are sold by the Company during the pendency of the offering made hereby will equal the closing sales prices of the Common Stock as reported on the Nasdaq SmallCap Market as of the dates of sale, and therefor may differ from the assumed price shown in the foregoing table.



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

                     SELECTED FINANCIAL INFORMATION

Selected Financial Information of the Company

     The selected consolidated financial data set forth below has been derived from, and should be read in conjunction with the Company's consolidated financial statements. The selected financial data for the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been selected by the Company and derived from the Company's consolidated financial statements appearing elsewhere in this Prospectus, which have been audited by Zeller Weiss & Kahn, Mountainside, New Jersey. The consolidated financial data shown below for the six-month periods ended June 30, 1996 and 1995 and as of June 30, 1996 and 1995, are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected financial data should be read in conjunction with, and is qualified by such financial statements and the notes thereto. See "Index to Financial Statements." This data does not reflect the merger of Hanover Resources and Group S with and into the Company, which occurred effective August ____, 1996 and which will be accounted for as a purchase of interests under common control. See "Supplemental Actual and ProForma Combined Financial Information of the Company, Hanover Resources and Group S." For historical financial information with respect to Hanover Resources and Group S, reference is made to such companies' historical financial statements appearing elsewhere in this Prospectus.



                          Six Months
                         Ended June 30,                           Years Ended December 31,
                         --------------            -------------------------------------------------
                        1996       1995            1995          1994       1993      1992      1991
                        ----       ----            ----          ----       ----      ----      ----
                          (in thousands of dollars, except share amounts and number of shares)
Statement of
  Operations Data
Income                  $   3.5    $  249.3       $  499.3       $  216.4  $      -  $      -  $     -
Net loss                  778.7       687.0        2,321.6        1,248.0     252.0     205.3    260.5
Loss per share of
 Common Stock              0.05        0.07           0.20           0.15      0.03      0.05     0.07

Balance Sheet Data
Total assets             9,543.4    8,023.8        8,310.4        8,293.6   8,112.6   3,098.6  1,375.2
Current liabilities        427.7      723.4          358.9          457.3     505.1     364.4    177.5
Stockholders
  equity                $9,745.9   $7,300.4       $7,951.5       $7,835.7  $7,357.5  $2,634.3  $1,197.7
Weighted average
number of shares of
Common Stock
outstanding: (1)       15,736,683  10,016,930     11,728,882     8,314,859 7,498,786 4,402,178 3,410,390

Other Financial Data
Description, depletion
 and amortization          13.5      71.6           38.2           28.4      4.9        1.4      0.2
Capital expenditures     2,478.1     792.2          578.7         1,546.9   1,174.4    169.1       0
_____________________

(1)  As of June 30, 1996, 16,029,678 shares of Common Stock were outstanding and an additional 1,547,858 shares were deemed outstanding pursuant to presently exercisable options and purchase commitments.

Supplemental Selected Actual and ProForma Combined Financial Statements of the Company, Hanover Resources and Group S

     The following tables set forth certain selected actual and proforma combined financial information of the Company, Hanover Resources and Group S as of June 30, 1996 and December 31, 1995 to illustrate the effects of their combination accounted for as a purchase of interests under common control. This supplemental information should be read in conjunction with the historical financial statements of the Company, Hanover Resources and Group S, including the notes thereto, which are included elsewhere in this Prospectus. The supplemental information does not purport to represent what the combined financial information actually would have been had the combination occurred at the beginning of the periods presented or to project the combined financial position or results of operations of the combined companies for any future date or period.

                                                  At June 30, 1996
                              (in thousands of dollars, except share amounts and number of shares)
                               ------------------------------------------------------------------
                                      Historical                           ProForma (1)
                              --------------------------------        ------------------
                              The            Hanover                  Combined Financial
                              Company        Resources      Group S       Statement
                              -------        ---------      -------   ------------------
Statement of Operations Data
  Income                      $  3.5         $31.2          $0             $ 34.7
  Net income (loss)           (778.7)         13.5          (1.1)          (766.4)
  Net income (loss) per share
   of common stock             (0.05)         0.01          (0.01)         (0.05)

Balance Sheet Data
  Total assets                9,543.4        1,402.0        778.7          10,200.0
  Current liabilities            47.7          411.1        509.7             434.5
  Stockholders equity         9,115.7          990.8        144.0           9,765.5
  Weighted average number
   of shares of common
   stock outstanding          15,736,682 (2) 2,137,970     153,875              --

Other Financial Data
  Depreciation, depletion
   and amortization              13.6             0              0             13.6
 Capital expenditures (3)     2,478.1         1,342.7        292.8          4,113.6
_____________________


(1)  Reference is made to the section of this Prospectus entitled "Supplemental Actual and ProForma Combined
Financial Statements of the Company, Hanover Resources and Group S," including the adjustments for combination described therein.

(2)  As of June 30, 1996, 16,029,678 shares of common stock of the Company were outstanding and an additional 1,547,858 shares were deemed outstanding pursuant to presently exercisable options and purchase commitments.

(3)  Consists of capitalized lease payments with respect to certain of the Alder Gulch mining claims and interests.


          [The balance of this page has been intentionally left blank.]

                                               At December 31, 1995
                              (in thousands of dollars, except share amounts and number of shares)
                               ------------------------------------------------------------------
                                     Historical                              ProForma (1)
                              -------------------------------------        ------------------
                              The            Hanover                       Combined Financial
                              Company        Resources      Group S             Statement
                              -------        ---------      -------        -------------------
Statement of Operations Data
  Income                      $  499.3       $    128       $ 0                 $  499.3
  Net income (loss)           (2,321.6)           2.8       (10.4)              (2,329.2)
  Net income (loss) per share
   of common stock               (0.20)             0       (0.07)                 (0.15)

Balance Sheet Data
  Total assets                 8,310.4          1,919.1     1,288.3                    --
  Current liabilities            358.9             92.5         9.2                    --
  Stockholders equity          7,951.5            977.3       145.1                    --
  Weighted average number
   of shares of common
   stock outstanding        11,728,882 (2)    2,137,970     153,875             15,920,164

Other Financial Data
  Depreciation, depletion
   and amortization              38.2                 0           0                     0
  Capital expenditures          578.7           1,342.7       292.8               2,214.2
____________________


(1)  Reference is made to the section of this Prospectus entitled "Supplemental Actual and ProForma Combined
Financial Statements of the Company, Hanover Resources and Group S," including the adjustments for combination described therein.

(2)  As of December 31, 1995, 13,649,678 shares of Common Stock of the Company were outstanding and an additional 2,347,858 shares were deemed outstanding pursuant to presently exercisable options and purchase commitments.

(3)  Consists of capitalized lease payments with respect to certain of the Alder Gulch mining claims and interests.




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
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATION

Summary

     1995 was a transitional year for the Company. It began disappointingly in March with Kennecott's decision to withdraw from the mining venture with the Company, Hanover Resources and Group S, a decision that forced the Company and its affiliates to curtail their exploration and development activities on the Alder Gulch properties due to a lack of funds. Starting in June, however, the Company was buoyed by an infusion of new capital from an investor group lead by Neal A. Degerstrom, and by the business and technical mining experience Mr. Degerstrom and his associates brought to the Company. By the end of the year, the Company had restructured its senior management team and had significantly progressed its agenda to consolidate the mining claims in the Alder Gulch area for possible large-scale development. As of the date of this Prospectus, the Company does not have the cash resources necessary to explore or develop its properties, nor a development agreement with any major mining company. The Company has received expressions of interest from a number of North American mining companies concerning a joint venture or other economic arrangement to explore and develop the properties, and is presently discussing such possibilities with representatives of these companies.

Results of Operations

     Six Months Ended June 30, 1996. The Company had total assets of $9,745,937 at June 30, 1996, compared to $8,310,364 at December 31, 1995. At
June 30, 1996, these assets consisted of $166,020 in current assets, $8,591,427 in resource properties and claims, $87,762 in property and equipment, net of depreciation, and $900,728 in other assets, inclusive of $880,804 in notes receivable from affiliates. This compares to $6,147,279 in resource properties and claims, $102,819 in property and equipment, net of depreciation, $1,210,024 in other assets, inclusive of $800,804 in notes receivable from affiliates at December 31, 1995. The increase in total assets at June 30, 1996 is attributable primarily to an increase in resource properties and claims stemming from the Company's acquisition of additional mining claims and interests in the Alder Gulch area. The decrease in current assets is primarily due to: a decrease in cash for the period, which is itself attributable to the payment of increased expenses of operation; payment of consulting fees to former executive officers of the Company and the Company's geological consultant, a portion of which were accrued during the year ended December 31, 1995; payment of directors and officers liability insurance premiums; and increased legal and accounting expenses incurred in connection with the acquisition of additional mining claims and interests, the filing of various reports required to be filed under federal securities law, and the merger of Hanover Resources and Group S with and into the Company.

     The Company's current assets at June 30, 1996 consisted of $91,842 in cash, $29,494 in inventory and $1,250 in prepaid expenses, compared to $723,162 in cash, $29,494 in inventory and $97,586 in prepaid expenses at December 31, 1995.

     Total current liabilities at June 30, 1996 were $427,705, compared to total current liabilities of $358,860 at December 31, 1995. At June 30, 1996, these liabilities consisted of $105,000 in notes payable, $242,042 in accounts payable and $80,663 in accrued expenses. This compares to $48,654 in notes payable, $221,756 in accounts payable and $38,450 in accrued expenses at December 31, 1995. The increase in notes payable is attributable to additional loans incurred during the period to fund operations. The decrease in accounts payable during the six months ended June 30, 1996 is due to the accelerated pay down of accounts when operations were transferred from the Company's former New York office.

     Revenues for the six month period ended June 30, 1996 consisted of $3,511 received from the sale of carbon products. General and administrative expenses for the 1996 period were $783,427, up from $582,191 during the comparable period in 1995.

     During the six months ended June 30, 1996, the Company experienced a loss from operations of $778,772, or approximately $0.05 per share, compared to a loss of $687,030, or approximately $0.07 per share, during the comparable period in the previous year. The increase in losses is due primarily to increases in general and administrative expenses during the period, which are themselves attributable to increased consulting fees incurred in connection with the continued evaluation of the Company's Alder Gulch mining properties.

     1995 compared to 1994. At December 31, 1995, the Company had working capital of $491,382, current assets of $850,242 and current liabilities of $358,860. This compares to current assets of $917,075 and current liabilities of $457,261 at December 31, 1994. The increase in working capital at year-end is attributable to sales of common stock to Neal A. Degerstrom and associated persons during the year. Current assets consisted of $723,162 of cash, $29,494 of inventory and $97,586 of prepaid expenses; the decrease in current assets during the year is primarily attributable to adjustments to the market value of inventory.

     Total assets of the Company at December 31, 1995 were $8,310,364, compared to $8,293,628 for the previous year. At year-end 1995, the Company's total assets, net of current assets, consisted of $6,147,279 in resource properties and claims, $102,819 in property and equipment, net of depreciation, and $1,210,024 in reclamation bonds and other assets, including $880,804 in note receivables from affiliates. This compares to $5,616,829 in resource properties and claims, $139,114 in property and equipment, net of depreciation, $1,620,610 in reclamation bonds and other assets, including $527,572 in note receivables from affiliates for the prior year. The increase of $530,450 in resource properties and claims during the year is the result of the capitalization of rental payments made to the landowner-lessors of the claims during the year, and the slight decreases in property and equipment, and reclamation bonds and other assets is attributable to equipment sales.
The $764,087 reduction in notes receivable from affiliates during the year is primarily the result of the write down of the note receivable from Geneva Mill L.C.

     During the year ended December 31, 1995, the Company generated revenues of $499,299, of which $250,000 was attributable to a non-recurring option payment under the Kennecott mining venture and $249,299 was attributable to sales of refined gold during the year. Gold sales during the previous year, by comparison, were $216,418. The increase in gold sales during the year is attributable to increased production at the mill and higher ore grades at the Kearsarge mine. The Company's mining operations were suspended in March of 1995 due to a lack of funds following Kennecott's withdrawal from the mining venture; mill operations were similarly suspended in April of 1995.

     The Company experienced a net loss from operations of $2,321,569, or $0.20 per share, in 1995, compared to a net loss of $1,247,973, or $0.15 per share, for the year ended December 31, 1994. The increase in losses is primarily attributable to an increase of $291,031 in general and administrative expenses (which aggregated $922,847 for the year), the $779,921 write down of the note receivable from Geneva Mill L.C., a $32,509 loss on the sale of equipment and a $9,814 increase in depreciation expense. The cost of goods mined increased by $165,853, to $1,076,668, in 1995, compared to $910,815 in the previous year. The increase in general and administrative expenses is primarily due to a $78,281 increase in insurance costs, a $126,770 increase in public relations expenses, a $79,545 increase in officers salary, a $53,142 increase in professional fees and a $21,999 in consulting and engineering costs. During the year ended December 31, 1995, auto expenses decreased by $14,924 and meeting-related expenses, travel and entertainment expenses and office and telephone charges decreased by $57,315. The Company earned $29,306 in interest income during the year, compared to $106,655 for the year ended December 31, 1994. The decrease in interest income is attributable to significantly lower levels of invested funds during the year.

     During the year-ended December 31, 1995, the Company also reversed a prior period salary accrual of $542,347 attributable to Fred R. Schmid, which resulted in a commensurate decrease in accrued expenses. The Company also recognized a decrease of $779,921 in the carrying value of a $1,595,200 note received from Geneva Mill L.C. in 1994 in connection with its acquisition and rehabilitation of a carbon-in-leach processing facility near Radersburg, Montana, some 60 miles from the Company's Alder Gulch properties. The decision to finance the acquisition of the mill was made prior to Kennecott's withdrawal from the mining venture, and was based on prior management's belief that its Alder Gulch claims could be mined underground and that the ores could be economically transported and milled at the Geneva Mill facility. New management has since concluded that the claims can be more economically mined using open pit methods and that the Geneva Mill lacks the capacity for large-scale processing. At December 31, 1995, the Company was attempting to sell the equipment at the mill on behalf of Geneva Mill L.C. and estimated that approximately $220,000 could ultimately be recovered. Approximately $779,921 of the amount advanced to Geneva Mill L.C was expended to acquire materials used in operations, and to pay for power and labor at the facility. As noted in this Prospectus, the Company transfered the Geneva Mill facility and related real properties to Roy Moen and related parties in partial consideration for a $3,000,000 reduction in rental and royalty obligations payable with respect to mining claims leased by the Company's Group S affiliate. This transaction was effective as of April 26, 1996.

     1994 compared to 1993. The Company had total assets of $8,293,628 at December 31, 1994, compared to $8,112,529 at December 31, 1993. At
December 31, 1994, these assets consisted of $917,075 in current assets, $5,616,829 in resource properties and claims, $139,114 in property and equipment, net of depreciation, and $1,620,610 in reclamation bonds and other assets, including $1,600,955 in notes receivable from affiliates. This compares to $2,966,781 in current assets, $4,154,883 in resource properties and claims, $83,019 in property and equipment, and $285,206 in reclamation bonds and other assets at December 31, 1993. The increase in total assets at December 31, 1994 is attributable primarily to an increase in the Company's receivables from affiliates, the most significant of which were $981,279 in advances to Geneva Mill L.C. during the year for plant acquisition, crushing equipment, refurbishing, the installation of new pumps, the construction of tailings ponds and liners, trucking equipment, end loaders and working capital, and a $130,000 advance to Group S so that it could meet its royalty payment obligations. As previously noted, Group S is affiliated with the Company.

     The Company's current assets at December 31, 1994 consisted of $646,141 in cash and accounts receivable, $181,238 of inventory and $89,696 of prepaid expenses, compared to $2,884,368 in cash, $835 in accounts receivable, $70,439 of inventory and $11,139 of prepaid expenses at December 31, 1993. Operating revenues of the Company for the year ended December 31, 1994 were $216,418.
No operating revenues were received in 1993.

     Total liabilities at December 31, 1994 were $707,621, compared to total liabilities of $755,064 at December 31, 1993. At year-end 1994, these liabilities consisted of $411,930 in accounts payable, $45,331 in accrued expenses and $250,000 in deposits against a purchase option. This compares to $97,525 in accounts payable, $16,109 in accrued expenses and $250,000 in deposits at December 31, 1993. In addition, the Company owed $13,819 to its Hanover Resources affiliate, which was paid during 1994. The increase in accounts payable during 1993 is primarily due to increased mine-related activities. The Company had no sales in 1993, compared to gold sales of $216,418 during 1994.

     During the year ended December 31, 1994, the Company experienced a loss from operations of $1,247,973, compared to a loss of $252,046 in the previous year. The increase in losses during 1994 is due primarily to an increase in mining costs of $910,815 during the year, an increase in depreciation of $23,500, an increase in general and administrative costs of $362,566 and an increase in interest income of $84,536.

     The cost of goods mined increased to $910,815 in 1994, which was the Company's first year of production. Milling, smelting and timber costs amount to $283,049 during the year, contract mining expenses amounted to $117,177, and haulage and direct labor amounted to $104,656 and $117,350, respectively.

     General and administrative expenses were primarily due to a $55,000 increase in officers salaries, a $15,326 increase in auto expenses, a $41,492 increase in insurance costs, a $97,173 increase in deferred offering and public relations costs, a $16,483 increase in professional fees, a $17,729 increase in rent, a $13,121 increase in repairs, a $48,730 increase in travel expenses, a $24,008 increase in office-related expenses, an $11,133 increase in transfer agent's fees and a $9,365 increase in telephone expenses.

     The increase in interest income during 1994 is attributable to significantly higher levels of invested funds during the year.

Liquidity and Capital Resources

     As a consequence of Kennecott's withdrawal from the mining venture in March 1995, the Company assumed full responsibility for certain landowner rental and royalty obligations on its Alder Gulch mining claims. At
December 31, 1995 the rental and royalty obligations payable in 1996 totalled $1,255,120. Management believes the Company will meet its 1996, largely because of financing commitments that have been made by Neal A. Degerstrom and associated persons, who have purchased 5,457,142 shares of Common Stock under the June 1995 securities purchase agreement and amendments as of the date of this Prospectus, and are obligated to purchase an additional 542,858 shares of Common Stock at various times during the period ending October 16, 1996, which will result in additional proceeds to the Company of approximately $271,500. However, unless the Company is able to negotiate a joint venture or other agreement with a major mining company for the continued exploration and development of the Alder Gulch claims, it may continue to experience a shortage of working capital.

     The Company has incurred aggregate losses of $5,104,071 from inception through June 30, 1996 because it has not yet been able to place the Alder Gulch properties into large-scale production. The Company's inability to achieve this objective is attributable to a number of factors, including Kennecott's unexpected withdrawal from the mining venture and the Company's lack of success, judged at least historically, in consolidating the various claims and interests in the area. Although the Company was able to conduct fairly extensive exploration and limited development of the properties, largely as the result of its former arrangement with Kennecott, significant additional work must be performed to support further development efforts. The Company has received expressions of interest from several North American mining companies regarding a joint venture or other economic arrangement to explore and develop the properties, and believes such an arrangement will be concluded during 1996.

     As discussed elsewhere in this report, the Company has recently restructured its management and taken significant additional steps to consolidate the Alder Gulch claims. In addition, the Company has completed a compilation of geologic and other technical data generated from its and Kennecott's prior exploration activities. (See "Business.") Management believes these activities will have a positive effect on the Company's performance during 1996, and that the Company will be successful in negotiating a joint venture or other arrangement with a major mining company to explore and, if warranted, develop its properties.

     Although the Company's operations are subject to general inflationary pressures, these pressures have not had a significant effect on operations, particularly since early 1995 when mining and processing operations were suspended for lack of funds. If the Company resumes exploration and development activities, which can be expected during 1996 if it is successful in negotiating a joint venture or other economic arrangement with another mining company, inflation will result in an increase in the cost of goods and services necessary to its mining operations.

     1995 compared to 1994. Cash flow from operating activities in 1995 reflected the use of $1,869,350 in cash, which is a decrease in the use of cash during 1994 of $884,737. The increased use of cash during 1995 was attributable to higher net operating losses during the year, which amounted to $2,321,569, an increase of $1,073,596 over the prior year; a decrease in accounts payable and accrued expenses during the year of $122,959, an increase of $137,364 over the prior year; an increase of $198,867 in amounts due from Hanover Resources during the year, an increase of $181,454 over the prior year; and a decrease in the option payable of $250,000. In addition, cash flow increased during 1995 by $764,087, an increase over 1994 of $1,739,859 as the result of a decrease in notes receivable during the year of $1,739,859, a decrease in inventory of $262,543, a decrease in prepaid expenses of $78,557 and an increase in loans payable of $214,638.

     Cash flow from investing activities during the year reflected the use of $564,843 in cash, as compared to $1,546,855 in 1994, which was a difference of $982,012. The decrease in cash flow from investing activities during 1995 is primarily attributable to a decrease in the amount of mining properties and other intangible assets purchased during the year.

     Cash flows from financing activities increased during 1995 by $448,498 over 1994. Of this increase, $349,844 was attributable to proceeds received from the sale of the Company's common stock during the year, $48,654 was attributable to a note receivable and $50,000 was attributable to a loan from Neal A. Degerstrom, an affiliate of the Company.

     1994 compared to 1993. Cash flows from operating activities in 1993 reflected the use of $212,919, primarily as the result of a net loss of $252,046 during the year. Cash was used during the year primarily to offset increases in notes receivable of $97,611, inventory increases of $70,439, increases in amounts due from affiliates of $266,079 (of which $97,884 is attributable to Hanover Resources and $168,195 was attributable to Group S) and a decrease in loans payable of $311,829. Sources of cash during the year were a decrease in deferred offering expenses of $95,716, an increase in accounts payable of $397,525, accrued expenses of $152,893 and an option payable of $150,000.

     Cash flow from investing activities reflected the use of $1,174,415 of cash during the year, which was primarily attributable to purchases of property and equipment aggregating $81,210 and the purchase of mining properties and other intangible assets which aggregated $1,093,205.

     Cash flow from financing activities during the year reflected an increase in cash of $4,127,578, which reflects proceeds received by the Company from the sale of its common stock.

     Cash flows from operating activities in 1994 reflected the use of $2,754,087 of cash, an increase of $2,541,168 of cash used in operating activities during 1993. The primary uses of cash during 1994 were to offset a net loss during the year of $1,247,973 (which was an increase in net losses of $995,927 over the prior year) and an increase in notes receivables during the year of $975,772 (an increase of $878,161 over 1993 amounts). Cash flow increased by $14,405 during 1994, as compared to a cash flow increase of $550,418 during 1993, and was primarily attributable to increases in accounts payable and accrued expenses. Cash flow increased by $14,405 during 1994 due to an increase in accounts payable and accrued expenses as compared to 1993, where the increase in cash flow was $550,418. Other increases in cash flow during 1993 compared to 1994 were due to an increase in an option payable, which was $150,000 in 1993 and zero in 1994.

     Cash flow from investing activities reflected the use of $1,546,855 in cash during 1994, an increase of $372,440 compared to 1993. The increase is attributable to an increase in mining properties and other intangible assets during the year.

     Cash flows from financing activities in 1994 reflect an increase of $2,062,716 in cash, which is due to the receipt during the year of proceeds from the sale of the Company's Common Stock. This represents a decrease of $2,064,862 during 1994 over 1993, when the Company received $4,127,578 from the sale of its Common Stock.

                                 BUSINESS

Overview of the Company

     Hanover was organized as a Delaware corporation in 1984 and is in the business of acquiring and maintaining gold mining properties in the Alder Gulch area of the Virginia City Mining District in southwestern Montana for exploration and future development.

     The Company restructured its management early in 1996 and is actively pursuing efforts to consolidate its mining claims with those of other affiliated and nonaffiliated entities in the area, which will significantly increase the Company's land position in the area and the potential for additional discovery. The Company has received expressions of interest from several major North American mining companies regarding a joint venture or other arrangement to explore and develop its properties, and is currently pursuing discussions with representatives of these companies toward this objective. As of the date of this Prospectus, no agreement, understanding or arrangement regarding future exploration or development of the properties has been reached; management believes, however, that a joint venture agreement or other arrangement will be concluded during 1996.

     The Company's efforts to develop its mining properties commenced in 1992 when the Kearsarge group of claims, 33 additional claims held by Hanover Resources and 216 mining claims held by Group S were contributed to a joint venture. This joint venture, in turn, entered into a mining venture agreement with Kennecott pursuant to which Kennecott was to have received a 51% interest in the claims and certain options rights, and in return would conduct a $5,700,000 multi-year work program and pay interim rentals and royalty obligations to the various landholders from whom the Company, Hanover Resources and Group S leased their claims. Kennecott withdrew from the mining venture in March of 1995 when it was unable to acquire additional claims in the Alder Gulch area believed necessary to support a large-scale mining development.

     During 1993 and 1994 the Company raised $6,616,960 in capital from a public offering of warrants for the purchase of 4,135,600 shares of Common Stock. The Company raised an additional $2,200,000 during 1995 from the sale to an affiliate of 4,057,142 additional shares of Common Stock in a private placement. These funds, together with funds contributed by Kennecott under the mining venture, were the primary sources of funds used to maintain the Company's mining claims and finance its exploration and limited development activities through 1995.

     In June of 1995, the Company entered into a securities purchase agreement with Neal A. Degerstrom to provide financing to the Company. Mr. Degerstrom is the president of N. A. Degerstrom, Inc., Spokane, Washington, a privately-held company engaged in railroad, heavy highway and bridge construction, large open pit mining and worldwide mineral exploration. As of the date of this Prospectus, Mr. Degerstrom and associated persons have invested approximately $2,500,000 in the Company, and have committed to invest approximately $271,500 of additional funds during the period ending October 16, 1996. In consideration for these investments, Mr. Degerstrom and such persons have been issued 5,457,142 shares of Common Stock (approximately 28% of the Company's Common Stock deemed outstanding as of the date of this Prospectus, which will increase to approximately 30% once the additional 542,858 shares are purchased).

     Subsequent to June of 1995, the Company stepped up its efforts to acquire additional claims and interests in the Alder Gulch area, with a view toward entering into a joint venture or other economic arrangement with a major mining company for additional exploration and possible large-scale development of the properties. (See "-Continued Consolidation of Claims in the Alder Gulch Area.") As previously noted, the Company is presently holding discussions with representatives of several North American mining companies familiar with the Alder Gulch area, and believes it could conclude a joint venture agreement or other arrangement to explore and develop the properties during 1996. As of the date of this Prospectus no such agreement, understanding or arrangement has been reached.

     The Company is solely engaged in mining, which is a single industry segment.

Degerstrom Group Financing and Management Restructuring

     As previously noted, the Company entered into a securities purchase agreement with Neal A. Degerstrom in June of 1995 in order to provide the Company with funds sufficient to meet its obligations to the landowner-lessors of the Company's Alder Gulch mining claims. The Company issued and sold 2,857,142 shares of Common Stock to Mr. Degerstrom and associated persons in June of 1995, at the price of $0.35 per share. In addition, the Company granted Mr. Degerstrom options to purchase an additional 2,142,858 shares on or before April 15, 1996, at the price of $0.50 per share.

     Pursuant to a first amendment to the purchase agreement, dated October 31, 1995, the Company issued and sold an additional 300,000 shares of Common Stock to other of Mr. Degerstrom's associates, at the price of $1.00 per share. Pursuant to a second amendment approved by the board of directors on January 27, 1996, the Company issued and sold 700,000 additional shares to certain existing and new associates of Mr. Degerstrom, at the price of $1.00 per share. The second amendment also revised the terms and conditions of the previously granted options to enable Mr. Degerstrom to exercise them as and when funds were needed by the Company to meet its rental and royalty obligations to the landowner-lessors of its mining claims.

     Pursuant to a third amendment to the purchase agreement approved by the board of directors on March 3, 1996, Mr. Degerstrom firmly committed to purchase the 2,142,858 shares of Common Stock represented by the previously granted options, and the options themselves were rescinded. These shares are to be purchased by Mr. Degerstrom at the price of $0.50 per share (which is equal to the exercise price of the former options) on or before the dates the former options were to have been exercised: 400,000 shares were purchased on April 15, 1996 by N. A. Degerstrom, Inc., which is controlled by Mr. Degerstrom; an additional 1,000,000 shares were purchased on June 1, 1996; and the remaining 542,858 shares will be purchased on or before October 16, 1996. Proceeds received by the Company from the purchase of these shares will be used to ensure payment of rental and royalty obligations coming due in 1996, and as working capital.

     The purchase agreement also provided that, at such time as 2,857,142 shares were purchased by Mr. Degerstrom and his associates, Mr. Degerstrom would have the exclusive right to nominate three members for election to the Company's board of directors and the right to appoint a new president.
Mr. Degerstrom exercised his director nomination rights at meetings of the board of directors of the Company held on August 17, 1995 and September 13, 1995, at which times he, James A. Fish and F. D. Owsley were elected to the seven-person board of directors. The presidential appointment rights were exercised at a meeting of the board of directors held on March 3, 1996, at which Mr. Fish was appointed to succeed Fred R. Schmid; Mr. Fish was also appointed to succeed Mr. Schmid as chairman in May of 1996. The nomination and appointment rights granted to Mr. Degerstrom will continue to be exercised so long as he and his associated purchasers collectively own at least fifteen percent (15%) of the Company's outstanding Common Stock. The Company and its board of directors have agreed to take such action as is appropriate and consistent with their powers to ensure that such rights can be exercised.

     According to a Schedule 13D filed by Mr. Degerstrom and associated purchasers as a group, Mr. Degerstrom has disclaimed beneficial ownership of the shares owned by such associated persons (other than shares owned by N. A. Degerstrom, Inc.) and such associated persons have disclaimed beneficial ownership of the shares owned by Mr. Degerstrom and N. A. Degerstrom, Inc.

Recent Consolidation and Acquisition Activities

     The Company's activities in 1995 and early 1996 were dominated by Kennecott's withdrawal from the mining venture and the Company's decision to suspend all mining activities due to lack of funds, and by the Degerstrom financing transaction, both of which are described above, and by the merger of Hanover Resources and Group S into the Company, the continued consolidation of other claims and interests in the Alder Gulch area, and the compilation of existing geologic and other data from the Alder Gulch claims, which are described below in further detail.

     Merger of Affiliated Companies. The boards of directors and stockholders of the Company, Hanover Resources and Group S approved a plan of merger, effective as of August ____, 1996, pursuant to which Hanover Resources and Group S have been merged into the Company in exchange for the issuance of 2,270,486 shares of Common Stock to the stockholders of Hanover Resources and Group S, and the distribution to Hanover Resources' stockholders of 3,625,000 additional shares of Common Stock in exchange for the same number of shares of Common Stock then held by Hanover Resources.

     Under the terms of the merger agreement, the Company issued 1,271,110 shares of Common Stock to acquire Hanover Resources (the Company actually issued 4,896,110 shares to the Hanover Resources stockholders, of which 3,625,000 shares were simultaneously exchanged for the same number of shares of Common Stock then held by Hanover Resources, which shares were then canceled), and issued 999,376 shares to acquire Group S, taking into account a 193,220 share adjustment to repay loans made by the Company to Group S. A total of 2,270,486 new shares of Common Stock were issued in the transaction, which represented approximately 11% of the Company's outstanding Common Stock as of the effective date of the merger.

     The number of shares issued in the merger was determined and approved by the boards of directors of each company, and was based on three factors: namely, the amount each company had invested to acquire and maintain its properties, the estimated mineral values of the properties held by each company, and (in the case of Hanover Resources) its existing ownership of 3,625,000 shares of the Company's Common Stock. These amounts and values, once determined, were then correlated to a presumed market values for the Common Stock of $3.00 per share and $1.50 per share, which approximated the market values of the stock during the period of the Kennecott mining venture and immediately prior to Kennecott's withdrawal from the mining venture in March of 1995, respectively.

     As part of the merger, all inter-company balances were eliminated and various mining sublease and option agreements between or among the three companies were terminated. Prior to the merger, the Company was a party to three such agreements with Hanover Resources: under the terms of a July 1990 sublease and option agreement, the Company was obligated to pay Hanover Resources minimum monthly royalties of $10,000; under the terms of a December 1990 claim option agreement, the Company was obligated to pay Hanover Resources $450,000 for five mining claims; and under a February 1992 assignment agreement, the Company was obligated to pay Hanover Resources 70% of all gold and silver mined from Hanover Resource's interest in 28 mining claims, and in addition, was obligated to pay Hanover Resources a management fee of $15,000 per month. Under the terms of an August 1993 sublease agreement with Group S, the Company was obligated to pay Group S 20% of the net profits from the sale of production derived from the Apex mining claims. As previously noted in this Prospectus, Hanover Resources was controlled by Fred R. Schmid, a director of the Company and its former president, and members of his immediate family. Group S was also controlled by Mr. Schmid and members of his immediate family, and by certain other affiliates of the Company.

     As a consequence of the merger, the Company assumed ongoing rental and royalty obligations with respect to Hanover Resources' and Group S's mining claims. The Company's, Hanover Resources' and Group S's aggregate rental and royalty obligations to the landowner-lessors of their respective claims were approximately $8,700,000 as of June 30, 1996, of which approximately $5,300,000 was formerly attributable to Hanover Resources' claims and approximately $3,400,000 was formerly attributable to Group S's claims. As described below under "-Continued Consolidation of Claims in the Alder Gulch Area," the Company reached an agreement with one such landowner-lessor in April of 1996, which reduced the amount of Group S's obligation by approximately $3,000,000, in exchange for the forgiveness of certain indebtedness, the issuance of shares of the Company's common stock, and the assignment of an unusable ore processing facility and other mining equipment. See Note 14 to the Consolidated Financial Statements.

     The Company has accounted for the merger of Hanover Resources and Group S as a purchase and not as a pooling of interests. Under purchase accounting treatment, the excess, if any, of the fair value of the shares of common stock issued in a merger over the book value of the assets to be acquired is charged to good will and is required to be amortized over a period of fifteen years. Because Hanover Resources and Group S are affiliated with the Company, the Company has recorded their assets at cost in the merger, and has not ascribed any value to good will.

     The boards of directors of the Company, Hanover Resources and Group S approved the proposed merger for a variety of reasons, the principal reason being to consolidate the mining properties of the three companies under a single entity so that the Company can move forward in a simple, straightforward manner with continued exploration and development. Although the constituent companies' mining claims are contiguous, the terms of the related party transactions through which they were controlled would have made it difficult, in management's opinion, to proceed with any comprehensive financing or mine development plan. Such transactions were eliminated as a result of the merger, however, and such fact, management believes, has already better positioned the Company to negotiate with other mining companies regarding a joint venture or other arrangement to develop the properties. The merger consolidation has also placed the Company in a more prominent role in the Alder Gulch area, and has improved management's ability to enter into negotiations for the acquisition of other mining properties in the area.

     As a consequence of the merger, the Company's mining properties now consist of some 493 contiguous claims and one mining lease having an estimated potential mineralized gold deposit, based on Kennecott's activities, of approximately 26,000,000 tons, having an average grade of .0615 ounces per ton. A mineralized deposit is a mineralized body which has been delineated by appropriate drilling or underground sampling to support estimates of tonnage and average mineral grade. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recovery and other factors has been conducted and the economic feasibility of exploiting the deposit has been determined. Mineralized deposit estimates are based on widely spaced drill hole data and should not be confused with drill indicated reserves. Drill indicated reserves can only be established through extensive in-fill drilling (usually on 50 foot centers), and are interpreted within the mining industry to be a much more reliable estimate of a mining property's economic potential than is a mineralized deposit estimate. Reserves are classified as either proven, probable, possible or inferred reserves, and reflect the degree of certainty, established by drilling and other exploratory means, that a given property contains metalliferous ores that can be mined and extracted at a profit. The Company has not yet undertaken additional drilling or a comprehensive evaluation of the Alder Gulch properties.

     Continued Consolidation of Claims in the Alder Gulch Area. The Company has made substantial progress in its efforts to consolidate the mining claims belonging to nonaffiliated entities in the Alder Gulch area since June of 1995. These efforts are described below.

     Additional Apex Claims. In early February of 1996, the Company announced that it had acquired the remaining 20% interest in seven patented and one unpatented mining claim in the Apex mine area from a nonaffiliated entity for $90,000, and that it had also entered into an agreement to acquire a 0.5% gross overriding royalty interest burdening the Company's Kearsarge group of claims held by another nonaffiliated entity in exchange for 5,000 shares of Common Stock and options to acquire an additional 5,000 shares, exercisable on or before November 1, 1997 at the price of $2.50 per share.

     Possible Merger with Easton-Pacific. On February 26, 1996, the Company announced that it had entered into a letter of intent with Easton-Pacific contemplating a possible merger of Easton-Pacific into the Company in exchange for 14,368,713 shares of Common Stock. Easton-Pacific has advised the Company that it owns or controls 36 patented and 137 unpatented mining claims in the Virginia City area, near the Alder Gulch, all of which are contiguous to the Company's claims, and an additional 35 patented and 58 unpatented claims near Norris and Pony, Montana, some 35 miles northwest of the Alder Gulch. The proposed number of shares to be issued in the contemplated transaction is based upon a number of factors, including the presumed value of Easton-Pacific's mineral resources, the absence of any landowner royalty obligations with respect to the Easton-Pacific claims and the market price of the Company's Common Stock at the time negotiations commenced.

     The Easton-Pacific letter of intent provides for a 90 day due diligence period (which was extended for sixty additional days, until July 15, 1996), during which each company will investigate each other's mining claims, technical data and mineral resources, and any environmental or litigation risks to which either may be subject. Depending on the results of these investigations, the companies will then enter into a definitive merger agreement, consummation of which will be subject to the approvals of the boards of directors and stockholders of each company, the delivery of a fairness opinion by an independent financial advisor, and the preparation and effectiveness of a registration statement under federal and state securities laws.

     As of the date of this Prospectus, management of the Company cannot predict whether these due diligence investigations will culminate in a definitive merger agreement with Easton-Pacific, or whether any such agreement will be approved. As a consequence of its due diligence activities to date, the Company has discovered that Easton-Pacific's Norris and Pony mining claims, located some 35 miles from the Alder Gulch area, may be subject to yet unasserted environmental claims under the Comprehensive Environmental Response and Liability Act ("CERCLA") and the Montana Comprehensive Environmental Cleanup and Responsibility Act (the "Montana Act"). Although Easton-Pacific has expressed a willingness to segregate these claims from the Alder Gulch claims, such segregation would not, in the opinion of management of the Company, necessarily relieve the Company from successor liability for environmental cleanup costs under CERCLA and the Montana Act. Moreover, were Easton-Pacific to segregate the Norris and Pony claims in an acceptable manner--thereby reducing the likelihood the Company would be liable for such costs as a successor entity--such segregation likely would result in the transaction being restructured as an asset acquisition, as opposed to a merger, the effect of which would render the transaction taxable to Easton-Pacific and its shareholders. Based on the Company's current discussions, it does not appear as if Easton-Pacific is amenable to proceeding with the transaction under these circumstances.

     The uncertainty of the Easton-Pacific transaction is further compounded by the fact that the Tabor and Moen transactions, which are described elsewhere in this Prospectus, have, in the opinion of the Company's management, benefitted the Company's Alder Gulch mining claims (and thereby increased their potential value, assuming mining activities are commenced), without any corresponding increase in the potential value of Easton-Pacific's Alder Gulch mining claims. As a consequence, management of the Company presently believes that the transaction cannot be completed, as a merger or otherwise, unless Easton-Pacific consents to a significant reduction in the number of shares of the Company's Common Stock it would receive as consideration for its Alder Gulch mining claims. Easton-Pacific has conducted only limited exploration activities on its properties, and thus far has not been able to demonstrate to the Company that its mining claims contain a minable gold deposit warranting the consideration set forth in the letter of intent.

     Acquisition of Claims from Tabor Resources. Effective March 25, 1996, the Company entered into an asset purchase agreement with Tabor Resources Corporation, a Minnesota corporation, for the purchase of ten patented and 120 unpatented mining claims, and one mining lease, covering properties located in the Alder Gulch area. The Company has issued Tabor 525,000 shares of Common Stock in the transaction and also agreed that if, during the two year period commencing with the effective date of the agreement, the average bid price of the Common Stock during any period of thirty consecutive trading days does not exceed $2.00 per share, it will issue Tabor such number of additional shares sufficient to raise the aggregate market value of the shares then owned by Tabor to $2.00.

     As part of the transaction, the Company also agreed to prepare and file a registration statement under the Securities Act (of which this Prospectus is a part) covering the shares of Common Stock to be issued to Tabor, which shares comprise a portion of the shares offered by the Selling Stockholders hereby. The Company also agreed to maintain the registration statement of which this Prospectus is a part in effect for a period of eighteen months to enable Tabor to resell the shares should it so choose. In addition, the Company has granted Tabor certain piggy-back registration rights under the Securities Act, the effect of which is to enable Tabor to include any shares remaining unsold following the termination of effectiveness of the registration statement described above in any registration statement subsequently filed by the Company relating to securities to be sold for the account of the Company or for the accounts of any of its affiliates.

     Restructuring of Certain Rental and Royalty Obligations. As previously noted, the Company does not own their Alder Gulch mining claims outright, but instead leases the claims from various landowner-lessors under various lease and purchase option agreements, to whom it pays rentals in exchange for the right to conduct mining activities. At June 30, 1996, these rental obligations aggregated approximately $8,700,000, of which $400,000 is payable in 1996, and the balance of which is payable over a seven year period at the approximate rate of $1,350,000 per year. Approximately $5,300,000 of this amount was payable with respect to claims leased by Hanover Resources and approximately $3,400,000 was payable with respect to claims leased by Group S. Production royalty obligations with respect to these claims, which become payable once minerals are produced from the claims, range from 0.5% to 5%.

     Since late 1995, management of the Company has made a concerted effort to renegotiate the terms of certain of these leases to reduce the Company's future cash requirements and, more importantly, to lessen the production royalty obligations and thereby make the claims more attractive to joint venture or other development. Effective April 26, 1996, Group S entered into an agreement with Roy Moen and related interests amending the terms of an October 1991 lease and option agreement covering 216 mining claims in the Alder Gulch area. Under the terms of the former agreement, Group S was obligated to pay Moen aggregate rentals and other costs of $7,581,764 over a period of seven years, of which $4,150,000 was payable during a three year period beginning in 2001. In addition, once the claims were placed into production Group S was also obligated to pay Moen a landowner's production royalty (essentially a royalty equal to the sales price of the minerals produced, less smelting charges) of up to 5% if the price of gold was $425 per ounce or higher, declining to 1% if the event the price of gold was less than $425 per ounce. The agreement further provided that Group S would acquire a proportionate ownership interest in the claims as rental payments were made, thereby reducing the risk of forfeiture in the event Group S was unable to meet its obligations.

     The amendment agreement reduces Group S's overall rental obligations by $3,000,000 and establishes a new payment schedule providing for bi-annual payments of $200,000 to $300,000, commencing October 16, 1996 and ending September 1, 2002. The revised agreement also reduces, from 5% to 2.5%, the production royalty Moen will receive if the claims are placed into production. Like the former agreement, the production royalty declines to 1% in the event the price of gold is less than $425 per ounce; unlike the former agreement, the Company will not acquire a proportionate ownership interest in the claims as rental payments are made. Rather, such ownership will become vested only when all future rental payments, now totalling $3.4 million, have been made. Pursuant to an amendment to the April 26, 1966 agreement, dated June 28, 1996, Moen has also granted Group S the right to commingle ores taken from the claims and to measure the volume of such ores from vertical side lines perpendicular to the outside boundary lines of the claims.

     In consideration of the reductions in rental and royalty obligations payable to Moen, the Company issued 250,000 shares of Common Stock to Moen, and granted Moen three-year options, exercisable at the price of $2.00 per share, to acquire an additional 200,000 shares. The Company also agreed to prepare and file a registration statement under the Securities Act covering the shares and the shares underlying the options, which are included in the registration statement of which this Prospectus is a part. The Company is obligated under its agreement with Moen to maintain the effectiveness of the registration statement for a period of eighteen months years so that Moen may resell the shares.

     As further consideration for the agreed reductions, the Company forgave approximately $89,000 in indebtedness which Moen and a related entity incurred in 1993 in connection with purchase of equipment and the customizing of a mill facility near Virginia City. The Company also transfered two mine trucks to Moen, having a book value at December 31, 1995 of $43,183, and caused Geneva Mill L.C. to assign and convey to Moen an unusable ore processing facility located in Radersburg, Montana, together with approximately twenty acres of real property on which the facility is located. (As is disclosed elsewhere in this Prospectus and in Note 5 to the Consolidated Financial Statements, the carrying value of a promissory note issued to the Company by Geneva Mill L.C. in 1994 in connection with the Company's financing of the mill's acquisition and refurbishment was written down in 1995 to $220,000.) In addition, N. A. Degerstrom, Inc., which is controlled by an affiliate of the Company, transfered to Moen certain equipment maintained at a Degerstrom-operated milling facility near Soda Springs, Idaho. Such equipment is estimated by Degerstrom to have a fair market value of approximately $30,000; the Company has agreed to compensate N. A. Degerstrom, Inc. for such value.

The Alder Gulch Properties

     Overview of the Properties. The Company's mining properties are located in the historic Alder Gulch area of the Virginia City Mining District in southwestern Montana, approximately 50 miles southeast of Butte, Montana.
Gold was first discovered in the area in 1863. An estimated 10,000,000 ounces of gold have since been produced from placer operations in the Alder Gulch and from an area extending 15 miles downstream from the Alder Gulch to the town of Alder, Montana. Gold has also been produced from lode mines in the area since the late nineteenth century, although historical production is difficult to estimate due to an absence of reliable records. The Company believes the historical production in the area is indicative of large gold-bearing mineral systems, and that the area has a very high potential for additional discovery.

     As of the date of this Prospectus, the Company's properties consisted of 493 contiguous mining claims and one mining lease covering an area of approximately 15.4 square miles. The topography of the area is mountainous, however the properties are seasonally accessible by road.

     The Company's Kearsarge and Apex claims area, and other prospects in the Virginia City Mining District, are interpreted to be Archean volcanogenic quartz carbonate facies Iron Formation deposits. These deposits are noted for their prolific gold production, and account for approximately 20% of current world production.

     The rocks and mineralization of the Virginia City Mining District have been overprinted by one or more metamorphic events, and by folding and faulting. The Kearsarge, Apex and other prospects occur in major shear zones; the data compiled by the Company indicate that the mineralization is stratabound and occurs in quartz carbonate feldspar rock units containing variable amounts of green muscovite, biotite, garnet, graphite and pyrite. There is evidence of hydrothermal alteration younger than metamorphism, which indicates the possibility of additional mineralization in the area.

     The Company's mining claims and lease in the Alder Gulch area (and those of Easton-Pacific) are more particularly identified on the following map.







          [Map showing location of claims and leasehold interests
                       in the Alder Gulch area.]

     Historical Exploration Activities on the Properties. During 1993 Kennecott conducted a surface drilling program on the Company's Alder Gulch claims and the adjoining claims owned by Group S. Eight diamond drill core holes were drilled to test the Big Vein and the Kearsarge Vein. These holes encountered significant mineralization. During 1994 and 1995 the Company drove approximately 3,000 feet of lateral and cross cut workings in the Kearsarge and Apex mines, and drilled 23 diamond drill core holes along and between the Big Vein and the Kearsarge Vein to evaluate and extend the mineralization encountered by Kennecott's drilling. The Company's recently concluded compilation included the results of mapping and sampling of the workings, lithologic logging of all underground drill holes, and splitting and assaying all previously unassayed intervals of the holes. The drill holes intercept mineralization over a strike length of 1,000 feet with a thickness that varies from 100 to 200 feet and a vertical extent of at least 480 feet. The vertically deepest hole ends in mineralization. Mineralization is open in all directions, particularly depth and across stratigraphic section. The following table sets forth information concerning drill holes representative of the grades and thickness encountered.

     Drill Hole     From      To        Length    Au opt
     ----------     -----     --        ------    ------

     UGKS 1          95.0     135.0      40.0     0.061
     UGKS 4          85.0     109.9      24.9     0.020
                    140.0     213.0      73.0     0.109
     UGKS 5          55.0      75.8      20.8     0.076
                    114.7     191.0      76.3     0.115
     UGKS 9          45.4      80.0      34.6     0.088
                    155.0     229.6      74.6     0.152
     UGKS 11         51.0     106.2      55.2     0.213
     UGKS 12          0.0     138.8     138.8     0.092
     7000-1           5.5     103.9      98.4     0.222
     7000-3           9.6     110.4     100.8     0.379
     7000-6           5.0      88.6      83.6     0.094
     KS 1           305.0     507.0     202.0     0.191
     KS 2           313.0     383.0      70.0     0.051
                    428.0     453.0      25.0     0.135
                    465.0     507.0      42.0     0.157
     KS 4           311.0     371.0      60.0     0.031
     KS 5           404.0     479.0      75.0     0.094
     KS 8           295.0     480.0     185.0     0.095

     Based on the Company's examination of the drill core, the underground workings, and the geology maps and cross sections, management believes that the mineral system is more extensive than the two parallel vein systems. The Big Vein and Kearsarge Vein and the interval between these structures are mineralized. The mineralization occurs in lenticular shaped bodies that vary in thickness on strike and dip. Additional drilling, however, will be required to detail the configuration of the mineralization and to define its limits in three dimensions. The estimated mineralized deposit to an average depth of 500 feet below the surface is approximately 6,000,000 tons with an average grade of .083 ounces of gold per ton.

     The mineralization has been overprinted by one or more metamorphic events, occurs in a major shear zone that is parallel to the regional strike of stratigraphy and has been dislocated by post mineral faulting along northwest, northeast and near horizontal faults. The data indicates the mineralization is stratabound, and gold occurs in quartz carbonate feldspar rock units with variable amounts of green muscovite, biotite, garnet, graphite and pyrite. The mineral system is interpreted to be an Archean volcanogenic quartz carbonate facies iron formation.

     The Company's work added detail to the Kennecott data and supports its estimates for the Kearsarge-Apex area. The volume of mineralization was indicated by the drilling (1,000' x 150' x 480') assuming an average grade of
0.1 ounce of gold per ton. However, these deposits have not been proven as reserves. The thickness and grade of mineralization, combined with metallurgical studies indicate that open pit mining and carbon-in-leach milling are the preferred methods for extracting the resource. The Company presently lacks the financial resources to resume mining.

     Future Exploration Activities. The Company has budgeted $250,000 for further exploration of the Alder Gulch properties during 1996. These exploration activities are dependent on funding, and are expected to include a continuation of surface geologic mapping and sampling, and additional diamond core drilling on the Kearsarge and Apex claims to define further the extent and grade of mineralization on these prospects. These activities will be supplemented by core drilling on other targets on the Company's claims, and on those claims acquired from Tabor Resources Corporation.

     As previously noted in this Prospectus, the Company has received expressions of interest from a number of North American mining companies regarding a joint venture or other economic arrangement to develop the Alder Gulch mining properties. The Company has entered into discussions with representatives of these companies and believes such an arrangement could be concluded during the next twelve months. Exploration activities to be conducted during the year are expected to be funded through such an arrangement.

     Mining, Environmental and Other Matters Pertaining to the Properties.
The Company, like other mining companies doing business in the United States, is subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water in the vicinity of its mining operations. These include "permitting" or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during mining operations, and reclamation or post-operation requirements designed to remediate the lands effected by a mining facility once commercial mining operations have ceased. Federal legislation and implementing regulations adopted and administered by the United States Environmental Protection Agency, the Bureau of Land Management--in particular, legislation such as the federal Clean Water Act, the Clean Air Act and the Comprehensive Environmental Response, Compensation and Liability Act--have a direct bearing on domestic mining operations.

     The Company's Alder Gulch properties are located in southwestern Montana, which, despite its history as a major mining area, has in the last decade gradually limited mine development as tourism and environmental concerns have assumed greater economic and political importance. Although mines continue to be approved for development in the state, the cost and uncertainty associated with the permitting process have resulted in fewer mining applications and higher operating costs for those mining companies seeking to do business in the state. Compliance with legislation and regulations--such as Montana's Metal Mine Reclamation Act and its Environmental Policy Act, which are administered by the Department of Lands, and the state's Air Quality Act and Water Quality Act, which are administered through various bureaus of the Department of Environmental Quality--while necessary for the protection of the state's lands and waters, have nonetheless made permitting and development difficult.

     In addition, the Montana Historical Society has recently announced plans to raise funds to acquire much of the town of Virginia City, near the Alder Gulch area, and convert it to an historical district; this could have an effect on future mining operations. A similar proposal by the federal National Park Service was abandoned last year due to Congressional budget cuts.
     Finally, a citizens initiative proposal scheduled to be voted upon in this November's general election, would, if approved, implement stringent water quality control standards throughout Montana which could have the effect of limiting or curtailing entirely certain mining development projects within the state, possibly including proposed development activities on the Company's Alder Gulch properties. As of the date of this Prospectus, it is not possible to predict with any degree of certainty whether the initiative will be approved.

     Gold was first discovered at Daylight Creek in the Alder Gulch area in 1863, and extensive mining activities in the area continued relatively unabated until the 1930s, when production from conventional mining processes dwindled. As a consequence of these activities, the Company believes it will experience less difficulty in obtaining permits for large scale mining development than would be the case were it seeking to develop an area that had no history of mining operations. The Company has obtained certain permits and approvals in conjunction with the limited exploration and minor development activities conducted on the Alder Gulch properties from 1993 to 1995, and believes that it will meet existing criteria for additional permits and approvals necessary to large scale development. Nonetheless, substantial planning will be required of the Company in order to comply with the requirements of these existing laws and regulations, and no assurance can be given that its proposed plans to conduct large scale development of the Alder Gulch properties will be timely realized. Extensive data regarding the effect of any such development on the air, water and scenic value of the area will have to be collected and analyzed at significant cost to the Company, and then presented to the various regulatory agencies in the form of a mine development and reclamation plan. These agencies will then review and evaluate the plan, and are free to reject it or impose additional requirements which could increase the cost of development to a level beyond that deemed economically feasible. It can be expected that the Company will encounter opposition from local environmental groups and organizations once its development plans are presented to the regulatory authorities and made available for public comment.

Other Activities

     The Company continually evaluates other precious metals mining opportunities for possible acquisition or joint venture, and from time-to-time engages in exploratory discussions regarding such opportunities. As of the date of this Prospectus, the Company has no agreement, understanding or arrangement with any person regarding the acquisition of mining properties outside the Alder Gulch area.

Executive Offices and Employees

     The Company's principal executive offices are located in a 1,850-square foot facility at 1000 Northwest Boulevard, Suite 100, Coeur d'Alene, Idaho 83814. (Prior to February 1, 1996, such offices were located at 14 Hewlett Drive, East Williston, New York 11596.) The Company leases these facilities at the rate of $11.65 per square foot, or approximately $21,600 per year. As of the date of this Prospectus, the Company employed two full-time and one part-time management, finance and administrative employees in Coeur d'Alene and in neighboring Spokane, Washington.




       [The balance of this page has been intentionally left blank.]

                             MANAGEMENT

Directors and Executive Officers

     The names, ages, business experience (for at least the past five years) and positions of the directors and executive officers of the Company as of the date of this Prospectus are set out below. The Company's board of directors consists of seven members. All directors serve until the next annual meeting of the Company's stockholders or until their successors are elected and qualified. Executive officers of the Company are appointed by the board of directors. As is disclosed elsewhere in this Prospectus, in the section entitled "Business-Degerstrom Group Financing and Management Restructuring," Mr. Degerstrom, Mr. Fish and Mr. Owsley were each appointed to the board of directors in September of 1995 and Mr. Fish was elected president of the Company in March of 1996, all pursuant to the terms of a securities purchase agreement between the Company and Mr. Degerstrom. Mr. Fish was subsequently elected chairman of the board of directors in May of 1996.

         Name                 Age  Position
         ----                 ---  --------
     James A. Fish            65   Chairman and President
     Neal A. Degerstrom       71   Director
     Pierre Gousseland        72   Director
     F.D. Owsley              63   Director
     Fred R. Schmid           61   Director
     Laurence Steinbaum       69   Director
     Nicholas S. Young        46   Director
     Frank D. Duval (1)       60   Chief Operating Officer (de facto)
     Merlin Bingham (1)       62   Exploration Manager
____________________

(1) Neither Mr. Duval nor Mr. Bingham are executive officers of the Company, but may be deemed such by virtue of their activities on behalf of the Company.


Biographies of Directors, Executive Officers and Key Individuals

     James A. Fish. Mr. Fish was appointed a director of the Company in September of 1995, President in March of 1996 and Chairman in May of 1996. He is also Vice President and General Counsel for N. A. Degerstrom, Inc., positions he has held since September of 1987. Prior to that, he was in private law practice with the firm of Winston & Cashatt in Spokane from 1980 through 1987, and at the firm of Fish, Schultz & Tombari from 1962 through 1980. Mr. Fish was employed as superintendent at S&F Construction from 1955 through 1962. He received a bachelor of arts degree in geology from Berea College in Kentucky in 1959 and a law degree from Gonzaga University School of Law in 1962.

     Neal A. Degerstrom.  Mr. Degerstrom was appointed a director of the
Company in September of 1995.   He is President of N. A. Degerstrom, Inc.,
Spokane, Washington, a privately-held company which has been engaged in heavy railroad, highway, bridge and dam construction, large open pit mining and worldwide mineral exploration since 1904, and prior to that was the managing partner of N. A. Degerstrom Company, the predecessor in interest to N. A. Degerstrom, Inc. Mr. Degerstrom has been a member of the Advisory Board of the College of Engineering at Washington State University, president of the Spokane Chapter of Associated General Contractors, a member of the Society of Explosives Engineers and the Society of Mining Engineers, and a trustee of the Northwest Mining Association. He received a Civil Engineering degree from Washington State University in 1949.

     Pierre Gousseland. Mr. Gousseland has been a director of the Company since July of 1992, and is also currently a director of SMB North America, Inc., SIRE, Latin-American Gold Company and Royal Gold, Inc. He was the former Chairman of the Board, Chief Executive Officer and director of AMAX, a director with AIG, Inc., Chase Manhattan International, Degussa AG, French American Banking Corp. Saurer Group Investments Ltd., IBM World Trade Europe/Middle East Africa Corp. and Pancontinental Mining Europe GmbH.
Mr. Gousseland received the degree of Ingenieur Civil des Mines from the Ecole Nationale Superieure des Mines and a law degree from the Sorbonne. He has been awarded the National Order of Merit in France and the Chevalier of Legion of Honor from France.

     F. D. Owsley. Mr. Owsley was appointed a director of the Company in September of 1995. He was formerly employed by ASARCO as General Manager of its Northwest Mining Department and was responsible for the company's silver mining operations in the Coeur d'Alene Mining District and its lead-zinc and silver-copper mines in Colorado and Montana. Mr. Owsley spent 34 years with ASARCO in various mining positions with the company before his retirement in 1993. He graduated from Montana School of Mines with a bachelor of sciences degree in mining engineering in 1955 and has received honorary degrees from the Montana College of Mineral Science and Technology.

     Fred R. Schmid. Mr. Schmid was Chairman of the Board and President of the Company from September of 1990 through May of 1996 and March of 1996, respectively, and of Hanover International, Inc. since its inception. He was also Chairman of the Board and President of Hanover Resource and Group S, both of which were merged into the Company in August of 1996. Since 1972 he has been Chairman of the Board, Chief Executive Officer and President of The Hanover Group, Inc., a privately held company he founded, which is engaged in investing in natural resource properties. Prior to becoming involved in the Company and its affiliates, Mr. Schmid was President of National Equipment Rental, Inc., which was engaged in equipment leasing and financing. Prior to then, he was employed by IBM in various marketing, manufacturing and research functions. Mr. Schmid graduated from New York University with a bachelor of sciences degree in industrial engineering in 1963.

     Laurence Steinbaum. Mr. Steinbaum has been a director of the Company since December of 1994. From October 1990 through December 1994, he was co-chairman of the Company's Board of Advisors. Since 1986 he has been a private financier and owner/investor of several businesses, including restaurants, real estate and oil and gas producing companies. Between 1960 and 1985, he was Executive Director of the Sommerset Hills School, a private school located in New Jersey for handicapped children, which he owns. From 1975 to 1980, he owned a major dredging company in Florida. He graduated from New York University in 1951 receiving a bachelor of sciences degree and completed courses toward a Masters Degree at New York University's School of Social Sciences.

     Nicholas S. Young. Mr. Young has been a director of the Company, Hanover International, Inc. and Hanover Resources since October of 1990. From October 1990 through December 1994, he was co-chairman of the Company's Board of Advisors. He is presently a director of Spencer Stuart, a privately-held executive search firm headquartered in New York City. Since July of 1992, Mr. Young has served as President of TriCoastal Steel Corp. and as a Vice President of Citibank, where he founded and managed the Global Gold Business Department, which provided corporate financing and investment banking services to governments, corporations and private investors using gold as the medium of exchange. Prior to joining Citibank, Mr. Young held various sales, marketing, trading and management positions with AMAX, Kennecott and Hudson Bay Mining Company. He attended Franconia College and Harvard Business and Management School.

     Frank D. Duval. Mr. Duval presently serves in an ex officio capacity as acting chief operating officer of the Company and exercised responsibility with respect to the Company's day-to-day operations. He is also presently a consultant on mining-related matters to N. A. Degerstrom, Inc. and a director of Midnite Mines Company, based in Spokane, Washington. From 1974 until his resignation in 1989, Mr. Duval was also a director of Pegasus Gold Inc., a major North American mining company, which he founded. He is also a co-founder and principal shareholder of Montana Reserves Company, a privately-held mining company which, until operations were curtailed in 1995, was a joint venture partner with Noranda Minerals Corp. of a large copper and silver mine located in Sanders and Lincoln counties, Montana. Mr. Duval has been engaged in the mining business in various capacities for over 30 years.

     Mr. Duval was one of several defendants named in a civil administrative proceeding initiated by the Securities and Exchange Commission in 1988 alleging violations of certain of the reporting provisions of the Securities Exchange Act of 1934. Mr. Duval settled such proceedings in 1988 by consenting to the entry of a permanent injunction prohibiting further violations, without admitting or denying any of the Commission's allegations and without a finding that any violation occurred. The events leading to the administrative proceeding occurred while Mr. Duval was associated with Pegasus Gold Inc.

     In 1991, Star Phoenix Mining Company, an Idaho corporation with which Mr. Duval was affiliated as its president, a director and a significant shareholder, filed for protection from creditors under federal bankruptcy law following the termination by Hecla Mining Company of a lease and option agreement between Star Phoenix and Hecla covering mining properties in the Coeur d'Alene Mining District that Star Phoenix was then operating. Star Phoenix subsequently brought suit against Hecla in Shoshone County, Idaho District Court for breach of the lease and option agreement, and in 1994 obtained a $20 million judgment against Hecla which is now pending appeal before the Idaho Supreme Court. Mr. Duval was also one of several guarantors of indebtedness incurred by Star Phoenix. As a consequence of the bankruptcy, certain creditors of Star Phoenix brought suit against Mr. Duval predicated on the guaranties, and obtained judgments against Mr. Duval which have not yet been fully satisfied and are presently the subject of further bankruptcy court review.

     Wayne Schoonmaker. Mr. Schoonmaker was appointed Secretary, Treasurer and Principal Accounting Officer of the Company effective as of January of 1996, succeeding Stephen J. Schmid. From 1981 until 1993, he was Financial Manager of the Northwest Mining Department of ASARCO, and from 1978 until 1991, was Chief Accountant at ASARCO's Troy Unit in Montana, where he was responsible for the installation and implementation of the accounting system for the start-up Troy mine. From July of 1978 through December of 1978, Mr. Schoonmaker was Assistant Treasurer of the Bunker Hill Company, and from 1964 to 1978, was Assistant Corporate Secretary of Hecla Mining Company.
Mr. Schoonmaker received a bachelor of sciences degree in accounting from the University of Montana in 1962 and masters degree in business administration from the University of Idaho in 1987.

     Merlin Bingham. Mr. Bingham has been associated with the Company as its Exploration Manager since January of 1996. From 1984 until joining the Company, he served as a consultant to various companies engaged in mineral exploration, including the Bunker Hill Company and Star Phoenix Mining Company, and from 1979 to 1984, he was employed by Diversified Exploration Services in Denver as Vice President of Exploration. Mr. Bingham has over thirty years' experience in mineral exploration and mine development, operation and reclamation. He received a bachelor of sciences degree in mineralogy from the University of Utah in 1963 and undertook studies toward a masters degree at that institution during 1963 and 1964.

Section 16(a) Reporting Obligations

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of reports made pursuant to
Section 16(a) of the Exchange Act and related regulations, the Company believes that during the year ended December 31, 1994 all filing requirements applicable to its directors, executive officers and 10% shareholders were satisfied, except that initial reports on Form 3 required to be filed by Mr. Fish, Mr. Degerstrom and Mr. Duval were not timely filed.

Executive Compensation

     Summary Compensation Table. The following table discloses compensation received by the Company's president and chief executive officer for the years ended December 31, 1995, 1994 and 1993. No other executive officer's salary and bonus exceeded $100,000 for such years.

                           Annual Compensation
- -----------------------------------------------------------------------------
                                                              Other
                                                              Annual
Executive Officer   Year      Salary         Bonus          Compensation
- -----------------   ----      ---------      --------       ------------
Fred R. Schmid      1995      $ 137,435      $      0       $      0
President and Chief 1994        126,445       150,000 (1)          0
  Executive Officer 1993        114,950             0              0
________________

(1) Consists of a bonus awarded Mr. Schmid in 1994 for his services in raising the initial working capital for the Company and completing its public financing.


                       Long-Term Compensation
- -----------------------------------------------------------------------------------
                              Dollar Value   Securities               All Other
                              of Restricted  Underlying     LTIP      Compen-
Executive Officer   Year      Stock Awards   Options/SARS   Payouts   sation
- -----------------   ------    -------------  ------------   --------  ------------
Fred R. Schmid      1995      $    0         $    0         $    0
President and Chief 1994      $    0         $    0         $    0
  Executive Officer 1993      $    0         $    0         $    0
________________



     Compensation of Current President. As previously noted in this Prospectus, James A. Fish succeeded Fred R. Schmid as president of the Company effective March of 1996. Mr. Fish receives an annual salary of $90,000 in such capacity, payable each month in the form of $3,750 in cash and $3,750 in restricted shares of Common Stock based on 60% of the average of the "asked" market prices of the Common Stock as reported on the Nasdaq SmallCap Market during the preceding calendar-month. The aggregate compensation payable to Mr. Fish during 1996, without attributing any value to the discounted portion of the Common Stock, is expected to total $75,000.

     Overall Compensation Policy. Salary compensation of the Company's executive officers is determined by the board of directors and by a compensation committee of the board, which is responsible for considering specific information and making recommendations to the full board. The compensation committee is comprised of two outside directors appointed annually by the Company's board of directors and presently comprises Mr. Gousseland and Mr. Steinbaum. In considering and recommending executive compensation the compensation committee reviews factors such as individual executive compensation, corporate performance, stock price appreciation and the total return to stockholders. The committee also considers executive compensation levels within a peer group of publicly-held North American gold-mining companies and, at least historically, takes into account the views of the Company's chief executive officer.

     The objectives of the Company's total executive compensation package are to attract and retain the best possible executive talent, to provide an economic framework to motivate the Company's executives to achieve goals consistent with the Company's business strategy, to provide an identity between executive and stockholder interests through stock option plans, and to provide a compensation package that recognizes an executive's individual results and contributions to the Company's overall business objectives.

     Salary. The key elements of the Company's executive compensation consists of salary and incentive stock options. The compensation committee of the board acts on salary levels of officers and the stock plan committee of the board acts on employee stock option awards. Together, these committees design an overall compensation package for each executive.

     Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the market for executive talent, the latter of which provides a comparison of salaries for comparable positions at other gold-mining companies. The salary levels of the chief executive officer and other executive officers of the Company for the following calendar year are generally established by the board of directors at its December meeting or at a later special meeting of the board. Specific individual performance and overall corporate or business segment performance are reviewed in determining the compensation level of each individual officer. The compensation committee, where appropriate, also considers other performance measures, such as increase in market share, safety, environmental awareness, and improvements in relations with the Company's stockholders, employees, the public and government regulators. In evaluating the performance and setting the compensation of the chief executive officer and the other executive officers of the Company, the compensation committee, board of directors and stock option plan committee have traditionally maintained salary compensation at levels below those of other companies within the Company's peer group; in order to compensate for these lower salaries, the chief executive officer and other executive officers of the Company have historically been granted performance incentives in the form of incentive stock options.

     Cash Bonuses. From time to time, the board of directors and the compensation committee may approve cash bonuses to executives and key employees, based on outstanding achievement in the performance of their respective duties. During 1994 the compensation committee recommended to the board, and the board authorized and approved, the payment to Fred R. Schmid of a cash bonus of $150,000 for his services in raising the initial working capital and completing the 1993 public financing for the Company. No cash bonuses were awarded in 1995.

     Stock Options. The Company currently maintains one stock option plan, the 1995 Stock Option Plan. The plan provides for the issuance of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified under the Code. Key individuals of the Company and its subsidiaries, including officers and directors who are also employees, are eligible to receive grants of options under the plan. All options are exercisable at prices equivalent to the mean of the high and low sales prices of the Common Stock, as reported by the Nasdaq SmallCap Market as of the date of grant. As of the date of this Prospectus, options for 800,000 shares of Common Stock had been granted, and options for 3,200,000 additional shares were available for grant, under the 1995 Stock Option Plan.

     The Company's incentive stock option plan is jointly administered by the stock option plan committee and by the board. The primary function of the stock option plan committee is to review and evaluate the fairness of the recommendations of management concerning proposed grants of options to directors and executive officers of the Company. The primary function of the board in such matters is to consider the recommendations of the stock option plan committee and to authorize proposed grants of options to such persons.

     Stockholder approval of the 1995 Stock Option Plan was obtained at the 1996 special meeting of shareholders for the purposes of qualifying the plan pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

     Options Granted in 1995. The following table provides information on options granted during the year ended December 31, 1995 to the named executive officer of the Company.


                                                                                Potential Realizable Value
                                                                                at Assumed Annual Rates of
                    Number of      Percent of Total    Option                   Stock Price Appreciation
                    Options        Options Granted     Exercise  Expiration     for Option Price (2)
Executive Officer   Granted        to Employees (1)     Price       Date        at 5%               at 10%
- -----------------   ---------      ----------------    --------  -----------    --------------------------
Fred R. Schmid      250,000          31%               $1.60     June 2, 2000   $510,000            $645,000
President and Chief
  Executive Officer
____________________


(1)  During the year ended December 31, 1995, the Company granted options for the purchase of 800,000 shares of Common Stock to eligible participants under the 1995 Stock Option Plan.  Such options consisted of the 250,000 options granted to Fred R. Schmid described in the preceding table, options for 100,000 shares granted to Pierre S. Gousseland, options for 175,000 shares granted to Stephen J. Schmid, options for 125,000 shares granted to Laurence Steinbaum and options for 150,000 shares granted to
     Nicholas S. Young.  Fred R. Schmid, Mr. Gousseland, Mr. Steinbaum and Mr. Young are all directors of the Company.  Stephen J. Schmid is a former director and executive officer of the Company.  All such options are exercisable for a period of five years from the date of grant, or until June 2, 2000, at the exercise price of $1.60 per share.

(2)  The potential realizable value of the options has been calculated according to prescribed regulations, and assumes the market price of the underlying Common Stock appreciates in value from the date such options were granted until the expiration date of the options, at the specified annual compounded rates.


     Option Exercises and Option Values. No options were exercised during the year ended December 31, 1995 by the named executive officer of the Company.

Employment Contracts and Agreements

     Agreements with Fred R. Schmid. On March 14, 1995, the Company amended Fred R. Schmid's employment agreement retroactive to August 27, 1994, employing him as its president and chief executive officer until August 31, 1997. The agreement, as amended, provided for a base salary of $125,000 in the first year, a salary of $137,000 in the second year and a salary of $150,000 for the third year, payable in equal monthly installments. In addition to salary, Mr. Schmid was entitled to receive cost-of-living increase based upon increases in the applicable consumer price index. The agreement also provided Mr. Schmid with a cash bonus equal to 3% of the Company's pre-tax net revenues, a severance package equal to the greater of $2,500,000 or 10% of the Company's net worth, or if Mr. Schmid terminated the agreement for "good reason," an amount equal to 300% of his base compensation, and certain other benefits.

     In January 1996, Mr. Schmid and the Company agreed to terminate the employment agreement, and Mr. Schmid agreed to resign as president of the Company effective upon the election of a new president, who was appointed in March of 1996. Mr. Schmid has subsequently been engaged as a consultant to the Company, for which he is paid a fee of $7,500 a month through December 31, 1996. Mr. Schmid retained his stock options and rights under the 1995 Stock Option Plan to purchase up to 250,000 shares of Common Stock of the Company for $1.60 per share, exercisable through the end of the year 2000. In addition, the Company has released Mr. Schmid from any claims which the Company has or might have as a result of all actions taken or omitted by Mr. Schmid in his capacities as an officer, director or employee of the Company, unless the Company can demonstrate that he committed any criminal or deliberately fraudulent acts resulting in actual damages to the Company.

     Agreement with Stephen J. Schmid. On September 5, 1995, the Company entered into an employment agreement with Stephen J. Schmid, the Company's vice president, treasurer and secretary, providing for certain payments to Mr. Schmid in the event a "change in control" of the Company, as defined in the agreement, were to occur. Were such a "change in control" event to occur, the Company was obligated to continue Mr. Schmid's employment for a period of 24 months thereafter at an annual base salary essentially equal to Mr. Schmid's base salary immediately before the change in control event, unless Mr. Schmid elected to terminate the agreement after 12 months. In addition, Mr. Schmid was entitled to terminate the agreement and to continue to receive a salary for the balance of the 24 month period, provided such termination was for "good reason".

     In January 1996, Mr. Schmid and the Company agreed to terminate the agreement, and Mr. Schmid agreed to resign as an officer and director of the Company following the filing of the Company's annual report on Form 10-K for the year ended December 31, 1995. Mr. Schmid has been engaged as a consultant for the Company since January 1, 1996, for which he is paid a fee of $5,500 per month through September 30, 1996, reduced by any compensation he may earn from new employment during the period from April 1, 1996 through September 30, 1996. Mr. Schmid retained his stock options and rights under the 1995 Stock Option Plan to purchase up to 175,000 shares of common stock of the Company for $1.60 per share exercisable through the end of the year 2000. In addition, the Company has released Mr. Schmid from any claims which the Company has or might have as a result of all actions taken or omitted by Mr. Schmid in his capacities as an officer, director or employee of the Company unless the Company can demonstrate that he committed any criminal or deliberately fraudulent acts resulting in actual damages to the Company.

     Performance Graph. The following graph compares the five year cumulative total return on an investment of $100 among the Company, the Nasdaq Stock Market Index and the S&P Gold Index, assuming reinvestment of dividends received. Cumulative total return is measured by the difference between the median high and low bid prices of the Company's Common Stock, as reported by the Nasdaq Stock Market, at the end and beginning of the measurement period.





                   [performance graph to be added.]


      [The balance of this page has been intentionally left blank.]

                        PRINCIPAL STOCKHOLDERS

     The following table sets forth as of the date of this Prospectus, the names of, and number of shares beneficially owned by, persons known to the Company to own more than five percent (5%) of the Company's Common Stock; the names of, and number of shares beneficially owned by each director and executive officer of the Company; and the number of shares beneficially owned by, of all directors and executive officers as a group. At such date, the number of shares of Common Stock of the Company outstanding or deemed outstanding pursuant to presently exercisable options and purchase commitments was 19,848,022.

                                 Amount and Nature of
                                 Beneficial Ownership
                                 (all direct unless            Percent
Name of Owner                    otherwise noted)              of Class
- --------------------          ------------------------      ---------------

James A. Fish (1), (2)               48,000                     0.24%

Neal A. Degerstrom (1), (3)       6,000,000                    30.23%

Pierre Gousseland (1), (4)          190,017                     0.95%

F. D. Owsley (1), (5)                29,000                     0.15%

Fred R. Schmid (1), (6)           3,224,943                    16.25%

Laurence Steinbaum (1), (7)         442,856                     2.23%

Nicholas S. Young (1), (8)          719,307                     3.62%

Frank D. Duval (9)                1,311,571                     6.61%

Merlin Bingham (10)                  57,000                     0.29%

All Directors and Executive Officers
  as a Group (9 persons) (11)     10,582,129                    53.32%
____________________

(1)  Director of the Company.

(2) Mr. Fish is Chairman and President of the Company. The shares attributable to Mr. Fish include 43,000 shares acquired pursuant to the securities purchase agreement described in footnote 3, below. Such shares are also attributable to Neal A. Degerstrom in the foregoing table.

(3) The foregoing table attributes to Mr. Degerstrom all of the shares of the Company that have been purchased by him and his permitted assigns through the date of this Prospectus pursuant to the securities purchase agreement between the Company and Mr. Degerstrom dated as of June 1, 1995, as amended, including the additional shares he is committed to purchase on or before October 16, 1996 at the price of $.50 per share.
     2,857,142 shares now owned by Mr. Degerstrom and his permitted assigns were purchased for $0.35 per share; 1,400,000 of such shares were purchased for $.50 per share; 1,000,000 shares were purchased for $1.00 per share; and 542,858 additional shares will be purchased at the price of $0.50 per share. When the additional 542,858 shares are purchased, Mr. Degerstrom will be the beneficial owner of 6,000,000 shares, representing approximately 30% of the Common Stock of the Company to be outstanding.

     Although all shares purchased by Mr. Degerstrom and his assigns are shown in the table above as beneficially owned by Mr. Degerstrom, Schedule 13D dated June 20, 1995, as amended through the date of this Prospectus, filed by Mr. Degerstrom and others states that 2,623,142 of such shares have been registered in Mr. Degerstrom's and his company's own name as of the date of this Prospectus. Schedule 13D filed by Mr. Degerstrom and his permitted assigns also states that neither he nor any of his assigns, all of whom are identified as reporting persons in the Schedule 13D, controls the voting or disposition of any shares of Common Stock of the Company other than those shares owned by each such person, and on this basis Mr. Degerstrom disclaims beneficial ownership of the shares owned by his assigns.

(4) Includes 100,000 shares issuable pursuant to presently exercisable options granted under the Company's 1995 Stock Option Plan.

(5) The shares attributable to Mr. Owsley were acquired pursuant to the securities purchase agreement described in footnote 3, above, and have also been attributable to Mr. Degerstrom in the foregoing table.

(6) Includes 425,000 shares issuable to Mr. Schmid and his son, Stephen Schmid, pursuant to the Company's 1995 Stock Option Plan. In addition, members of Mr. Schmid's family beneficially own an additional 2,341,887 shares issued upon the merger of Hanover Resources and Group S into the Company, which, when combined with Mr. Schmid's shareholdings, represent approximately 28% of the outstanding Common Stock as of the date of this Prospectus. Mr. Schmid disclaims beneficial ownership of the shares owned by members of his family. See "Selling Stockholders."

(7) Includes 125,000 shares issuable pursuant to presently exercisable options granted under the Company's 1995 Stock Option Plan.

(8) Includes 150,000 shares issuable pursuant to presently exercisable options granted under the Company's 1995 Stock Option Plan.

(9) Mr. Duval has not been elected to office as an executive officer or director of the Company, but by virtue of his activities in the name and on behalf of the Company may be deemed to be an affiliate of the Company. In addition, according to the Schedule 13D, filed by Mr. Degerstrom, Mr. Duval and others, they have an understanding pursuant to which Mr. Duval may purchase up to one-half of the shares of Common Stock of the Company acquired by Mr. Degerstrom and N.A. Degerstrom, Inc. under the securities purchase agreement dated June 1, 1995, as amended, between the Company and Mr. Degerstrom, at a price equal to the price paid by Mr. Degerstrom or N.A. Degerstrom, Inc. for such shares. Such understanding presently encompasses 1,311,571 shares of Common Stock, which is one-half of the number of shares acquired by Mr. Degerstrom and N.A.
     Degerstrom, Inc. pursuant to the securities purchase agreement as of the date of this Prospectus, but could increase if and when Mr. Degerstrom or N.A. Degerstrom, Inc. purchases additional shares pursuant to the agreement. Such understanding has not been memorialized by agreement or other writing as of the date of this Prospectus. The shares attributable to Mr. Duval were acquired pursuant to the securities purchase agreement described in footnote 3, above, and have also been attributed to Mr. Degerstrom in the foregoing table.

(10) Mr. Bingham has not been elected to office as an executive officer or director of the Company, but by virtue of his activities in the name of and on behalf of the Company may be deemed to be an affiliate of the Company. The shares attributable to Mr. Bingham were acquired pursuant to the securities purchase agreement described in footnote 3, above, and have also been attributed to Mr. Degerstrom in the foregoing table.

(11) See footnotes 2, 3, 5, 9 and 10, above.






          [The balance of this page has been intentionally left blank.]

                              CERTAIN TRANSACTIONS

Transactions with Hanover Resources and Group S

     As previously discussed in this Prospectus, the boards of directors and stockholders of the Company, Hanover Resources and Group S approved a plan of merger, effective as of August ____, 1996, pursuant to which Hanover Resources and Group S have been merged into the Company in exchange for the issuance of 2,270,486 shares of Common Stock to the stockholders of Hanover Resources and Group S, and the distribution to Hanover Resources' stockholders of 3,625,000 additional shares of Common Stock held by Hanover Resources.

     Under the terms of the merger agreement, the Company issued 1,271,110 shares of Common Stock to acquire Hanover Resources (the Company actually issued 4,896,110 shares to the Hanover Resources stockholders, of which 3,625,000 shares were simultaneously exchanged for the same number of shares of Common Stock then held by Hanover Resources, which shares were then canceled), and issued 999,376 shares to acquire Group S, taking into account a 193,220 share adjustment to repay loans made by the Company to Group S. A total of 2,270,486 new shares of Common Stock were issued in the transaction, which represented approximately 11% of the Company's outstanding Common Stock as of the effective date of the merger.

     The board of directors of the Company approved the proposed merger and the resulting consolidation of the mining claims of the three companies without the benefit of an opinion as to fairness from an independent investment banking or mining engineering firm. Instead, the Company relied on the results of previous exploration work undertaken on the properties by Kennecott, which work resulted in a finding that tentatively quantified the mineralized gold deposits existing on the claims held by each of the Company, Hanover Resources and Group S. Laurence Steinbaum, Nicholas S. Young, Stephen
J. Schmid and Fred R. Schmid were stockholders of Hanover Resources, and Nicholas S. Young, Stephen J. Schmid and Fred R. Schmid were directors and executive officers of Hanover Resources. Pierre Gousseland, Laurence Steinbaum, Nicholas S. Young, Stephen J. Schmid and Fred R. Schmid were stockholders of Group S, and Fred R. Schmid and Stephen J. Schmid were also directors and executive officers of Group S.

     Through June 30, 1996, approximately $458,469 of the development costs and rental payments incurred by Hanover Resources with respect to the Kearsarge mine and related claims had been paid to the Company and accounted by the companies as a capital contribution to the Company.

     During 1994 and through June 30, 1996, the Company advanced $474,895 to Group S to enable Group S to pay royalty obligations with respect to its mining claims. Kennecott, in turn, owed Group S $300,695 under the terms of the mining venture agreement among Kennecott, Company, Hanover Resources and Group S; because Kennecott terminated the mining venture agreement, these advances will not be recouped by Group S. As a consequence of the merger of Hanover Resources and Group S into the Company, Group S agreed to reimburse $477,254 (inclusive of interest) to the Company by accepting 193,220 less shares of Common Stock in the merger.

     During 1994 and through June 30, 1996, the Company contributed $120,000 to Hanover Resources for royalty payments that it was obligated to pay under a sublease and purchase option agreement dated July 31, 1990.

Transactions with Fred R. Schmid and Stephen J. Schmid

     For the years ended December 31, 1994 and 1995, Hanover Resources accrued a total of $170,568 and $60,974 in salary for Fred R. Schmid and Stephen J. Schmid, respectively. As of November 30, 1995, the balance owed to Fred R. Schmid was increased to $274,718, and the balance owed to Stephen J. Schmid was decreased to $11,214. As a result of the merger of Hanover Resources and Group S into the Company, the total salary obligation that would have been due Fred R. Schmid amounted to $635,512. Since he had received advances from Hanover Resources of $497,515, and from Group S of $62,715, upon completion of the merger a balance of $75,282 remained due to Fred R. Schmid for previously accrued salary, and $11,214 remained due to Stephen J. Schmid for previously accrued salary at December 31, 1995. These obligations were canceled during the second quarter of 1996.

Transactions with Neal A. Degerstrom and the Degerstrom Group of Investors

     As previously discussed in this Prospectus, the Company entered into a securities purchase agreement with Neal A. Degerstrom in June of 1995 in order to provide the Company with funds sufficient to meet its obligations to the landowner-lessors of the Company's Alder Gulch mining claims. The Company has issued and sold 5,457,142 shares of Common Stock to Mr. Degerstrom and associated persons as of the date of this Prospectus, at prices ranging from $0.35 per share to $0.50 per share. In addition, the Company is obligated to sell Mr. Degerstrom an additional 542,858 shares on or before October 16, 1996 pursuant to the agreement, at the price of $0.50 per share.

     The original securities purchase agreement was entered into between the Company and Mr. Degerstrom prior to Mr. Degerstrom's affiliation with the Company, and may therefore be deemed to be an arms-length transaction. Subsequent amendments to the purchase agreement which had the effect of increasing the number of shares available for purchase by Mr. Degerstrom and associated persons were negotiated and concluded after Mr. Degerstrom became affiliated with the Company, however, and may be deemed to be arms-length transaction. All such amendments were approved by a disinterested majority of the Company's board of directors.





        [The balance of this page has been intentionally left blank.]

                           SELLING STOCKHOLDERS

     The following table sets out as of the date of this Prospectus the name of each Selling Stockholder known to the Company to own any of the shares included in the Registration Statement of which this Prospectus is a part; any position, office or other material relationship between the Selling Stockholder and the Company within the past three years; the number of shares of Common Stock known to the Company to be beneficially owned by the Selling Stockholder at such date; the number of shares offered hereby by the Selling Stockholder; and the number of shares of Common Stock and percentage ownership interest of the Selling Stockholder following this offering.


                                  Shares of Common Stock
                         ----------------------------------------------------
                         Beneficially   Offered   Remaining After Offering
  Name                      Owned       Hereby    and Percentage (1)
- ---------                ----------     --------  --------------------------
Stockholders who Acquired
Shares in Merger of Hanover
Resources and Group S with
and into the Company:

William McCoy                80,065        80,065            0 /   0%
Joseph Belden                24,463        24,463            0 /   0%
Nicholas Young (2)          544,307       163,292      381,015 / 1.83%
Laurence Steinbaum (2)      287,076        86,123      200,953 / 0.96%
Manuel Garcia                55,601        55,601            0 /    0%
Paul Stevens                184,503       184,503            0 /    0%
Anthony Sharkey              38,341        38,341            0 /    0%
Stephen J. Schmid (3)       365,987       109,796      256,191 / 1.23%
Robert C. Schmid            234,189        70,257      163,932 / 0.79%
Susan E. Schmid             234,189        70,257      163,932 / 0.79%
Paul G. Schmid              234,189        70,257      163,932 / 0.79%
Heidi A. Schmid             234,189        70,257      163,932 / 0.79%
Mary Anna Schmid          1,170,943       351,283      819,660 / 3.93%
Fred Schmid (2)             325,000        97,500      227,500 / 1.09%
Michael Koronsky             12,232        12,232            0 /    0%
Selig Zises                  55,601        55,601            0 /    0%
Joseph Katz                 400,046       400,046            0 /    0%
Paul Schratwieser            83,360        83,360            0 /    0%
Joseph Sussen                83,360        83,360            0 /    0%
Mark Epstein                218,930       218,930            0 /    0%
Wendy Braunstein              6,990         6,990            0 /    0%
Roseann Gedman               33,851        33,851            0 /    0%
Alfred J. Arsenault          80,476        80,476            0 /    0%
Floyd Kimble                166,715       166,715            0 /    0%
Pierre Gousseland (2)        50,017        15,005       35,012 / 0.17%
Ira Kent                    166,715       166,715            0 /    0%
Thomas Neff                 121,906       121,906            0 /    0%
Frank Wheaton               152,074       152,074            0 /    0%
Castel SA                    40,938        40,938            0 /    0%
Gertrude Gary                40,939        40,939            0 /    0%
Signature Development
  Group, Inc.                40,939        40,939            0 /    0%
Phyllis Schwartz             40,939        40,939            0 /    0%
Atlantic Marketing
  Group, Inc.                26,786        26,786            0 /    0%
Canopus Limited              29,815        29,815            0 /    0%
Axel Wallenberg              29,815        29,815            0 /    0%


Degerstrom Group Stockholders:

Neal A. Degerstrom (2)     2,223,142(5)   666,942    1,556,200 / 7.46%
N.A. Degerstrom,
  Inc. (4)                   400,000(5)   120,000      280,000 / 1.34%
James A. Fish (2)             43,000       12,900       30,100 / 0.14%
James F. Etter               400,000      120,000      280,000 / 1.34%
Hobart Teneff                571,000      171,300      399,700 / 1.92%
Raymond A. Hansen            671,000      201,300      469,700 / 2.25%
Michael Coleman               43,000       12,900       30,100 / 0.14%
Susan Roberts                 70,000       21,000       49,000 / 0.24%
James Bradbury                50,000       15,000       35,000 / 0.17%
Merlin Bingham (6)            57,000       17,100       39,900 / 0.19%
F. D. Owsley (2)              29,000        8,700       20,300 / 0.10%
Chester Chastek              133,000       39,900       93,100 / 0.45%
Steve Teneff                 150,000       45,000      105,000 / 0.50%
Roy Pearson                  133,000       39,900       93,100 / 0.45%
John Czinger                  34,000       10,200       23,800 / 0.11%
Robert Kistler               125,000       37,500       87,500 / 0.42%
James Workland                 7,500        2,250        5,250 / 0.03%
David Levitch                  7,500        2,250        5,250 / 0.03%
John Steinmetz                10,000        3,000        7,000 / 0.03%
William Winkler               30,000        9,000       21,000 / 0.10%
Robert Kovacevich             25,000        7,500       17,500 / 0.08%
Frank Sallee                 200,000       60,000      140,000 / 0.67%
Ralph Welsh                   15,000        4,500       10,500 / 0.05%
Thomas Schenk                  5,000        1,500        3,500 / 0.02%
David Peterson                25,000        7,500       17,500 / 0.08%

Other Selling Stockholders:

Tabor Resources
  Corporation                525,000      525,000            0 /    0%
Roy A. Moen & Marlene Moen   382,500(7) 382,500(7)           0 /    0%
Moen Builders, Inc.           67,500       67,500            0 /    0%
Mayotte Holdings Ltd.        200,000      200,000            0 /    0%
United Reef Petroleum Ltd.   150,000      150,000            0 /    0%
Patrick Harrison              47,000       47,000            0 /    0%
Estate of William Marston     22,679       22,679            0 /    0%
William Goodridge             10,000(8)    10,000(8)         0 /    0%
Karilla of Waterford
  Limited                    200,000      200,000            0 /    0%
____________________

(1)  The number of shares of Common Stock of the Company outstanding or deemed outstanding as of the date of this Prospectus was 19,848,022 shares.  Assuming all 1,000,000 shares of Common Stock offered hereby by the Company are sold, the number of shares outstanding or deemed outstanding at such date would be
     20,848,022 shares.
(2)  Messrs. Young, Steinbaum, Schmid, Gousseland, Degerstrom, Fish and Owsley are directors of the Company.
     Mr. Fish is also Chairman and President of the Company.
(3)  Mr. Schmid was formerly Secretary and Treasurer of the Company, and is currently a consultant to the
     Company.
(4)  N.A. Degerstrom, Inc. is controlled by Neal A. Degerstrom.
(5)  See Note 9 to the Principal Stockholders table at page 35 of this Prospectus.
(6)  Mr. Bingham is employed by the Company as its Exploration Manager and may be deemed to be an executive officer of the Company.
(7)  Includes 200,000 shares of Common Stock issuable pursuant to presently exercisable options.  Such options are exercisable at the price of $2.00 per share and expire on April 27, 1999.
(8)  Includes 5,000 shares of Common Stock issuable pursuant to presently exercisable options.  Such options are exercisable at the price of $2.50 per share and expire on November 1, 1997.




Lock-Up Agreements

As consideration for the registration under the Securities Act of the shares of Common Stock offered hereby for resale by the Selling Stockholders, certain of the Selling Stockholders, consisting of the Company's directors, all of the members of the Schmid family and all of the members of the Degerstrom group of stockholders, have entered into lock-up agreements with the Company limiting the number of shares each may resell while the registration statement of which this Prospectus is a part is effective.

The lock-up agreements provide, generally, that no such Selling Stockholder will resell any of such shares during a six month period following the date of this Prospectus (or until February 3, 1997), and that thereafter, during each of two successive six month periods, such persons will sell no more 15% of their shares, resulting in total sales by each such person of no more than 30% of their shares during the eighteen month period the registration statement of which this Prospectus is a part will be maintained in effect. The foregoing notwithstanding, such persons may, during such eighteen month period, transfer any number of such Selling Stockholder's shares to the Selling Stockholder's children or relatives, by gift or otherwise, and may also transfer any number of shares in a private sale, provided, in each case, that any such shares shall continue to be subject to the restrictions set forth in the lock-up agreement. As used in the agreement, the term "private sale" is be defined to mean any non-public sale effected by the Selling Stockholder and the purchaser of such Selling Stockholder's shares, without the assistance or intervention of a securities broker or dealer, which occurs outside the medium of the Nasdaq SmallCap Market or any other securities exchange or secondary market on which shares of the Company's Common Stock are traded or prices therefor are quoted. The lock-up agreements further provide that, prior to the expiration of the registration statement of which this Prospectus is a part, the Company will undertake at its sole cost and expense either to amend the registration statement or file a new registration statement to include any additional shares each Selling Stockholder desires to register for resale under the Securities Act. In addition, the lock-up agreements provide that, in the event a Selling Stockholder who is also a director or executive officer of the Company ceases to be affiliated with the Company in such capacities, he shall be free of the lock-up restrictions, provided, however, that if such Selling Stockholder offers any shares for sale for a period of six months thereafter, he shall first direct such offer to the Company, and to the Degerstrom Group of Stockholders and the other directors and executive officers of the Company, which shall have a ten-day right of first refusal to purchase the same.


                           PLAN OF DISTRIBUTION

Sales by the Selling Stockholders

     The Selling Shareholders propose to sell the shares from time-to-time or at any time during a period of eighteen months commencing the date the registration statement of which this Prospectus is a part has become effective, in transactions in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     Some or all of the shares may be sold in transactions involving broker-dealers, who may act solely as agent or may acquire shares as principal. Broker-dealers who participate in such transactions as agent may receive commissions from Selling Stockholders and, if they act as agent for the purchaser, also from the purchaser. Selling Stockholders and any such broker-dealer may be deemed to be "underwriters", as that term is defined in
Section 2(11) of the Securities Act. Any commissions received by any such broker-dealers in connection with any such sales, and any profits received from the resale of shares acquired by such broker-dealers as principal, may be deemed to be underwriting discounts and commissions pursuant to the Securities Act.

     The Company has agreed to indemnify the Selling Stockholders for certain liabilities, including liabilities arising under the Securities Act, in conjunction with the offer and sale of the shares by the Selling Stockholders pursuant to the Registration Statement of which this Prospectus is a part. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing, or to directors, officers and controlling persons of the Company pursuant to applicable provisions of the Delaware General Corporation Law and the Company's bylaws, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore
unenforceable.   In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, Selling Stockholder or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such person in connection with the shares being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel such matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Sales by the Company

     Terms of Sale. Subject to the terms and conditions set forth in this Prospectus, certain of the directors and executive officers of the Company have agreed to offer and sell 1,000,000 shares of Common Stock to the public on a best efforts basis at prices equal to the closing sales prices of the Common Stock as reported on the Nasdaq SmallCap Market as of the dates of sale. The obligations of the Company to issue such shares is not conditioned upon the receipt of minimum subscriptions from the sale of the shares offered. No commission or other form of remuneration will be paid to any director or executive officer with respect to the shares offered by the Company hereby. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Dilution. The net tangible book value of the Company at June 30, 1996 was $9,318,322 or $0.47 per share of Common Stock outstanding or deemed outstanding after giving effect to the merger of Hanover Resources and Group S into the Company. Net tangible book value per share is determined by dividing the net tangible book value (book value less goodwill) of the Company by the number of outstanding shares of Common Stock. After giving effect to the issuance and sale of the 1,000,000 shares of Common Stock being offered by the Company hereby at an assumed price of $______ per share, which was the closing sales price of the Common Stock as reported on the Nasdaq SmallCap Market as of the date of this Prospectus, and the receipt of the proceeds therefrom, the net tangible book value of the Company at June 30, 1996 would have been $__________, or $____ per share. This represents an immediate increase in the net tangible book value of $___ per share to existing stockholders and an immediate dilution in book value of $___ per share to new investors.

     Use of Proceeds. The net proceeds to the Company from the sale of the shares of Common Stock offered hereby on its behalf, after deduction of anticipated offering costs of approximately $71,000 incurred in connection with the offering, will be approximately $_________, assuming all 1,000,000 shares offered hereby are sold at the assumed price of $________ per share.

     The net proceeds will be used to fund limited drilling and other exploration activities on the Alder Gulch properties during 1996, to pay general and administrative expenses, and as working capital.


                     DESCRIPTION OF CAPITAL STOCK

Overview

     The Company is authorized under its Articles of Incorporation, as amended, to issue up to 50,000,000 shares of capital stock, of which 48,000,000 shares are designated Common Stock, par value $.0001 per share, and 2,000,000 shares are designated preferred stock, par value $.001 per share, issuable in one or more series, with such rights, preferences, limitations and other characteristics as the board of directors may from time-to-time determine. As of the date of this Prospectus, 19,848,022 shares of Common Stock were outstanding or deemed outstanding pursuant to presently exercisable options and purchase commitments. No shares of preferred stock were outstanding at such date.

Common Stock

     Holders of Common Stock are entitled to one vote per share upon all matters on which they have the right to vote, and with respect to the election of directors are entitled to cumulate their votes. Shares of Common Stock do not have preemptive rights and are not subject to redemption. Holders of Common Stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, subject to the preferential dividend rights of holders of any outstanding shares of preferred stock. In the event of dissolution or winding up of the affairs of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of all creditors and any preferential liquidating dividends payable to the holders of any outstanding shares of preferred stock. The Common Stock is fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044.

Preferred Stock

     The preferred stock is issuable in one or more series by resolution adopted by at least two-thirds of the board of directors, without stockholder approval, with such rights, preferences, limitations and other characteristics as the board of directors may determine.

     Some corporate and securities law commentators believe that companies having authorized preferred stock are less vulnerable to unsolicited takeovers (and by implication, the higher prices that may be paid to shareholders in an unsolicited takeover), since preferred stock can be issued by a board of directors as a defensive strategy to such offers. Other commentators believe that the issuance of preferred stock as a defensive strategy increases the price eventually paid to shareholders in a successful takeover because the specter of such issuance forces an offeror to negotiate price with the board of directors. The Company is presently not aware of any unsolicited takeover attempt and cannot predict whether any such attempt would be made in the future. Similarly, the board of directors has not adopted a prospective defensive strategy to an unsolicited takeover attempt utilizing the preferred stock, and is not expected to consider or adopt any such strategy in the absence of such an attempt. It is the present position of the board of directors that any such defensive strategy should be adopted, if at all, only after the terms and conditions of any such takeover attempt have been made known and the board of directors, together with its financial advisors, have had an opportunity to study the offer and its effect on the Company and its shareholders.

Shares Issuable Pursuant to Options

     Up to 200,000 of the shares offered hereby consist of Common Stock issuable upon the exercise of options granted to Roy A. Moen and Marlene Moen on April 27, 1996, as partial consideration for their agreement to reduce rental and royalty obligations payable under the terms of an October 1991 lease and option agreement with the Company. Such options are exercisable, in whole or in part, at any time prior to April 27, 1999, at the exercise price of $2.00 per share.

     Up to 5,000 of the shares offered hereby consist of Common Stock issuable upon the exercise of options granted to William Goodridge on November 1, 1995, as partial consideration for his agreement to transfer to the Company a 0.5% overriding royalty interest burdening the Company's Kearsarge group of mining claims. Such options are exercisable, in whole or in part, at any time prior to November 1, 1997, at the exercise price of $2.50 per share.

Shares Eligible for Future Sale

     Prior to this offering, there has been only a limited public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

     Upon completion of this offering, there will be 20,848,022 shares of Common Stock outstanding. Of these shares, the 7,561,348 shares sold in this offering and 4,135,600 previously outstanding shares will be transferable without restriction under the Securities Act, unless purchased or held by an "affiliate" of the Company, as that term is defined in Rule 144. The remaining shares outstanding after completion of this offering will be "restricted securities" as defined in Rule 144. Restricted securities and securities held by affiliates may be sold only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person who has beneficially owned restricted securities for at least two years would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to a certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least three years, is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company. Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A.


                               LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Randall & Danskin, P.S., 1500 Seafirst Financial Center, Spokane, Washington 99201.


                                  EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report of Zeller Weiss & Kahn, Mountainside, New Jersey, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Hanover Resources and Group S as of December 31, 1995 and 1994 and for each of the years then ended, and for the periods from inception to December 31, 1995, included in this Prospectus have been included herein in reliance on the report of Grossman, Tuchman & Shah LLP, New York, New York, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, with respect to the Common Stock offered pursuant to this Prospectus. In accordance with the Commission's rules, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits which are a part thereof, which may be examined at the principal office of the Commission in Washington, D.C. without charge. Copies thereof may be obtained upon request to the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any contract or document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


      SUPPLEMENTAL ACTUAL AND PROFORMA COMBINED FINANCIAL INFORMATION
               OF THE COMPANY, HANOVER RESOURCES AND GROUP S

ACTUAL AND PROFORMA COMBINED FINANCIAL STATEMENTS OF THE COMPANY, HANOVER RESOURCES AND GROUP S AT JUNE 30, 1996

     As previously noted in this Prospectus, effective August ____, 1996, Hanover Resources and Group S were merged into the Company. The transaction has been accounted for as a purchase of entities under common control.

     The following unaudited proforma condensed consolidated balance sheet of the Company as of June 30, 1996, and unaudited proforma condensed consolidated statement of income (loss) for the period then ended, is comprised of the historical balance sheets and the historical statements of income for the Company, Hanover Resources and Group S for the six-month period ended June 30, 1996. (Such unaudited financial statements of the Company, Hanover Resources and Group S are also included in this Prospectus.) The proforma financial statements reflect the then prospective merger of Hanover Resources and Group S with and into the Company, at such date, as adjusted to give effect to the other proforma adjustments described in the footnotes thereto. The unaudited proforma adjustments are based on conditions existing at the effective time and reflect the reorganization as if the merger of Hanover Resources and Group S with the Company had been consummated at June 30, 1996. The Company has not had any significant material transactions between June 30, 1996 and the date of this Prospectus. These proforma financial statements should be read in conjunction with the financial statements of the Company, Hanover Resources and Group S appearing elsewhere in this Prospectus, and are qualified by such financial statements and the notes thereto.


         [The balance of this page has been intentionally left blank.]

                      HANOVER GOLD COMPANY, INC.
       UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET for the period ended June 30, 1996

                             ASSETS


                              Historical                                       ProForma
                    -------------------------------------           ------------------------------

                                   Hanover                        Adjustments         Combined
                    The Company    Resources      Group S        for Combination     Balance Sheet
                    -----------    ---------      -------        ---------------     -------------

Current assets:
  Cash              $   91,842     $  17,662      $    782                           $  110,286
  Inventory             29,494                                                           29,494
  Accts. rec.            1,250                                                            1,250
  Prepaid expenses      43,434         7,173                                             50,607
  Prepaid fees                         1,167                                              1,167
    Total current
     assets            166,020        26,002           782                              192,804

Resource properties
 Claims and fixed assets:
   Exploration, eng.,
    site dev.        2,225,106                                                        2,225,106
   Mining
    properties       6,163,731     1,342,720       292,838         (125,000) (1)      7,674,289
   Option                   90                                          (90) (2)
   Fixed assets        140,324                                                          140,324
   Accumulated
    depreciation       (52,562)                                                         (52,562)
      Total resource
      properties, claims &
      fixed assets   8,476,689     1,342,720       292,838                            9,987,157

Other assets:
  Reclamation bonds     19,924                                                           19,924
  Loan receivables         100                                                              100
  Due from Group S
   Limited             474,895        33,274                       (474,885) (3)
                                                                    (33,274) (4)
  Due from Hanover
   Resources, Inc.     405,809                                     (405,809) (5)
   Investment in Hanover
    Resources, Inc.                                485,038         (485,038) (6)
     Total other
      assets           900,728        33,374       485,038                               20,024
     Total assets    9,543,437     1,401,996       778,658                           10,199,985

                               LIABILITIES


                              Historical                                       ProForma
                    -------------------------------------           ------------------------------

                                   Hanover                        Adjustments         Combined
                    The Company    Resources      Group S        for Combination     Balance Sheet
                    -----------    ---------      -------        ---------------     -------------
Current liabilities:
  Note and loan
   payable          $   105,000    $   5,247                                         $   110,247
  Accounts payable      242,042                       1,500                              243,542
  Accrued expenses       80,663                                                           80,663
  Due to Hanover Gold
   Company, Inc.                     405,809        474,895         474,895 (3)
                                                                    405,809 (5)
  Due to Hanover Resources, Inc.                     33,274          33,274 (4)
   Total current
    liabilities          47,705      411,058        509,668                              434,452

Other liabilities:                                                       90 (1)
  Option deposit                          90        125,000         125,000 (2)

    Total other liabilities               90        125,000
    Total
      liabilities       427,705      411,146        834,669                              434,452

Stockholder's equity:                                                21,379 (7)
  Common stock            1,590       21,379                           (127) (7)           1,817
                                                                       (100) (8)
  Additional paid
   in capital        14,118,213    1,220,375        166,670         485,038 (6)
                                                                  1,220,375 (7)       14,767,787
                                                                   (990,723) (7)
                                                                    188,870 (8)
                                                                   (143,889) (8)

  Advance received against
   stock purchase      100,000                                                           100,000
                                                                   (250,904) (7)

  Retained earnings
    (loss)          (5,404,871)     (250,904)      (22,881)         (22,681) (8)      (5,104,071)
  Total equity
    accounts         9,115,732       990,850       143,988                             9,765,533
    Total liabilities
     and stockholders
     equity          9,543,437     1,401,996       778,658                            10,199,985


                          HANOVER GOLD COMPANY, INC.
    UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS
                     for the period ended June 30, 1996


                              Historical                                       ProForma
                    -------------------------------------           ------------------------------

                                   Hanover                        Adjustments         Combined
                    The Company    Resources      Group S        for Combination     Balance Sheet
                    -----------    ---------      -------        ---------------     -------------
REVENUE

  Sales             $    3,511                    $      0                           $   3,511
  Royalty income                      31,252                                            31,252

    Total income         3,511        31,252             0                              34,763

EXPENSE

Cost of goods mined          0                                                               0
  Depreciation, depletion
   and amortization     13,549                                                          13,549

General and administrative
  expenses             769,878        17,775         1,287         788,720

    Total expenses     783,427        17,775         1,267         802,469

    Gross profit
     (loss)           (779,916)       13,477        (1,267)       (767,706)

Other income and
  expenses                 621                                                             621
Interest income
  (expenses)               523                         122                                 645

    Total other income
      and expenses       1,144             0           122                               1,266

Net income (loss)     (778,772)       13,477        (1,145)       (766,440)

Net loss per share                      0.01         (0.01)

Fully diluted
  weighted average
  common shares
  outstanding (1)     15,736,682   2,137,970       124,000


(1)  As of June 30, 1996, 16,029,678 shares of Common Stock were outstanding and an additional 1,547,858 shares were deemed outstanding pursuant to presently exercisable options and purchase commitments.


Footnotes to Actual and ProForma Consolidated Financial Statements of the Company, Hanover Resources and Group S at June 30, 1996

     1 and 2. The options paid by the Company to the affiliated entities for the following claim groups are reversed:

     (i) Par value of the 900,000 shares of Common Stock issued to Hanover Resources, Inc. pursuant to the claim option agreement, dated December 31, 1990, giving the Company the option to acquire five claims adjacent to the Kearsarge group of claims, and:

     (ii) Reflects the elimination of the option fee paid to Group S Limited for the JTC, Randolph and 20% of the Apex claim group:

     Hanover Resources, Inc. - Option deposit                $90
     Group S Limited - Option deposit                    125,000
                                                         -------
     The Company                                       $(125,090)

     3 through 5. Reflects the elimination of the intercompany balances reflected on each company's records for advances made and received in the normal course of business involving: landowner rental payments, working capital, engineering services and general administrative costs:

     Group S - Due to the Company                      $474,895
     The Company - Due from Group S Limited            (474,895)
     Group S Limited - Due to the Company               $33,274
     The Company - Due from Group S Limited             (33,274)
     Hanover Resources, Inc. - Due to the Company      $405,809
     The Company - Due from Hanover Resources, Inc.    (405,809)

     6. Reflects the elimination of the investment account maintained by Group S Limited for costs incurred on behalf of the Company, by offsetting its respective balance with the Company's equity account as follows:

     Hanover Resources, Inc. - Paid in capital         $485,038
     Group S Limited - investment in the Hanover
       Resources, Inc. common stock                    (485,038)

     7. Reflects the extinguishment of Hanover Resources, Inc. capital accounts and retained loss upon merger with the Company, and records the issuance of 1,271,110 (4,896,110 - 3,625,000) shares of the Company's Common Stock at par value for all of the outstanding common stock of Hanover Resources, Inc.:

     Hanover Resources, Inc.  - common stock             $21,379
                              - paid in capital        1,220,375
                              - retained earnings       (250,904)
     The Company              - common stock                (127)
                              - paid in capital         (990,723)

     8. Reflects the extinguishment of Group S Limited's capital accounts and retained loss upon merger with the Company, and records the issuance of 999,376 shares of the Company's Common Stock for all of the outstanding common stock of Group S Limited:

     Group S Limited          - paid in capital         $166,670
                              - retained earnings        (22,681)
     The Company              - common stock                (100)
                              - paid in capital         (143,889)

     9. Reflects the estimated cost of the merger transaction (legal, accounting, printing and mailing costs, and filing fees) of $30,000, $30,000, $2,000, and $1,500, respectively, for a total of $63,500. Such cost are not reflected on the proforma balance sheet, and have not been accrued.

ACTUAL AND PROFORMA COMBINED FINANCIAL STATEMENTS OF THE COMPANY, HANOVER RESOURCES AND GROUP S AT DECEMBER 31, 1995

     The following table sets forth the profit and loss statements of the Company, Resources and Group S at December 31, 1995, and a proforma combined profit and loss statement at such date, as if the merger of Hanover Resources and Group S with and into the Company had then been completed. The financial data of the Company has been derived from the Company's consolidated financial statements appearing elsewhere in this Prospectus, which have been audited by Zeller Weiss & Kahn, Mountainside, New Jersey. The financial data of Hanover Resources and Group S has been derived from the financial statements of these companies appearing elsewhere in this Prospectus, which have been audited by Grossman, Tuchman & Shah LLP, New York, New York. The financial data should be read in conjunction with, and is qualified by such financial statements and the notes thereto.


                       HANOVER GOLD COMPANY, INC.
       UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF
                          INCOME AND LOSS
                 For the period ended December 31, 1995


                              Historical                                       ProForma
                    -------------------------------------           ------------------------------

                                   Hanover                         Adjustments         Combined
                    The Company    Resources      Group S        for Combination     Balance Sheet
                    -----------    ---------      -------        ---------------     -------------
REVENUE
  Sales             $  499,299      $             $    0                               $499,299
  Royalty income                      128,000         (1)           128,000
     Total income      499,299        128,000          0                                499,299

EXPENSE
  Cost of goods
   mined            1,076,668                                                         1,076,668
  Depreciation,
  depletion and
   amortization        38,229                                                            38,229
  General and
   administrative
   expenses           922,847         125,103      11,032 (1)      (128,000)            930,982
  Provision for bad
   debt               779,921                                                           779,921
    Total expense   2,817,665         125,103      11,032                             2,825,800
    Gross profit
     (loss)        (2,318,366)          2,897     (11,032)                           (2,326,501)
Other income
  and expenses
Interest income
  (expense)            29,306             (75)        589                                29,820
Loss on equipment
  sale                (32,509)                                                          (32,509)
    Total other income
      and expenses     (3,203)            (75)        589                                (2,689)
Net income
  (loss)          $(2,321,569)         $2,822     $(10,443)                          $(2,329,190)

Net loss per
  share                $(0.20)         $0.00      $(0.07)                            $     (0.15)
Fully diluted weighted
 average common
 shares outstanding 11,728,882      2,137,970      153,875                            15,920,164
____________________

(1)  Reflects the reversal of the intercompany royalty paid by the Company to the affiliated entity, as follows:

          Hanover Resources, Inc. - royalty income             $ 128,000
          The Company - general and administrative expenses    $(128,000)



Hanover Resources, Inc.

Selected Financial Data

     The selected consolidated financial data set forth below has been derived from, and should be read in conjunction with, Hanover Resources, Inc. ("Hanover Resources") audited financial statements. The selected financial data for the five years ended December 31, 1995 have been derived from the Company's audited financial statements appearing elsewhere in this proxy, which have been audited by Grossman, Tuchman & Shah LLP, New York, New York. The selected financial data should be read in conjunction with, and is qualified by such financial statements and the notes thereto.

     The selected financial data for the interim period ended June 30, 1996, has been derived from, and should be read in conjunction with, management's prepared unaudited financial statements.

Summary of Consolidated Balance Sheets:


                                                  For the years ended December 31,
                                                  --------------------------------
                                 June 30,
                                   1996        1995            1994           1993        1992       1991
                                   ----        ----            ----           ----        ----       ----
Working capital (deficit)     $    26,002      (58,191)      (172,921)        63,007     (15,629)    (24,339)
Current assets                     26,002       34,345         75,621         64,161      27,313         686
Total assets                    1,401,996    1,919,103      1,898,811      1,564,532   7,667,914   7,655,107
Current liabilities                     0       92,536        248,542          1,154      42,942      25,025
Long-term obligations             411,146      849,195        957,167        601,704   6,597,596   6,762,209
Total liabilities                 411,146      941,731      1,205,709        602,858   6,640,538   6,787,234
Stockholder's equity              990,850      977,372        693,102        961,674   1,027,376     867,873

Summary of Consolidated Statements of Operations:

Royalty income                          0      120,000        120,000        120,000     120,000     120,000
Fee income                         31,252        8,000              0         50,000     135,262         748
Net income (loss)                  13,477        2,822        (12,659)       (2,452)    (119,503)      9,234
Net income (loss) per share         0.006        0.001         (0.006)       (0.002)       0.100       0.008




Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     On April 26, 1995, the Board of Directors of Hanover Resources approved the merger with Hanover Gold Company, Inc. (the "Company"). On December 29, 1995, the stockholders of Hanover Resources also approved the merger of Hanover Resources with the Company. Under the terms of the merger, Hanover Resources' stockholders will receive 4,896,110 shares of common stock of the Company, consisting of 3,625,000 shares (which will be exchanged for the same number of shares that are currently owned by Hanover Resources, and which will be extinguished upon receipt by the Company) and 1,271,110 additional shares. In March of 1995, when Kennecott announced its withdrawal from the mining venture that Hanover Resources, the Company and Group S Limited were parties to, it became apparent to the management of these companies that they must consolidate their property holdings to successfully attract another major mining partner for developing the Alder Gulch properties. Neither of these companies have sufficient cash resources to independently continue to explore and develop their claims. The Company was forced to curtail its exploration and development activities at the Kearsarge/Apex mines due to a lack of funds. Beginning in June 1995, and continuing through year-end, an investment was made by the N. A. Degerstrom group. Additionally, the Company had restructured its senior management team. Priority was given to consolidating the properties in the Alder Gulch under the Company's control and to attracting mining companies as potential joint venture partners. As of the date of this report, the merger of Hanover Resources with the Company continues to be of significant importance to the companies' management, and is awaiting a vote by the Company's shareholders. Discussions are underway with several North American mining companies who have expressed interest in a joint venture to explore and develop the Alder Gulch property area, including Hanover Resource's property.

Results of Operations

June 30, 1996 compared to June 30, 1995. At June 30, 1996, Hanover Resources had working capital of $26,002 current assets of $26,002 and no current liabilities. This compares to current assets of $62,964 and current liabilities of $32,520, at April 30, 1995. The decrease of $4,442 in working capital at June 30, 1996 is primarily attributable to a decrease in costs and an increase in professional fees attributable to the proposed merger with the Company. Failing the approval of the merger by the Company's stockholders, Hanover Resources would not be liable for the payment of management's salaries that have been eliminated. Current assets consisted of $17,622 of cash, $7,173 of prepaid taxes, and $1,167 of prepaid fees; the decrease in current assets is primarily attributable to a reduction in cash of $16,361 used in operations, and $20,000 reduction in prepaid taxes.

     Total assets of Hanover Resources at June 30, 1996 was $1,342,720 compared to $1,898,274 for the same period in the previous year. At June 30, 1996, Hanover Resources' total assets, net of current assets, was $1,342,720 which consisted of patented (deeded) claims. This compares to $1,835,310 at June 30, 1995 which is comprised of $1,278,480 in patented (deeded) claims, and $505,030 in receivables from affiliated companies, and $51,800 in loan receivable from shareholders. The $555,554 reduction in total assets was primarily due to $534,038 reduction in due from affiliates and a decrease of $21,516 in cash.

     During the period January 1, 1996 to June 30, 1996, Hanover Resources had revenues of $31,252, which was fee income. This compares to revenues of $60,000 from royalty receipts for the same period ending June 30, 1995.

     For the period January 1, 1996 to April 30, 1996, Hanover Resources experienced net income from operations of $13,477, which was attributable to a decrease of $33,352 in payroll and payroll taxes and other operating costs when compared to the same period in 1995, and an increase in administrative and other expenses by $17,775, in anticipation of the proposed merger with the Company. This compares to a net income of $838 for the period January 1, 1995 to June 30, 1995.

1995 compared to 1994. At December 31, 1995, Hanover Resources had working capital deficit of $58,191, current assets of $34,345, and current liabilities of $92,536. This compares to current assets of $75,621 and current liabilities of $248,542, at December 31, 1994. The decrease of $172,921 in the working capital deficit at year-end is primarily attributable to a $25,500 increase in accrued professional fees, and a decrease of $181,526 of payroll and payroll tax accruals. Current assets consisted of $2,178 of cash, and $31,000 of prepaid taxes; the decrease in current assets during the year is primarily attributable to a reduction in cash of $38,443 used in operations, and $4,000 reduction in prepaid taxes.

     Total assets of Hanover Resources at December 31, 1995 were $1,919,103, compared to $1,898,811 for the previous year. At year-end 1995, Hanover Resources' total assets, net of current assets, consisted of $1,342,720 in patented (deeded) claims, and $542,038 in receivables from affiliated companies and shareholders. This compares to $1,246,360 in patented (deeded) claims, and $576,830 in receivables from affiliated companies and shareholders. The increase of $96,360, which increased the patented (deeded) claim account, is attributable to capitalizing landowner rental payments made to the landowners of the claims during the year, and there was a slight increase of $34,792 in receivables from affiliated companies and shareholders.


     During the year ended December 31, 1995, Hanover Resources had revenues of $128,000, of which, $120,000 was from royalty receipts, and $8,000 was fee income. This compares to revenues of $120,000 from royalty receipts for the year ended December 31, 1994.

     For the year ended December 31, 1995 Hanover Resources experienced net income from operations of $6,897, which was attributable to a decrease of $50,091 in payroll and payroll taxes, an increase in professional fees of $14,922, a slight decrease of $1,026 in travel expenses, a $47,444 decrease in contract services and, a decrease in general and administrative expenses of $15,781. Additionally, Hanover Resources paid taxes of $4,000 and interest expense of $75.

1994 compared to 1993. At December 31, 1994, Hanover Resources had working capital deficit of $172,921, current assets of $75,621, and current liabilities of $248,542. This compares to current assets of $64,161 and current liabilities of $1,154, at December 31, 1993. The increase of $235,928 in the working capital deficit at year-end is primarily attributable to a $230,388 increase in payroll and payroll tax accruals. Current assets consisted of $64,161 of cash; the increase in current assets during the year is primarily attributable to a reduction in cash of $23,540 used in operations, and a $35,000 increase in prepaid taxes.

     Total assets of Hanover Resources at December 31, 1994 were $1,898,811, compared to $1,564,532 for the previous year. At year-end 1994, Hanover Resources' total assets, net of current assets, consisted of $1,246,360 in patented (deeded) claims, and $576,830 in receivables from affiliated companies and shareholders. This compares to $1,141,240 in patented (deeded) claims, and $34,180 in receivables from affiliated companies and shareholders, and $338,771 in investment in affiliates. The increase of $105,120, which increased the patented (deeded) claim account, is attributable to capitalizing landowner rental payments made to the landowners of the claims during the year, and there was an increase of $275,875 in receivables from affiliated companies and shareholders.

     During the year ended December 31, 1994, Hanover Resources had revenues of $120,000, from royalty receipts. This compares to revenues of $170,000, from royalty receipts for the year ended December 31, 1993.

     For the year ended December 31, 1994, Hanover Resources experienced a net loss from operations of $2,452, which was attributable to an increase of $1,327 in payroll and payroll taxes, an decrease in professional fees of $24,501, a decrease of $21,573 in travel expenses, a $40,116 increase in contract services and, a decrease in general and administrative expenses of $14,416. Additionally, Hanover Resources paid taxes of $12,620 and interest expense of $22,942.

Liquidity and Capital Resources

January 1, 1996 to June 30, 1996. Cash flow from operating activities from January 1, 1996 to June 30, 1996 reflected an increase of $11,657 in cash.
The increase was attributable to a $17,574 decrease in prepaid taxes; a $1,167 increase in prepaid fees; an increase of $49,640 in patented (deeded) claims; a $412,000 decrease in due from stockholders; a $12,090 increase in due to affiliated companies; an a $40,536 decrease in accrued expenses.

     Cash flow from investing activities for the period was zero.

     Cash flow from financing activities for the period was zero.

     Hanover Resources has financed its operations primarily from royalty income it receives from the Company pursuant to a lease agreement, and from advances from its affiliates. Pending the merger of Hanover Resources and the Company, the Company has assumed responsibility for all landowner royalty payments, and has suspended making royalty payments to Hanover Resources.

1995 compared to 1994. Cash flow from operating activities in 1995 reflected the use of $38,443 in cash. The increased use of cash was attributable to a decrease of $4,000 for prepaid taxes; an increase in prepaid fees of $1,167; an increase in patented deeded claims of $96,360; a decrease in shareholder loans of $63,800; an increase of $154,876 in receivables from affiliates; a decrease in accrued expenses of $156,006, which was primarily for payroll and payroll taxes; and a decrease in notes payable of $291,856 because the note holders converted their notes to common stock of Hanover Resources as per the terms of the note.

     Cash flow from investing activities during the year was zero.

     Cash flow from financing activities increase by $281,448 due to the conversion of the note to shares of Hanover Resources' common stock.

1994 compared to 1993. Cash flow from operating activities in 1994 reflected a use of $23,540 in cash. The increased use of cash was attributable to an increase of $35,000 for prepaid taxes; an increase in patented deeded claims of $105,120; an increase in shareholder loans of $51,440; an increase of $129,624 in payables to affiliates; an increase in accrued expenses of $247,388, which was primarily for payroll and payroll taxes; and an increase in notes payable of $11,558.

     Cash flow from investing activities increased by $149,750 attributable to the proceeds from sale warrants to purchase Common Stock of the Company that Hanover Resources owned.

     There was no cash flow generated from financing activities.

Group S Limited

Selected Financial Data

     The selected consolidated financial data set forth below has been derived from, and should be read in conjunction with, Group S Limited's ("Group S") audited financial statements. The selected financial data for the five years ended December 31, 1995 have been derived from the Company's audited financial statements appearing elsewhere in this proxy, which have been audited by Grossman, Tuchman & Shah LLP, New York, New York. The selected financial data should be read in conjunction with, and is qualified by such financial statements and the notes thereto.

     The selected financial data for the interim period ended April 30, 1996, has been derived from, and should be read in conjunction with, management's prepared unaudited financial statements.

Summary of Consolidated Balance Sheets:


                                                  For the years ended December 31,
                                                  --------------------------------
                                 June 30,
                                   1996        1995            1994           1993        1992         1991
                                   ----        ----            ----           ----        ----         ----

Working capital (deficit)     $   (718)            427       36,385         22,332       10,773      30,622
Current assets                     782           9,642       36,385         22,332       11,523      30,622
Total assets                   778,658       1,288,282      623,272        494,701      204,527     207,386
Current liabilities              1,500           9,215            0              0          750           0
Long-term obligations          633,169       1,133,933      425,695        293,195            0           0
Total liabilities              634,669       1,143,148      425,695        293,195          750           0
Stockholder's equity           143,989         145,134      197,577        201,506      203,777     207,386

Summary of Consolidated Statements of Operations:

Sales                               0                0            0            517          710         182
Net income (loss)              (1,145)         (10,443)      (3,929)        (2,271)      (4,319)     (1,284)
Net income (loss) per share    (0.009)          (0.080)      (0.080)        (0.050)      (0.090)     (0.030)


Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     On April 26, 1995, the board of directors of Group S approved the merger with Hanover Gold Company, Inc. (the "Company"). On December 29, 1995, the stockholders of Group S also approved the merger of their company with the Company. Under the terms of the merger, Group S's stockholders will receive 999,376 shares of common stock of the Company. In March of 1995, when Kennecott announced its withdrawal from the mining venture that Group S, Hanover Resources, Inc. ("Hanover Resources") and the Company were parties to, it became apparent to the management of these companies that they must consolidate their property holdings to successfully attract another major mining partner to develop the Alder Gulch properties. Neither of these companies have sufficient cash resources to independently continue to explore and develop their claims. The Company was forced to curtail their exploration and development activities at the Kearsarge/Apex mines due to a lack of funds. Beginning in June 1995, and continuing through year-end, an investment was made by the N. A. Degerstrom group. Additionally, the Company had restructured its senior management team. Priority was given to consolidating the properties in the Alder Gulch under the Company's control and to attracting mining companies as potential joint venture partners. As of the date of this report, the merger of Group S with the Company continues to be of significant importance to the companies' management, and is awaiting a vote by the Company's shareholders. Discussions are underway with several North American mining companies who have expressed interest in a joint venture to explore and develop the Alder Gulch property area, including Group S's property.

Results of Operations

June 30, 1996 compared to June 30, 1995. At June 30, 1996, Group S had a working capital deficit of $718 current assets of $782, and current liabilities of $1,500. This compares to current assets of $32,955 and no current liabilities at June 30, 1995. The decrease of $33,673 in working capital at June 30, 1996 compared to June 30, 1995 is primarily attributable to an increase in intercompany accounts with Hanover Resources, and an increase in landowner royalty payments. Current assets consisted of $8,801 of cash. The decrease in current assets during the year is primarily attributable to a reduction in cash of $32,173 used in operations and with affiliates.

     Total assets of Group S at June 30, 1996 were $778,658 compared to $619,842 at June 30, 1995. At June 30, 1996, Group S's total assets, net of current assets, consisted of $292,839 in patented (deeded) claims, and $485,038 in investment in Hanover Resources. This compares to $92,838 in patented (deeded) claims, and $494,049 in receivables from affiliated companies and shareholders. The increase of $200,001, which increased the patented (deeded) claim account, is attributable to capitalizing landowner rental payments made to the landowners of the claims during the year, while there was a decrease of $494,049 in receivables from affiliated companies and shareholders, and an increase of $485,038 in investment in Hanover Resources.

     During the periods from January 1, to June 30, 1995 and 1996, Group S did not have any operating revenue.

     For the period January 1, 1996 to June 30, 1996, Group S had a net loss from operations of $1,145 which was attributable to general and administrative expenses. For the same period in 1995, the loss was $3,430, and was primarily attributable to professional fees.

1995 compared to 1994. At December 31, 1995, Group S had working capital of $427, current assets of $9,642, and current liabilities of $9,215. This compares to current assets of $36,385 and current liabilities of $0, at December 31, 1994. The decrease of $35,958 in working capital at year-end is primarily attributable to a $10,000 decrease in intercompany accounts with the Company, and approximately $13,000 spent on the claims. Current assets consisted of $9,642 of cash. The decrease in current assets during the year is primarily attributable to a reduction in cash of $26,743 used in operations.

     Total assets of Group S at December 31, 1995 were $1,288,282, compared to $623,272 for the previous year. At year-end 1995, Group S's total assets, net of current assets, consisted of $292,839 in patented (deeded) claims, and $500,764 in receivables from affiliated companies and shareholders. This compares to $92,838 in patented (deeded) claims, and $494,049 in receivables from affiliated companies and shareholders. The increase of $200,001, which increased the patented (deeded) claim account, is attributable to capitalizing landowner rental payments made to the landowners of the claims during the year, and there was a slight decrease of $6,715 in receivables from affiliated companies and shareholders.

     During the years ended December 31, 1995 and 1994, Group S did not have any operating revenue.

     For the year ended December 31, 1995, Group S had a net loss from operations of $10,443, which was attributable to an increase in professional fees of $9,215, a decrease in general and administrative expenses of $4,194.

1994 compared to 1993. At December 31, 1994, Group S had working capital of $36,385, current assets of $36,385, and no current liabilities. This compares to current assets of $22,332 and no current liabilities at December 31, 1993. The increase of $14,053 in the working capital at year-end is solely attributable to a $14,053 increase in cash.

     Total assets of Group S at December 31, 1994 were $623,272, compared to $494,701 for the previous year. At year-end 1994, Group S's total assets, net of current assets, consisted of $92,838 in patented (deeded) claims, and $494,049 in receivables from affiliated companies and shareholders. This compares to $256,764 in patented (deeded) claims, and $215,605 in receivables from affiliated companies and shareholders. The decrease of $163,925, in the patented (deeded) claim account, is attributable to reclassifying a portion of the previously capitalized landowner rental payments made to the landowners of the claims during previous years, and an increase of $278,444 in receivables from affiliated companies and shareholders.

     During the years ended December 31, 1994, and 1993, Group S did not have any operating revenues.

     For the year ended December 31, 1994, Group S experienced a net loss from operations of $3,929, which was attributable to general and administrative expenses of $6,011. Additionally, Group S paid taxes of $2,082.

Liquidity and Capital Resources

June 30, 1996 compared to June 30, 1995. Cash flow from operating activities for the period January 1, 1996 to April 30, 1996 reflected the use of $1,267 in cash. The increased use of cash was attributable to an increase in administrative and office expenses of $1,145 over the same period during 1995.


     Cash flow from investing activities for both periods was zero.

     Cash flow from financing activities for both periods was zero.

     Group S has financed its operations primarily from equity raised when incorporated, and from advances from its affiliates. Pending the merger of the Group S and the Company, the Company has assumed responsibility for all landowner royalty payments, and has suspended making advances to Group S.

1995 Compared to 1994. Cash flow from operating activities in 1995 reflected the use of $500,295 in cash. The increased use of cash was attributable to an increase of $363,925 in patented (deeded) claims; a decrease in accounts payable of $9,215; a decrease in due from affiliates of $334,443; an increase in shareholder loans of $41,700; and an increase of $534,038 in payables to affiliates.

     Cash flow from investing activities increased by $485,038 which was entirely the result of the Company's acquisition of Hanover Group, Inc. (See
Note 6 to the audited financial statements of Group S appearing elsewhere in this Prospectus.)

     Cash flow from financing activities increased by $42,000 for the same reason as previously noted.

1994 Compared to 1993. Cash flow from operating activities in 1994 reflected a use of $14,053 in cash. The increased use of cash was attributable to an increase of $163,925 in patented deeded claims; and an increase of $145,943 in payables to affiliates.

     Cash flow from investing activities was zero.

     There was no cash flow generated from financing activities.





        [The balance of this page has been intentionally left blank.]

                        INDEX TO FINANCIAL STATEMENTS

Item                                                             Page


Unaudited Interim Financial Statements of the Company:

Consolidated Balance Sheet as of June 30, 1996
  and December 31, 1995                                          F/S-3
Consolidated Statements of Operations for the Six
  Months Ended June 30, 1996 and 1995                            F/S-4
Consolidated Statements of Changes in Stockholders' Equity
  for the Six Months Ended June 30, 1996 and the Year
  Ended December 31, 1995                                        F/S-5
Consolidated Statements of Cash Flow for the Six
  Months Ended June 30, 1996 and 1995                            F/S-6
Notes to Interim Consolidated Financial Statements               F/S-7

Audited Year-End Financial Statements of the Company:

Report of Independent Accountants                                F/S-12
Consolidated Balance Sheet as of December 31, 1995 and 1994 F/S-13 Consolidated Statements of Operations for the Years
  Ended December 31, 1995, 1994 and 1993                         F/S-14
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1995, 1994 and 1993           F/S-15
Consolidated Statements of Cash Flows for the Years
  Ended December 31, 1995, 1994 and 1993                         F/S-17
Notes to Consolidated Financial Statements                       F/S-18

Unaudited Interim Financial Statements of Hanover Resources

Interim Management Report for the Year Ended December 31, 1995,
and for the Periods January 1 to June 30, 1995 and 1996, and
April 26, 1990 (Inception) to June 30, 1996                      F/S-41

Audited Year-End Financial Statements of Hanover Resources:

Independent Auditor's Report                                     F/S-51
Balance Sheet as of December 31, 1995 and 1994                   F/S-52
Statements of Income (Loss) and Accumulated Deficit              F/S-53
Statements of Cash Flows                                         F/S-54
Notes to Financial Statements                                    F/S-55

Unaudited Interim Financial Statements of Group S

Interim Management Report for the Year Ended December 31, 1995,
and for the Periods January 1 to June 30, 1995 and 1996, and
September 9, 1991 (Inception) to June 30, 1996                   F/S-59

Audited Year-End Financial Statements of Group S

Independent Auditor's Report                                     F/S-68
Balance Sheet as of December 31, 1995 and 1994                   F/S-69
Statements of Income (Loss) and Accumulated Deficit              F/S-70
Statements of Cash Flow                                          F/S-71
Notes to Financial Statements                                    F/S-72

                       HANOVER GOLD COMPANY, INC.
                 UNAUDITED INTERIM FINANCIAL STATEMENTS
                         FOR THE PERIOD ENDED
                             JUNE 30, 1996

               HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                    (A Development Stage Company)
                 CONDENSED CONSOLIDATED BALANCE SHEET

                              ASSETS

                                          June 30,          December 31,
                                            1996               1995
                                        (Unaudited)          (Audited)
                                        -----------         -----------

Current assets:
     Cash                               $ 91,842            $  723,162
     Inventory (Note 3)                   29,494                29,494
     Accounts receivable
     Prepaid expenses                      1,250                97,586
                                         -------               -------
          Total current assets           166,020               850,242

Resource properties and claims:
     Exploration, engineering and site
          development                    2,225,106           2,225,106
     Mining properties (Notes 5 and 6)   6,366,231           3,922,083
     Option                                     90                90
                                         ---------           ---------
          Total resource properties
            and claims                   8,591,427           6,147,279
                                         ---------           ---------

Property and equipment, at cost            140,324             150,494

Less accumulated depreciation               56,562              47,675
                                         ---------           ---------
     Net property and plant and
       equipment                            87,762             102,819
                                         ---------           ---------
Other assets:
     Reclamation bonds                      19,924              19,924
     Note receivable (Note 4)                 -                309,296
     Due from Group S, Ltd.                474,895             474,895
     Due from Hanover Resources, Inc.      405,909             405,909
                                         ---------           ---------
          Total resource properties
            and claims                     900,728           1,210,024
                                         ---------           ---------
               Total assets             $9,745,937          $8,310,364
                                         ---------           ---------


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable                      $  105,000          $   48,654
     Loans payable-shareholder                   -              50,000
     Accounts Payable                      242,042             221,756
     Accrued Expenses                       80,663              38,450
                                         ---------           ---------
               Total current
                 liabilities               427,705             358,860
                                         ---------           ---------

Stockholders' equity:
     Common Stock, $.0001 par value, authorized
          25,000,000 shares; issued and outstanding
          16,029,678 (1) and 13,649,678
          shares respectively               1,603                1,365

     Additional paid-in capital         14,320,700          12,275,438

     Advance against stock purchase
       obligation                          100,000                   -

     Deficit accumulated during the
       development stage                (5,104,071)         (4,325,299)
                                         ---------           ---------
                                         9,318,322           7,951,504
                                         ---------           ---------
          Total liabilities &
           stockholders' equity         $9,745,937           $8,310,364
                                         =========            =========
_____________________

(1) Does not include 1,547,858 shares issuable to presently exercisable options and purchase commitments.

                 HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                              (Unaudited)


                                         Six Months          Six Months
                                           Ended               Ended
                                        June 30, 1996       June 30, 1995
                                        -------------       -------------

Revenue                                 $  3,511            $ 249,299

Cost of goods mined                            -              628,955
                                         -------              -------
Gross profit (loss)                        3,511             (379,656)

General and administrative
  expenses                               783,427              582,191
                                         -------              -------
Loss from operations                    (779,916)            (961,847)

Interest and Other Income                  1,144               24,817
Option Received                                -              250,000
                                         -------              -------
Net Loss                                ($778,772)          ($687,030)

Net Loss per share                      $ (0.05)            $ (0.07)

Weighted average common
  shares outstanding (1)                15,736,683          10,016,930
_____________________

(1) As of June 30, 1996, 16,029,678 shares of Common Stock were outstanding and an additional 1,547,858 shares were deemed outstanding pursuant to presently exercisable options and purchase commitments.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)
         CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                               (Deficit)
                                                                                               Accumulated
                                                                                Additional     During the
                                                    Common       Common          Paid In       Development
                                                    Shares       Stock           Capital         Stage
                                                  -----------    -------        ----------     -----------
Balance, December 31, 1994                         8,845,857     $  885         $9,838,572     ($2,003,730)

Issuance of 250,000 shares of common stock to Hanover
     Resources, Inc. pursuant to Modification
     Agreement dated 12/31/90 ($1.60/share)          250,000         25

Issuance of 2,142,856 shares of common stock to N.A.
     Degerstrom pursuant to Securities Purchase
     Agreement dated 06/01/95 ($0.35/share)        2,142,856        214            749,786

Issuance of 714,286 shares of common stock to N.A.
     Degerstrom pursuant to Securities Purchase
     Agreement dated 06/01/95 ($0.35/share)          714,286         71            249,929

Issuance of 200,000 shares of restricted
     common stock pursuant to a private
     placement ($1.00/share)                         200,000         20            199,980

Issuance of remaining 250,000 shares of common
     stock to Hanover Resources, Inc. pursuant
     to Modification Agreement dated
     12/31/90 ($.0001/share)                         250,000         25                  -

Issuance of 69,679 shares of common stock in
     satisfaction of vendor obligations
     ($1.06/share)                                    69,679          7             74,089

Issuance of 200,000 shares of common stock in
     satisfaction of vendor obligations
     ($1.00/share)                                   200,000         20            199,980

Issuance of 1,000,000 shares of common stock to
     N.A. Degerstrom pursuant to amendment to
     Securities Purchase Agreement
     dated 06/01/95 ($1.00/share)                  1,000,000        100            999,900

Redemption of previously issued shares
  ($1.60/share)                                      (23,000)       (2)            (36,798)

Net loss                                                                                        (2,321,569)
                                                   ----------      -----          ---------      ---------
Balance, December 31, 1995                         13,649,678      1,365         12,275,438     (4,325,299)

Issuance of 5,000 shares of common stock to
     W.W. Goodridge pursuant to Agreement
     of Assignment dated
     11/30/95 ($1.00/share)                            5,000                         5,000

Issuance of 525,000 shares of common stock to
     Tabor Resources Corporation pursuant to
     Asset Purchase Agreement dated March 25,
     1996 ($1.62/share)                              525,000        53             850,447

Issuance of 250,000 shares of common stock to
     Roy A. Moen pursuant to Agreement and Amendment
     to Mining Lease and Option to Purchase dated
     March 26, 1996 ($1.56/share)                    250,000        25             389,975

Issuance of 1,000,000 shares of common stock to
     N.A. Degerstrom pursuant to amendment to
     Securities Purchase Agreement
     dated 06/01/95 ($0.50/share)                  1,600,000       160             999,840

Net loss                                                                                       ( 778,772)
                                                   ---------       ------        ----------     ---------
Balance, June 30, 1996                             16,029,678      $1,603       $14,320,700    ($5,104,071)


               HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                            (Unaudited)

                                                        Six Months          Six Months
                                                          Ended               Ended
                                                       June 30, 1996       June 30, 1995
                                                       -------------       -------------

Operating activities:                                  $(778,772)          $(687,030)
     Net loss

Adjustments to reconcile net cash and equivalents
     provided by operating activities:
     depreciation                                         13,549              15,887
     depletion                                                 -                   -

Changes in operating assets and liabilities:
     (Increase) decrease in subscription receivable            -             647,981
     (Increase) decrease in inventory                          -              91,351
     (Increase) decrease in prepaid expenses              54,152              69,194
     Increase (decrease) in accounts payable              20,286            (152,484)
     Increase (decrease) in accrued expenses              42,213            (109,678)
     Increase (decrease) in accounts receivable           (1,250)                  -

Changes in other assets and liabilities:
     (Increase) decrease in reclamation bond                   -                (106)
     (Increase) decrease in notes receivable             309,296             (10,873)
     (Increase) decrease in due to Group S Limited             -             118,165
     (Increase) decrease in due to Hanover
       Resources, Inc.                                         -              66,847
     Increase (decrease) in note payable                   6,346                   -
     (Decrease) in option payable                              -            (250,000)
     Increase (decrease) in payroll taxes & disability      -                 71,635
                                                        --------            --------
Net cash used in operating activities                   (334,180)           (129,201)
                                                        --------            --------
Investing Activities:
     Purchase of property and equipment                   (33,945)           (46,289)
     Increase in mining properties                     (2,444,148)          (742,926)
                                                        ---------           --------
Net cash used in investing activities                  (2,478,093)          (789,215)
                                                        ---------           --------
Financing Activities:
     Disposition of equipment for mining interests        35,453                   -
     Issuance of common stock for mining interests     1,245,500                   -
     Proceeds from sale of Common Stock                  900,000             350,025
                                                       ---------            --------
Net cash provided by financing activities              2,180,953             350,025
                                                       ---------            --------
Net increase (decrease) in cash                         (631,320)           (568,391)
Cash, beginning of period                                723,162             646,141
                                                        --------            --------
Cash, end of period                                       91,842              77,750
                                                          ======              ======

               HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                    (A Development Stage Company)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)


Financing information presented in the Company's quarterly reports follow the policies set forth in its Annual Report to Stockholders and its Annual Report on Form 10-K filed with the Securities and Exchange Commission. In accordance with generally accepted accounting principles for interm financial information, the instructions to Form 10-Q, and Rule 10-01 of Regulation S-X, these quarterly reports do not include all of the information and footnotes.

In the opinion of the Company's management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

1.   Nature of business:

     The objectives of the Company are to invest in precious metal claims, namely gold and silver deposits having economic potential for development and mining and related activities in the precious metals and mining industries.

2.   Organization:

     Hanover Gold Company, Inc. was incorporated in Delaware on December 6, 1984 and on September 24, 1990 exchanged 14,000,000 shares of its $.0001 par value common stock for 100% of the outstanding stock of Hanover International Limited. On July 31, 1990 the Company acquired the Kearsarge Lode Claim, south of Virginia City, Montana, entering into a Sublease and Purchase Option Agreement with the Hanover Resources, Inc. As of December 1990 the company reverse split the stock 1 for 20.

3.   Inventories:

       Inventories consist of:

                                    June 30, 1996      June 30, 1995
                                    -------------      -------------

          Raw materials                $29,494              $69,688
          Work in process                    -                    -
          Yard and supplies                  -               20,199
          Inventory write-down               -                    -
                                        ------               ------
             Total Inventory           $29,494              $89,887

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)

4.   Note Receivable:

     In February, March and April 1993, the Company made total loans of $100,000 to Moen Builders, Inc. and M&W Milling and Refining, Inc. (Collectively referred to as "M&W") for M&W to acquire certain equipment to complete its custom mill facility. M&W is not affiliated with the Company. The Company secured this loan with a fully executed and recorded UCC Financing Statement covering certain equipment. M&W was obligated to repay the notes from cash flow proceeds at the rate of $3.33 per ton of the Company's ore processed by M&W at the mill and at the rate of $2.00 per ton for third party ore processed by M&W at the mill. As of December 31, 1994 M&W had paid back $7,897, leaving a balance due from M&W of $92,103. As of December 31, 1995 M&W paid back $2,806, leaving a balance due of $89,297.

     During 1994, the Company acquired the exclusive use of the gravity and carbon-in-leach mill processing facility known as Geneva Mill, L.C. at Toston, Montana. The Company entered into an agreement with Geneva Mill, L.C. on June 14, 1994 and provided the necessary funds for Geneva Mill, L.C. to acquire and refurbish the facility. In addition to the note receivable to M&W, the Company had made loan advances in 1994 to Geneva Mill, L.C. in the amount of $1,221,922 and an additional amount in 1995 of $373,278, for plant acquisition, crushing equipment, refurbishing used mill equipment, installation of new pumps, construction of tailings ponds and liners, transportation trucking equipment, and loaders and working capital. The terms of the repayment of the loans were based on the tons of ore processed at the mill at the rate of $45 per ton plus a $5 credit per ton as a payment toward the advance. For 1994 and 1995 Geneva Mill, L.C. repaid from processing $240,642 and $266,137, respectively, and made cash payments of $88,500 in 1995. In 1995 all operations between Geneva Mill, L.C. and Hanover Gold ceased. The balance due to the Company prior to the write-off of the uncollectible portion of the amounts due was $999,921. Management determined to write off $779,921 as an uncollectible bad debt for 1995 due to the prospect that the mill would no longer be utilized and the inability of Geneva Mill, L.C. to repay the loan. The remaining balance of $220,000 was secured by tangible assets and a security interest.

     The Company's Group S subsidiary entered into an agreement with Roy Moen and related interests effective March 26, 1996 amending the terms of an October 1991 lease and option agreement covering 216 mining claims in the Alder Gulch area. As partial consideration for amending the agreement, the Company became obligated for the issuance of 250,000 shares of its common stock; the granting of a three year option for the issuance of an additional 200,000 shares of its common stock at an exercise price of $2.00 per share; the transfer of two mining trucks that it owns free and clear of encumbrances with a book value of approximately $35,000; the forgiveness of the note receivable in the amount of $89,297 due from M&W, and release of the UCC filing the Company held as security for that note; and the elimination of the note receivable in the amount of $220,000 due from Geneva Mill, L.C. in exchange for a $3,000,000 reduction in the landowner rental obligations that are owed to M&W by Group S, Ltd., which, upon approval of the pending merger of Group S, Ltd. and the Company, would become the Company's obligation to pay M&W. M&W will also take title to all of the assets owned by Geneva Mill, L.C. as part of the consideration for the reduction in rental payments to be received by M&W.

                 HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (Unaudited)


5.   Patented (deeded) claims:

     The Company acquired the mining rights to the Kearsarge Load Claim, a precious metals tract from Hanover Resources, Inc. pursuant to a Mineral Sublease and Purchase Option Agreement dated July 31, 1990. The agreement provides for the payment of rent as follows:

     On or before November 1, 1990            $ 100,000
     March 1, 199                               100,000
     June 1, 1991                               125,000
     September 1, 1991                           50,000
     December 1, 1991                            50,000
     January 1, 1992                             25,000
     February 1, 1992                            25,000
     March 1, 19992                              25,000
     April 1, 1992                               25,000
     May 1, 1992                                 50,000
     September 1,  1992                          50,000
     June 1, 1993                               150,000
     June 1, 1994                               100,000
     June 1, 1995                               350,000
     June 1, 1996                               400,000
     June 1, 1997                               400,000
     June 1, 1998                               400,000
     June 1, 1999                               875,000
                                              ---------
                                             $3,300,000
                                              =========

6.   Agreements:

     On February 13, 1992, the Hanover Group, Inc. entered into an agreement with Bearcat for Bearcat's 30% working interest in the 34 claims known as the Kearsarge Group of Claims. Hanover Group then assigned the agreement to the Company without consideration and thereafter the Company acquired the working interest for a consideration of 600,000 shares of restricted common stock issued by the Company to Bearcat. The negotiated value of the stock between the Company and Bearcat on the closing date was $2.0 per share or a total of $1,200,000 for the working interest. In addition, Bearcat was granted two future stock options by the Company, one at $3.00 per share for 171,000 shares of legended common stock which expired May 14, 1995, and another at $10.00 per share for 500,000 shares of legend common stock which expires May 14, 1997.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (Unaudited)


     On February 20, 1982, the Company entered into an Assignment and Mineral Sublease agreement with Hanover Resources, Inc. The Agreement provides for the Company to pay the underlying landowner rental obligations as follows:

          June 1, 1992             $  150,000
          September 1, 1992            50,000
          June 1, 1993                112,500
          June 1, 1994                 85,000
          June 1, 1995                200,000
          June 1, 1996                200,000
          June 1, 1997                200,000
          June 1, 1998                200,000
          June 1, 1999              1,377,500
                                    ---------
                                   $2,775,000
                                    =========

     Additionally, on November 10, 1993 the Company entered into an Option to Purchase Agreement, with an unrelated party, for the remaining 20% of the Apex claim and two additional claims, the JTC and Randolph claims for $1,650,000 and a five percent (5%) Net Smelter Return royalty. Under the Agreement, the Company has the right to purchase this claim package for $1,650,000 less the amount previously paid of $250,000. This is pursuant to the underlying landowner rental payment obligations as follows:

          April 15, 1995           $  150,000
          April 15, 1996              200,000
          April 15, 1997              250,000
          April 15, 1998              300,000
          April 15, 1999              500,000
                                    ---------
                                   $1,400,000
                                    =========

     Effective March 25, 1996 the Company entered into an asset purchase agreement with the Tabor Resources Corporation, a Minnesota corporation, for the purchase of ten patented and 20 unpatented mining claims, and one mining lease, covering properties located in the Alder Gulch area. The Company issued Tabor 525,000 shares of common stock in the transaction.

7.   Development stage company;

     The Company's operations have been centered around its organization, evaluation of the mining industry, start-up financing of its operations, including acquisition of the Kearsarge Mine, evaluation of engineering data, obtaining necessary mining permits and formulation and implementation of tis business plan. From May 2, 1990 through the period ending June 30, 1996, the Company has secured required financing from its public warrant offering, and Hanover Resources, Inc. its principal shareholder, in the total aggregate amount of $11,076,514, which financing has been in the form of cash for exploration, engineering, site development and rental payments for the Kearsarge Claim. Additionally, financing has been provided from the public offering of the Company's warrants. The Company has incurred losses in connection with its operations through the period ended June 30, 1996 of $5,104,071.

                        HANOVER GOLD COMPANY, INC.
                       AUDITED FINANCIAL STATEMENTS
                            FOR THE YEARS ENDED
                        DECEMBER 31, 1995 AND 1994
                            AND FOR THE PERIOD
                MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

                      INDEPENDENT AUDITOR'S REPORT


Board of Directors
Hanover Gold Company, Inc.
Roslyn, New York


     We have audited the accompanying consolidated balance sheet of Hanover Gold Company, Inc. and Subsidiary as of December 31, 1995 and December 31, 1994, and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and for the period May 2, 1990 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements present fairly the financial position of Hanover Gold Company, Inc., and Subsidiary, as of December 31, 1995 and 1994 and the consolidated statements of income (loss), stockholders' equity and cash flow for the years ended December 31, 1995, 1994 and 1993 and May 2, 1990 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 12, the Company has been in the development stage since May 2, 1990.


                                        Zeller Weiss & Kahn


March 29, 1996, except for
 Note 24 as to which the
 date is May 28, 1996

                      PART I - FINANCIAL INFORMATION
                      ------------------------------

                 Item 1  Consolidated Financial Statements
                         ---------------------------------

                        HANOVER GOLD COMPANY, INC.
                      (A Development Stage Company)
                       CONSOLIDATED BALANCE SHEET
                                  ASSETS

                                                  (Restated)
                                                  (Note 18)
                                                  December 31,   December 31,
                                                     1994           1995
                                                  ------------   ------------
Current assets:
  Cash                                            $  646,141     $   723,162
  Inventory (Note 7)                                 181,238          29,494
  Prepaid expenses                                    89,696          97,586
                                                   ---------      ----------
    Total current assets                             917,075         850,242
                                                   ---------      ----------

Resource properties and claims:
  Exploration, engineering and site development
   (Note 8)                                        2,228,118       2,225,106
  Mining properties (Notes 9 & 11)                 3,388,621       3,922,083
  Option (Note 10)                                        90              90
                                                   ---------       ---------
    Total resource properties and claims           5,616,829       6,147,279
                                                   ---------       ---------

Property and equipment, at cost (Note 3)             167,319         150,494

Less accumulated depreciation                         28,205          47,675
                                                   ---------       ---------
  Net property plant and equipment                   139,114         102,819
                                                   ---------       ---------

Other assets:
  Reclamation bonds (Note 15)                         19,655          19,924
  Note receivable (Note 5)                         1,073,383         309,296
  Due from Group S, Ltd. (Note 13)                   300,695         474,895
  Due from Hanover Group, Inc. (Note 13)              19,835               0
  Due from Hanover Resources, Inc. (Note 13)         207,042         405,909
                                                   ---------       ---------
    Total resource properties and claims           1,620,610       1,210,024
                                                   ---------       ---------
      Total assets                                $8,293,628      $8,310,364
                                                   =========       =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                   $        0      $   48,654
  Loans payable - shareholder (Note 13)                               50,000
  Accounts payable                                   411,930         221,756
  Accrued expenses                                    45,331          38,450
                                                   ---------       ---------
      Total current liabilities                      457,261         358,860
                                                   ---------       ---------

Other liabilities:
  Option deposit                                     250,000               0
                                                   ---------       ---------
Stockholders' equity:
  Common stock, $.0001 par value, authorized
   25,000,000 shares issued and outstanding
   8,845,857 and 13,649,678 shares respectively          885           1,365

  Additional paid in capital                       9,838,572      12,275,438
  Deficit accumulated during the development
     stage                                        (2,003,730)     (4,325,299)
  Less: Subscription receivable (Note 6)          (  249,360)              0
                                                   ---------       ---------
                                                   7,586,367       7,951,504
                                                   ---------       ---------
    Total liabilities and stockholders' equity    $8,293,628      $8,310,364
                                                   =========       =========

             See notes to consolidated financial statements.

              HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)

              CONSOLIDATED STATEMENT OF INCOME (LOSS)








                         (Restated)     (Restated)                    May 02, 1990
                         (Note 18)      (Note 18)                     (Inception)
                         Year Ended     Year Ended     Year Ended          to
                         December 31,   December 31,   December 31,   December 31,
                           1993           1994           1995             1995
                           ----           ----           ----             ----
Revenue:
  Sales                  $       0      $  216,418     $   499,299    $  715,717
                          --------       ---------      ----------     ---------

Expenses:
  Cost of goods mined         0            910,815       1,076,668     1,987,483
  Depreciation, depletion
   and amortization          4,915          28,415          38,229        71,559
  General and
   administrative          269,250         631,816         922,847     2,547,297
  Provision for bad debt                                   779,921       779,921
                          --------       ---------       ---------     ---------

    Total cost and
     expenses              274,165       1,571,046       2,817,665     5,168,204
                          --------       ---------       ---------     ---------

Gross profit (loss)
 operations              ( 274,165)     (1,354,628)    ( 2,318,366)   (4,452,487)

Other income and expenses:
  Interest income           22,119         106,655          29,306       159,697
  Loss on sale of
   equipment                                           (   32,509)    (   32,509)
                          --------       ---------      ---------      ----------
    Total other income
     and expenses           22,119         106,655     (    3,203)       127,188
                          --------       ---------      ---------      ----------

Net loss                 ($ 252,046)    ($1,247,973)   ($2,321,569)   ($4,325,299)
                          =========       =========      ==========     =========

Earnings per common
 share:

Primary                  ($    0.03)    ($     0.15)   ($     0.20)

Weighted average common
 shares outstanding        7,498,786      8,314,859      11,728,882
                           =========      =========      ==========


                 See notes to consolidated financial statements.

                   HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                       (A Development Stage Company)
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                               (Deficit)
                                                                                               Accumulated
                                                                                Additional     During the
                                                    Common       Common          Paid In       Development
                                                    Shares       Stock           Capital         Stage
                                                  -----------    -------        ----------     -----------
Balance, May 2, 1990                                700,000      $   70         $  264,311
     Issuance of common stock, Sept. 24, 1990
          ($0.07/share)                              86,250           9              6,009
     Issuance of common stock for modification,
          Dec. 31, 1990 ($.0001/share)            1,500,000         150
     Issuance of common stock for additional claims
          Dec. 31, 1990 ($.0001/share)              900,000          90

Payments by Hanover Resources, Inc.:
          Deferred offering expense                                                 12,636
          Exploration, engineering and site development                             26,280
          Deposit, Kearsarge Lode Claim                                            100,000
          Cash infusion                                                              5,000
Net loss                                                                                           (37,962)
                                                  ---------       ----            --------          ------
Balance, December 31, 1990                        3,186,250        319             414,236         (37,962)

Payment by Hanover Resources, Inc.:
     Deposit purchase of claim                                                     325,000
     Issuance of common stock to directors
          ($.0001/share)                            200,000        20
     Issuance of common stock for claims and
          engineering costs ($2.50/share)           229,007        23              572,496

Exercise 74,400 A&B Warrants ($.60/share)            74,400         7               44,633
Exercise 111,500 C Warrants ($1.25/share)           111,500        11              139,363
Net loss                                                                                          (260,486)
                                                    -------       ---              -------         -------
Balance, December 31, 1991                        3,801,157       380            1,495,728        (298,448)
Issuance of common stock
          ($2.00 per share)                         712,500        71            1,424,918

Payment by Hanover Resources, Inc.:
     Deposit purchase of claim                                                      93,659
     Deposit, purchase of Kearsarge Claim                                           62,500
     Deferred offering expense                                                       3,144
     Exploration, engineering and site development                                   5,603

Exercise 41,600 Class C Warrants ($1.25/share)      41,600          5               51,996
Net loss                                                                                          (205,263)
                                                   --------       ----           ---------         -------
Balance, December 31, 1992                        4,555,257        456           3,137,548        (503,711)

Write off on deferred offering expense                                            (148,507)
Purchase of Apex Claim at $1.50 per share           150,000         15             224,985
Exercise 3,061,703 Class C Warrants
  ($1.60/share)                                   3,061,703        306           4,898,419
Net loss                                                                                          (252,046)
                                                  ---------        ---           ---------         -------
Balance, December 31, 1993                        7,766,960        777           8,112,445        (755,757)

Exercise 1,328,897 Class C Warrants ($1.60
  per share)                                      1,328,897        133           2,126,102
Cancellation of previously issued shares
  ($1.60/share)                                   (250,000)        (25)          (399,975)
Net loss                                                                                        (1,247,973)
                                                  ---------        ---            -------        ---------
Balance, December 31, 1994                        8,845,857        885           9,838,572      (2,003,730)

                 See notes to consolidated financial statements.

                  HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)

               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                               (Deficit)
                                                                                               Accumulated
                                                                                               During the
                                                                                               Development
                                                                                Additional       Stage
                                                    Common       Common          Paid In        (Restated
                                                    Shares       Stock           Capital         Note 18)
                                                  -----------    -------        ----------     -----------
Balance, December 31, 1994                         8,845,857     $ 885          $9,838,572     $(2,003,730)

Issuance of 250,000 shares of common stock to
     Hanover Resources, Inc. as per Modification
     Agreement dated 12/31/90 ($1.60/share)          250,000        25

Issuance of 2,142,856 shares of common stock to
     N.A. Degerstrom as per Securities Purchase
     Agreement dated 06/01/95 ($.35/share)         2,142,856       214             749,786

Issuance of 714,286 shares of common stock to
     N.A. Degerstrom as per Securities Purchase
     Agreement dated 06/01/95 ($.35/share)           714,286        71             249,929

Issuance of 200,000 shares of restricted common
     stock pursuant to a private placement
     (1.00/share)                                    200,000        20             199,980

Issuance remaining 250,000 shares of common
     stock to Hanover Resources, Inc. as per
     Modification Agreement dated 12/31/90
     ($.0001/share)                                  250,000        25

Issuance of 69,679 shares of common stock in
     satisfaction of vendor obligations
     ($1.06/share)                                    69,679         7              74,089

Issuance of 200,000 shares of common stock in
     satisfaction of vendor obligations
     ($1.00/shares)                                  200,000        20             199,980

Issuance of 1,000,000 shares of common stock to
     N.A. Degerstrom per amendment to Securities
     Purchase Agreement dated 06/01/95
     ($1.00/share)                                 1,000,000       100             999,900

Redemption of previously issued shares
     ($1.60/share)                                   (23,000)       (2)            (36,798)

Net loss                                                                                        (2,321,569)
                                                  ----------      -----          ----------      ---------
Balance, December 31, 1995                        13,649,678     $1,365         $12,275,438    $(4,325,299)
                                                  ==========      =====          ==========      =========


                 See notes to consolidated financial statements.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)
                   CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                               May 2, 1990
                                                    Year          Year            Year         (Inception)
                                                  Ended Dec.     Ended Dec.      Ended Dec.      to Dec.
                                                   31, 1993       31, 1994       31, 1995       31, 1995
                                                  ----------     ----------     ----------     -----------

Operating activities:
     Net loss                                     $(252,046)     $(1,247,943)   $(2,321,569)   $(4,325,299)
Adjustments to reconcile net cash
and equivalents provided by
operating activities:
     Loss on sale of equipment                                                       32,509         32,509
     Amortization                                                                                      225
     Depreciation                                     4,915           21,885         30,529         58,734
     Depletion                                        6,530            7,700         14,230
     Common stock issued for public
       relations fees                                                               200,000        200,000
Changes in operating assets & liabilities:
     (Increase) decrease in accounts receivable         175             835
     (Increase) decrease in deferred
       offering expense                              95,716                          (7,890)        21,574
     (Increase) decrease in notes receivable        (97,611)       (975,772)        764,087       (309,296)
     (Increase) decrease in inventory               (70,439)       (110,799)        151,744        (29,494)
     (Increase) decrease in prepaid expenses        (11,139)        (78,557)                       (97,586)
     (Increase) decrease in accounts payable        397,525          14,405        (116,078)       221,756
     Increase (decrease) in accrued expenses        152,893          (6,881)         38,450
     Increase (decrease) in loan payable,
       stockholder                                 (311,829)       (214,638)
Changes of other assets and liabilities:
     (Increase) decrease in reclamation bond         (5,000)           (255)           (269)       (19,924)
     (Increase) decrease in due to Group S
       Limited                                     (168,195)       (132,500)       (174,200)      (474,895)
     (Increase) decrease in due from Hanover
       Group, Inc.                                                  (19,835)         19,835
     (Increase) decrease in due to Hanover
       Resources, Inc.                              (97,884)        (17,413)       (198,867)      (369,110)
     Increase in option payable                     150,000                        (250,000)
     Organizational cost                                                                              (202)
                                                    -------       ---------      ----------      ---------
     Net cash used in operating
       activities                                  (212,919)     (2,754,087)     (1,869,350)    (5,038,328)
                                                    -------       ---------       ---------      ---------

Investing activities:
     Proceeds from sale of equipment                                                 13,871         13,871
     Purchase of subsidiary                                                                         (6,018)
     Purchase of property and equipment             (81,210)        (77,980)        (40,614)      (207,933)
     Increase in exploration, engineering and site
       development                                 (855,705)       (908,475)                    (1,765,335)
     Increase in deposit, purchase of claims       (112,500)                                      (162,500)
     Increase in mining properties                 (125,000)       (560,400)       (538,100)    (1,358,382)
                                                   --------       ---------         -------      ---------
     Net cash used in investing activities       (1,174,415)     (1,546,855)       (564,843)    (3,486,297)

Financing activities:
     Increase in notes receivable                                                    48,654         48,654
     Increase in loans from N.A. Degerstrom                                          50,000         50,000
     Proceeds from sale of common stock           4,127,578       2,062,716       2,412,560      9,149,032
                                                  ---------       ---------       ---------      ---------
     Net cash provided by financing activities    4,127,578       2,062,716       2,511,214      9,247,686
                                                  ---------       ---------       ---------      ---------
     Net increase in cash                         2,740,244      (2,238,226)         77,021        723,061

Cash, beginning of year                             144,124       2,884,368         646,141            101
                                                   --------       ---------       ---------      ---------
Cash, end of year                                 $2,884,368     $  646,142     $   723,162    $   723,162
                                                   =========      =========       =========      =========
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Interest                                                              $       864    $       864
                                                                                  =========      =========
Supplemental schedule on non-cash investing and
financing activities (Note 23)


            See notes to consolidated financial statements.

            HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                 (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
           MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995


1.   Nature of business:

     The objectives of the Company are to invest in precious metal claims, namely gold and silver deposits having economic potential for development and mining and related activities in the precious metals and mining industries.


2.   Organization:

     Hanover Gold Company, Inc. was incorporated in Delaware on December 6, 1984 and on September 24, 1990 exchanged 14,000,000 shares of its $.0001 par value common stock for 100 % of the outstanding stock of Hanover International Limited. On July 31, 1990 the Company acquired the Kearsarge Lode Claim, south of Virginia City, Montana entering into a Sublease and Purchase Option Agreement with Hanover Resources, Inc. As of December 1990 the Company reverse split the stock 1 for 20.


3.   Summary of significant accounting policies:

     Principles of consolidation:
          The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiary, Hanover International Limited, inter-company transactions and balances have been eliminated in consolidation.

     Principles of organization:
          The acquisition of the Company's subsidiary on September 24, 1990 has been accounted for as a reverse purchase of the assets and liabilities of the Company by Hanover International Limited. Accordingly, the consolidated financial statements represents assets, liabilities, and operations of only Hanover International Limited prior to September 24, 1990 and the combined assets, liabilities and operations for the ensuing period. The financial statements reflect the purchase of the stock of Venture Enterprises, Inc., the former name of Hanover Gold Company, Inc., by Hanover International Limited, for the value of the historical cost of the assets acquired. All significant intercompany profits and losses from transactions have been eliminated.

          Hanover International Limited was incorporated May 2, 1990 in the State of New York for the purpose of acquiring economic interests in precious metal deposits, namely gold and silver claims. On July 31, 1990 the Company acquired the Kearsarge Lode Claim, south of Virginia City, Montana by entering into a Sublease and Purchase Option Agreement with Hanover Resources, Inc.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
               MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

3.   Summary of significant accounting policies (continued):

     Principles of organization (continued):
     The Company, after giving effect to a 20 for 1 reverse split of its stock, issued 700,000 shares of its authorized 25,000,000 shares of $.0001 par value stock to Hanover Resources, Inc., which owned 100% of Hanover International Limited. As part of the reverse acquisition of Hanover Gold Company, Inc. by Hanover International Limited the 700,000 shares represented 89.0% of all the outstanding stock of Hanover Gold Company, Inc. which was exchanged for $898,203 of actual costs incurred by Hanover Resources, Inc., the 100% owner of Hanover International Limited. The $898,203 consisted of the original capitalization of $264,381 plus additional paid in capital contribution of $633,822 of which $581,159 was for purchase deposits of the Kearsarge Claim, $15,780 was for deferred offering costs, $31,883 was for exploration, engineering and site development and the site development and the balance of $5,000 was for working capital.

     Inventories:
          Inventory consists of costs for extracting and hauling ore to various stockpiles at the mine and mill. Market value is determined by assay samples and milling costs to convert the ore into concentrates. Inventories are stated at the lower of cost or market.

     Property and equipment:
          Property and equipment are carried at cost. The Company computes depreciation substantially by the straight-line method over the estimated useful lives of the related assets.

     Revenue recognition:
          The Company maintains its books and records on the accrual basis of accounting, recognizing revenue when goods are shipped and expenses when they are incurred.

     Depletion:
          The Company depletes the cost of resource properties by an estimate of the amount of natural resources to be extracted in tons of material, which is the estimated recoverable units, divided into the total cost to arrive at the rate per unit. The rate is multiplied by the number of units extracted to determine the annual depletion expense.

     Resource properties and claims:
          The Company accounts for resource properties and claims at the actual cost incurred for exploration, engineering and site development and for the purchases of mining properties and the options to purchase additional claims.

     The Company capitalizes lease payments which are to be allocated to the acquisition cost of the mining claims upon completion of the term of the lease. The provisions of the lease call for termination of the lease for any default in payments and allow for the acquisition of the claims at the end of the lease for the total rental payments made.

               HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                    (A Development Stage Company)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

3.   Summary of significant accounting policies (continued):

     Resource properties and claims (continued):
          The Company amortizes the acquisition costs of mining claims as the claims are put in service based on the allocated cost of the claim divided by the estimated recoverable units of ore multiplied by the units of ore extracted.

     The Company writes off to operating expense the unamortized cost of the resource property when it determines that the carrying amount of the property may not be recoverable and the asset value is impaired.

     Effect of Recently Issued Accounting Standards:
          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impaired of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. "SFAS No. 121 requires that Long-Lived Assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events indicated that the carrying amount of an asset may not be recoverable. The Company reviews the cost of Mining Properties for impairment when events indicate that the carrying value of the asset may not be recoverable.

          Additionally, The Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." The effective date of SFAS No. 123 is for fiscal years beginning after December 15, 1995, and establishes a method of accounting for stock compensation plans based on fair value. The Company does not believe the SFAS No. 123 will have an impact on its financial statements.

     Earnings per share:
          Earnings per share has been computed based on the weighted average number of shares of common stock outstanding during each period. There would have been no material diluting effect on net loss per share for any outstanding stock warrants.


4.   Nature of operations, risks and uncertainties:

     The Company has had no significant operating history and must be considered a development stage enterprise. As such, the Company is subject to all of the risks inherent in a new mining operation and business enterprise, including the absence of an operating history, established banking relations and community and industry recognition. Due to the lack of sufficient capital to commence sustainable mining operations the Company is focusing its efforts on plotting and mapping its data base, logging its core samples taken over the previous six months, exploring selected claims and discussing possible joint venture arrangements with major mining companies for the purpose of putting its claims into commercially feasible production. There can be no guarantees that the Company will be successful negotiating a joint venture with a major mining company.

                  HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                        (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
                 MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

4.   Nature of operations, risks and uncertainties (continued):

     The Company maintains cash balances at several financial institutions located in Montana, Idaho and New York. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1995, the Company had a $600,000 uninsured cash balance at one institution and at December 31, 1994 there were no uninsured cash balances.

5.   Note receivable:

     In February, March and April 1993, the Company made total loans of $100,000 to Moen Builders, Inc. and M&W Milling and Refining, Inc., (collectively referred to as "M&W") for M&W to acquire certain equipment to complete its custom mill facility. M&W is not affiliated with the Company. The Company has secured this loan with a fully executed and recorded UCC Financing Statement covering certain equipment. M&W is obligated to repay the notes from cash flow proceeds at the rate of $3.33 per ton of the Company's ore processed by M&W at the mill and at the rate of $2.00 per ton for third party ore processed by M&W at the mill.

     Instead of investing directly in machinery and equipment to develop its own mill at that time, the Company determined that it was advantageous and cost effective to lend M&W these funds, which represent a fraction of the total mill cost, in order that M&W could complete the mill. As noted previously, the Company will recoup its loan as a credit from ore processed at the mill. As of December 31, 1994 M&W has paid back $7,897, leaving a balance due from M&W of $92,103. As of December 31, 1995 M&W paid back $2,806, leaving a balance due of $89,297.

     During 1994, the Company acquired the exclusive use of the gravity and carbon-in-leach mill processing facility known as Geneva Mill, L.C. at Toston, Montana. This step was considered advisable by management following the cancellation of the agreement with M&W Milling & Refining, Inc. due to numerous problems encountered in processing the Company's ore, and in not achieving satisfactory gold recoveries. The Company entered into an agreement with Geneva Mill, L.C. on June 15th, 1994 and provided the necessary funds for Geneva Mill, L.C. to acquire and refurbish the facility. The facility was permitted as a custom mill to handle the Company's ore. If the Company had decided to construct a facility it could possibly have taken up to 24 months, provided the State granted the Company a construction permit. If the Company acquired ownership of the mill, the mill would have lost its grandfathered permit and the Company would have had to refile for a new permit with no guarantees that it would have been successful in obtaining one. In addition to the note receivable to M&W, the Company had made loan advances in 1994 to Geneva Mill, L.C. in the amount of $1,221,922 and an additional amount in 1995 of $373,278, for plant acquisition, crushing equipment, refurbishing used mill equipment, installation of new pumps, construction of tailings ponds and liners, transportation trucking equipment, and loaders and working capital. The terms of the repayment of the loans are based on the tons of ore processed at the mill at the rate of $45 per ton plus a $5 credit per ton as a payment toward

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

5.  Note receivable (continued):

     the advance. For 1994 and 1995 Geneva Mill, L.C. repaid from processing $240,642 and $266,137 respectively, and made cash payments of $88,500 in 1995. In 1995 all operations between Geneva Mill, L.C. and Hanover Gold have ceased. The balance due to the Company prior to the write off of the uncollectible amounts due was $999,921. Management has determined to write off $779,921 as an uncollectible bad debt for 1995 due to the prosect that the mill will no longer be utilized and the inability of Geneva Mill, L.C. to repay the loan. The balance of $220,000 is secured by tangible assets and a security interest. Management has considered this value to be unimpaired and recoverable.


6.   Subscription receivable:

     During the year ended December 31, 1994 the Company had outstanding a subscription receivable for the sale of 405,850 Class C Warrants at $1.60 per share for a total of $649,360. Subsequent to the year ending December 31, 1994, 250,000 shares were withdrawn from the subscription for a total of $400,000. The balance at December 31, 1994 was reduced to $249,360.

     As of December 31, 1995 the Company has received payments of $249,360 for the remaining 155,850 shares.


7.   Inventories:

     Raw materials consists of costs associated with extracting and transporting the ore to the stockpiles. Work in process consists of costs associated with transporting ore to the mill and processing it at the mill. Yard and supplies consist of mine materials and repair and maintenance items.

       Inventories consist of:

                              December 31    December 31
                                  1994          1995
                                  ----          ----

          Raw materials       $  83,825      $  29,494
          Work in process        71,984              0
          Yard and supplies      25,429              0
                                 ------       --------
          Total inventory     $ 181,238      $  29,494
                                =======       ========

8.   Exploration, engineering and site development:

     The Company has capitalized the amounts that have been paid by the Company, and by Hanover Resources, Inc. for services rendered in the exploration, drilling, sampling, engineering and other related technical, managerial and professional services toward the evaluation and development of the Kearsarge Group of Claims. The Company continues to capitalize these charges until production begins. The total unamortized cost capitalized at 1995 and 1994 are $2,225,106 and $2,228,118 respectively.

                 HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995


9.   Patented (deeded claims):

     The Company has acquired the mining rights to the Kearsarge Lode Claim, a precious metals tract, from Hanover Resources, Inc. (the "Sub lessor"), pursuant to a Mineral Sublease and Purchase Option Agreement dated July 31, 1990. Under the original agreement, the Company has the right to purchase the Kearsarge Claim for $6,075,000. During the first nine years of the agreement, all paid rental payments shall be applied as a credit toward the purchase price.

     On December 3, 1990 and which became effective after December 31, 1990, the Company entered into a Modification Agreement and renegotiated the terms of the purchase option. The Company's option to purchase the Kearsarge Lode Claim was converted to $3,300,000 in cash, upon the same terms and conditions as the original cash purchase price, and the issuance of 1,500,000 shares of the Company's common stock. This Modification Agreement further provided that the shares were accepted in full payment of the stated reduction in the purchase price of $3,000,000, but that should the fair market price for the share not attain a price of $2.00 per share on or before December 1, 1991, then an additional number of shares would be issued based upon the then current market price for the shares so that the market price of the shares on that date would equal $3,000,000. Should the market price of the Company's shares on December 1, 1991 be $2.00 or more, then there would be no adjustment of the number of shares issued. As of December 1, 1991 the market value of the stock was $1.50 per share, therefore as of December 31, 1995 the Company issued an additional 500,000 shares of its common stock pursuant to this Agreement.

     The Agreement permits the Company to develop, mine and extract the minerals contained in the Kearsarge Lode Claim for a period of nine years commencing September 1, 1990, or to exhaustion of the minerals by exercising the purchase option, and calls for the payment of a minimum monthly payment of $10,000 to Hanover Resources, Inc. beginning October 1, 1990 and on the first day of each month thereafter, unless terminated as provided for in the agreement. In addition, the agreement provides for the annual rentals as follows:

                              December 31, 1995
                              -----------------

          December 1, 1991    $     50,000
          January 1, 1992           25,000
          February 1, 1992          25,000
          March 1, 1992             25,000
          April 1, 1992             25,000
          May 1, 1992               12,500
          September 1, 1992         50,000
          June 1, 1993             200,000
          June 1, 1994             130,000
          June 1, 1995             400,000
          June 1, 1996             400,000
          June 1, 1997             400,000
          June 1, 1998             400,000
          June 1, 1999             400,000
          June 1, 2000             757,500
                                   -------
                              $  3,300,000
                                 =========

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995


9.   Patented (deeded claims) (continued):

     It should be noted that the Company has only purchased the rights to mine the property and can purchase the property for $3,300,000 under the December 31, 1990 modification to the Purchase Option Agreement.

     As a condition of the pending merger with Hanover Resources, Inc. the minimum monthly payment of $10,000 was terminated and the Company has agreed to pay directly to the underlying landowner of an additional group of claims, in lieu of the $10,000 monthly payments, which shall resume if the pending merger does not take effect, rental payments of $8,760 per month through March 1999 with a final payment in April 1999 of $4,925. The total remaining rental payments amount to $346,565, at December 31, 1995 and will be applied toward the purchase of the claims at the termination of the lease. In addition to the $8,760 monthly landowner rental payment, the Company shall pay an overriding production royalty of five percent (5%) of the net smelter return from the Kearsarge Group of claims to the same landowner.

     As of December 31, 1995 and 1994, the Company has made payments toward the Kearsarge Group of Claims of $3,922,083 and $3,388,621 respectively. The amounts represent payments to the landowners as rental payments applied to the purchase of the claims.


10.  Option:

     In December 1990, the Company entered into an Option Agreement to purchase five additional mining claims which are contiguous to the Kearsarge Mining Claim, from Hanover Resources, Inc. which expires December 31, 1997.

     Under this Option Agreement, the Company has agreed to pay $90,000 per claim for a total of $450,000 as an exercise option fee, which payment is contingent upon the results of further exploratory testing of these properties and subject to the necessary due diligence. In addition to the exercise fee, the Company has agreed to pay a minimum royalty of $2,500 per month and a 5% net smelter return, for each claim that the Company retains following the exercise of its option. The Company has the option of acquiring less than all of the claims at the sole discretion of management.

     In addition, the Company has the right to purchase each of the five claims for a payment of $600,000 per claim during the first seven years of the Agreement with all rental payments and option exercise fees being applied toward the purchase price on a claim by claim basis. In consideration of granting this Option Agreement, the Company has issued 900,000 shares of its common stock at par value of $90 to Hanover Resources, Inc.

              HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
            MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

11.  Agreements:

     On February 13, 1992, The Hanover Group, Inc. entered into an agreement with Bearcat for Bearcat's 30% working interest in the 34 claims known as the Kearsarge Group of Claims. Hanover Group then assigned the agreement to the Company without consideration and thereafter, the Company acquired the working interest for a consideration of 600,000 shares of restricted common stock issued by the Company to Bearcat. The negotiated value of the stock between the Company and Bearcat on the closing date was $2.00 per share or a total of $1,200,000 for the working interest. In addition, Bearcat was granted two future stock options by the Company. One at $3.00 per share for 171,000 shares of legended common stock which expired May 14, 1995, and another at $10.00 per share for 500,000 shares of legended common stock which expires May 14, 1997.

     On February 20, 1992, the Company entered into an Assignment and Mineral Sublease Agreement with Hanover Resources, Inc. Under the agreement, Hanover Resources, Inc. assigned 70% interest in the remaining 28 claims of the original 34 claims held by Hanover Resources, Inc. and to five claims held under the Option Agreement to the Company.

     The Assignment and Mineral Sublease Agreement permits the Company to mine, extract, process, concentrate, refine or otherwise treat, sell and dispose of such minerals (the "Products") contained in the 28 claims through April 15, 1999, or if any claim is in production all of the claims can be mined until exhaustion. This agreement also obligates the Company to pay Hanover Resources, Inc. $15,000 per month commencing January 1, 1996 through December 31, 1997 and thereafter $20,000 per month until the agreement is terminated or upon the commencement of commercial production on the claims which ever comes first. The commencement of the management fee payment of $15,000 had been deferred until January 1, 1997, as a result of the proposed merger with the Company, which is subject to shareholder approval.

     Hanover Resources, Inc. is entitled to receive 70% of the products mined from the claims in kind multiplied by the Company's participating interest in the claims, subject to the provision of any joint venture mining agreement the Company may enter into. The Company shall receive 30% of the products mined from the claims in kind multiplied by its participating interest in the claims subject to the provisions of any joint venture mining agreement that the Company may enter into. Hanover Resources has an option to assign to the Company the monetary value of its share of any independently appraised Products contained in the claims in exchange for additional shares in the Company at 75% of the then public market price of the stock.

              HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

11.  Agreements (continued):

     The Agreement provides for the Company to pay the underlying landowner rental payment obligations as follows:

                                   December 31, 1995
                                   -----------------

          June 1, 1992             $    150,000
          September 1, 1992              50,000
          June 1, 1993                  112,500
          June 1, 1994                   85,000
          June 1, 1995                  200,000
          June 1, 1996                  200,000
          June 1, 1997                  200,000
          June 1, 1998                  200,000
          June 1, 1999                  200,000
          June 1, 2000             $  1,377,500
                                      ---------
                                   $  2,775,000
                                      =========


     Under the Agreement, the Company has the right to purchase the claims from the landowner for $2,775,000. If this right is exercised, all rental payments paid to the landowner shall be applied as credit toward the purchase price.

     From January 1992, to May, 1992 the Company had been negotiating an agreement, known as the Mining Venture Agreement, with Kennecott Exploration Company ("Kennecott"), a major mining company capable of undertaking the development of the Alder Gulch properties under a joint venture (the "mining venture"). In order to accommodate Kennecott, the Company consolidated its interests with Group S, Ltd., and Hanover Resources, Inc., affiliated entities, and on May 1, 1992, formed "Hanover JV". Each of these three entities contributed their claim interests to the Hanover JV for a total of 250 claims in the Alder Gulch region. Although each entity contributed their claim interests to the Hanover JV, each entity retained their respective rights and obligations to their respective claims.

     To further clarify the Mining Venture Agreement and Hanover JV, the arrangement refers to separate entities which are involved in the mining venture. The participants are Group S, Ltd, and Hanover Resources, Inc. which are separate entities from the Company, and the Company (under the Hanover JV), and Kennecott. Each entity is separate and apart from each other, as are the claims controlled by each participant. The claims of Group S, Ltd. are not commingled with the claims of the Company and each participant is responsible for their portion of the operating expenses as it pertains to their individual group of claims.

              HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995


11.  Agreements (continued):

     As of December 31, 1994, the mining venture had no assets or liabilities and had not conducted business. There had been no accounting for the mining venture since Kennecott was required to complete the initial exploration phase in order for the mining venture to commence. On March 16, 1995, Kennecott notified the Company that it was unilaterally terminating the Mining Venture Agreement.

     On August 31, 1993, the Company entered into a Mineral Sublease Agreement with Group S, Ltd. and acquired 80% of the Apex Claim, a patented (deeded) property adjacent to the Kearsarge Claim for a payment of $125,000 and 150,000 restricted shares of Hanover Gold Company, Inc. common stock at a value of $1.50 per share. Under the Agreement, Group S, Ltd. also retains a 20% net profit interest payable quarterly in cash or in kind.

     Pursuant to Kennecott's instructions, the Company entered into an Assignment of Lease and Option to Purchase Agreement with a third party landowner on November 15, 1993, for the acquisition of two precious metals claims, known as the JTC Lode and the Randolph Lode claims, and for the 20% of the Apex Lode Claim that it did not already control.

     The responsibility for the landowner royalty payments under this Agreement were Kennecott's by virtue of the Mining Venture Agreement which assigns landowner rental payments to Kennecott for any claims in the Hanover JV. The first payment of $120,000 was paid by Kennecott. In 1994, the landowner was due a royalty payment of $130,000 on April 15, which Kennecott informed Hanover JV it would not make. Since, Hanover Gold's management felt that it was advisable to retain this claim group as it mined the Apex Lode claim and prospected on the JTC Lode and Randolph Lode claims, it made the second payment of $130,000.

     Under the Agreement, the Company has the right to purchase this claim package for $1,650,000, less the amount previously paid of $250,000. This is pursuant to the underlying landowner rental payment obligations as follows:


                                   December 31, 1995
                                   -----------------

          April 15, 1995           $    150,000
          April 15, 1996                200,000
          April 15, 1997                250,000
          April 15, 1998                300,000
          April 15, 1999           $    500,000
                                      ---------
                                   $  1,400,000
                                      =========

             HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                  (A Development Stage Company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
           MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

11.  Agreements (continued):

     Included in the April 15, 1999 payment is a purchase buy out required to effectuate the purchase of the claim group.

     On April 18, 1995, the Company's Board of Directors approved the merger of Hanover Resources, Inc. and Group S Ltd. with the Company, for the purpose of consolidating the precious metals claims of all three companies in the Alder Gulch, Virginia City, Montana. Under the terms of the merger, the Company will issue a total of 5,895,486 shares of its Common Stock upon the conversion of, and in exchange for, the outstanding capital stock of Hanover Resources, Inc. and Group S Ltd. Pursuant to the merger, the Company will acquire the 3,625,000 shares of its Common Stock presently held by Hanover Resources, Inc. and such shares will be extinguished. The Company will replace these acquired shares with 3,625,000 shares of registered stock. Therefore, the net additional number of shares to be outstanding after giving effect to the replacement of the 3,625,000 shares of the Company to be acquired from Hanover Resources, Inc. will be 2,270,486 shares of the Company's Common Stock.


12.  Development stage company:

     The Company's operations have been centered around its organization, evaluation of the mining industry, start-up financing of its operations, including acquisition of the Kearsarge Mine, evaluation of engineering data, obtaining necessary mining permits and formulation and implementation of its business plan. From May 2, 1990 through the period ending December 31, 1995, the Company has secured required financing from its public warrant offering, and Hanover Resources, Inc., its principal shareholder, in the total aggregate amount of $11,076,514 which financing has been in the form of cash contributions of $10,178,311 and advance payments for exploration, engineering, site development and rental payments for the Kearsarge Claim in the amount of $898,203. The Company has incurred losses in connection with its operations during this same period of $4,325,299.


13.  Related party transactions:

     As of December 31, 1995 and 1994 the Company was due from affiliated companies the following amounts:

                                                  1994            1995
                                                  ----            ----

          Due from Group S, Ltd.             $    300,695   $    474,895
          Due from Hanover Group, Inc.             19,835              0
          Due from Hanover Resources, Inc.        207,042        405,909

     Certain of the officers and directors of the Company are also officers and directors of the affiliated companies. The principal shareholders of the affiliated companies are also shareholders in the Company. Hanover Resources, Inc. is a major stockholder in the Company and owns 3,625,000 shares. The Company has advanced landowner rental payments to Group S, Ltd. Hanover Resources, Inc. was paid advances to cover expenses and salary advances to Fred R. Schmid. As a result of the proposal merger these balances will be eliminated.

             HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
         MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

13.  Related party transactions (continued):

     On June 1, 1995 the Company entered into a Securities Purchase Agreement with N.A. Degerstrom, acting on his own behalf and for others, giving him the right to purchase 2,857,142 shares of common stock at $.35 per share and granting him an option to purchase an additional 2,142,858 shares at $.50 per share. Effective October 31, 1995 the Company and
     N.A. Degerstrom executed Amendment Number One to the Securities Purchase Agreement, in which, the Company agreed to sell, and N.A. Degerstrom agreed to purchase, an additional 300,000 shares of the Company's common stock at the price of $1.00 per share. On December 1, 1995, Amendment Number Two to the Securities Purchase Agreement was executed between the parties noted previously, in which the Company agreed to sell to N.A. Degerstrom an additional 700,000 shares of the Company's common stock at the price of $1.00 per share. As of December 31, 1995 the Company issued 3,857,142 shares for a total amount of $2,000,000 to N.A. Degerstrom and his associates. In addition, N.A. Degerstrom had advanced $50,000 in loans to the Company at 9% interest which was repaid January 4, 1996.

     On March 3, 1996, the Company and N.A. Degerstrom executed Amendment Number Three to the Securities Purchase Agreement, which rescinded the option that N.A. Degerstrom held for the purchase of an additional 2,142,858 shares at $.50 per share, and instead obligates N.A. Degerstrom to purchase the 2,142,858 shares according to the following schedule:

                                             Total @ $.50
          On or before        Shares          per share
          ------------        ------         ------------

          April 15, 1996        400,000      $  200,000
          June 1, 1996        1,200,000         600,000
          October 16, 1996      542,858         271,429
                              ---------       ---------

           Total              2,142,858      $1,071,429
                              =========       =========

14.  Subsequent events:

     On February 26, 1996 the Company executed a letter of Intent with Easton-Pacific & Riverside Mining Company for the purpose of merging the two entities into the Company, and consolidating their respective mineral resources in the Virginia City Mining District, in Madison County, Montana. The letter of intent provides for a 90 day due diligence period, which may be extended for an additional sixty days, during which each company will investigate each others mining claims, technical data, mineral resources and any environmental or litigation risks to which either may be subject. Depending on the results of these investigations, the letter of intent contemplates the merger of Easton-Pacific and Riverside Mining into the Company in exchange for 14,368,713 shares of the Company's common stock, subject to the companies entering into a definitive merger agreement, consummation of which will be dependent upon receiving the approvals of the Board of Directors and stockholders of each company, the delivery of a fairness opinion by an independent financial advisor and the preparation and effectiveness of a registration statement under federal and state securities law. As of the date of this report, management of the Company cannot predict whether these due diligence investigations will culminate in a definitive merger agreement with Easton-Pacific or whether such agreement will be approved by the Company's Board of Directors and stockholders.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
                MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

14.  Subsequent events (continued):

     On January 18, 1996 the Company filed a registration statement/proxy statement with Securities and Exchange Commission seeking shareholder approval to:


     1. Approve the merger of Hanover Resources, Inc. and Group S, Ltd., affiliated companies, into the Company pursuant to which the Company will issue to the shareholders of such companies 2,270,486 shares of the Company's common stock, in addition to the 3,625,000 shares of the Company held by Hanover Resources, Inc. which will, in effect, be distributed to the stockholders of Hanover Resources, Inc.

     2. Amend the Company's Certificate of Incorporation to increase the total number of all shares of capital stock which the Company is authorized to issue from 25,000,000 to 50,000,000 consisting of (a) 48,000,000 shares of common stock, each of which have a par value of $.0001 (the "Common Stock") and (b) 2,000,000 shares of preferred stock, each of which have a par value of $.001 (the "Preferred Stock").

     3.   Consider and approve the Company's 1995 Stock Option Plan.

     4. Elect seven members of the Board of Directors to hold office until the next annual meeting of shareholders or until their respective successors are elected to have qualified.

     5. Authorize the appointment of independent public accountants for the fiscal year.

     6. Consider and vote upon such other matters as may properly come before the meeting or any adjustment(s) thereof.


     The registration statement is currently under review by the Securities and Exchange Commission and has not been effective as of March 29, 1996.

     Effective March 25, 1996, the Company entered into an asset purchase agreement with an unaffiliated landowner for the purchase of 10 patented and 120 unpatented mining claims and one mining lease covering properties located in the Alder Gulch near the Company's landholdings. The lease agreement calls for the issuance of 400,000 shares of the Company's common stock and three year options exercisable at the price of $2.00 per share for the purchase of an additional 300,000 shares of the Company's common stock. Additionally, the lease states that if, during the two year period commencing with the effective date of the agreement, the average bid price of the Company's common stock during any period of thirty consecutive trading days does not exceed $2.00 per share it will issue the landowner such number of additional shares sufficient to raise the aggregate market value of the shares then owned by the landowner to $2.00.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
            MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

14.  Subsequent events (continued):

     Effective March 26, 1996, the Company became obligated for the issuance of 250,000 shares of its common stock; the granting of a three year option for the issuance of an additional 200,000 shares of its common stock at an exercise price of $2.00 per share; the transfer of two mining trucks that it owns free and clear of encumbrances and that have a book value of approximately $43,000; the forgiveness of a note receivable in the amount of $89,297 due from M&W, and release of the UCC filing the Company holds as security for that note; and the elimination of a note receivable in the amount of $220,000 due from Geneva Mill, L.C. in exchange for a $3,000,000 reduction in the landowner rental obligations that are owed to M&W by Group S, Ltd. which, upon approval of the pending merger of Group S, Ltd. and the Company, would become the Company's obligation to pay M&W. M&W also takes title to all of the assets owned by Geneva Mill, L.C. as part of the consideration for the reduction in rental payments to be received by M&W.


15.  Reclamation bonds:

     At December 31, 1995 and 1994, reclamation bonds were outstanding and are secured by certificates of deposit.


16.  Income tax:

     The Company has adopted SFAS No. 109 "Accounting for Income Taxes", as of December 31, 1992. FASB Statement No. 109 is required for all fiscal years beginning after December 15, 1992. This statement requires that deferred taxes be established for all temporary differences between book and tax basis of assets and liabilities. There was no cumulative effect of adoption or current effect on continuing operations mainly because the Company has been in a development stage since inception, May 2, 1990, and has sustained net operating losses during this period. The Company has made no provision for a deferred tax asset due to the net operating loss carryforward because a valuation allowance has been provided which is equal to the deferred tax asset. It cannot be determined at this time that a deferred tax asset is more likely than not to be realized.

     The Company has a loss carryforward of $4,283,477 that may be offset against future taxable income. The carryforward losses expire at the end of the years 2005 through 2020.

     The Company has established a valuation allowance equal to the tax benefit.


17.  Lease agreements:

     The Company has entered into a two year lease for office space, from which it conducts its financial and accounting operations and its engineering analysis. The lease expires in November 1997. The Company has prepaid six months worth of rental payments for a total of $9,000 and paid an additional $700 for a security deposit. During the first year the monthly rental payment is $1,500 and during the second year the monthly rental payment is $1,700. In addition to the monthly rental payments, the Company is obligated for all utility charges.

               HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                   (A Development Stage Company)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
              MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

17.  Lease agreements (continued):

     The Company maintains additional office space under a lese which expires in July 1996, from which it conducts administrative duties. The monthly cost is approximately $1,400.

     During November 1995, the Company entered into a 20 year lease with a landowner which granted the Company the right to mine and extract materials from the landowners property. The Company must pay $2,500 per year to maintain its right to mine, plus 3% of the revenue received by the Company from the sale of minerals extracted from the property that is the subject of this lease. As of December 31, 1995 no material has been extracted.


18.  Restated financial statements:

     In 1995 the Company reversed accrued salary payable to Fred R. Schmid for the period ended December 31, 1991, 1992, 1993 and 1994. The total accrued salary at December 31, 1994 amounted to $542,347. The reversal of the accrued salary came as a result of a correction of salary incorrectly accrued by the principal officer.

          1992 and prior      $ 137,823
          1993                  270,895
          1994                  133,629
                               --------
                              $ 542,347
                               ========


     In 1995 the Company also reversed the accrued salary payable to Stephen Schmid for the period ended December 31, 1992 and 1993. The total accrued salary at December 31, 1994 amounted to $56,165. The reversal of the accrued salary came as a result of a correction of salary incorrectly accrued by Stephen Schmid.

          1992                $20,382
          1993                 35,783
                               ------
                              $56,164
                               ======
19.  Options and warrants:

     Stock option plan:
          On June 2, 1995 the Board of Directors granted options to the following officers, key employees, directors and advisors of the Company, subject to shareholder approval of the Plan. The exercise price of the stock option was established at $1.60 per share.

          Officer or Director   Options Granted   Expiration Date
          -------------------   ---------------   ---------------

          Pierre Gousseland        100,000        June 1, 2000
          Fred R. Schmid           250,000        June 1, 2000
          Stephen J. Schmid        175,000        June 1, 2000
          Laurence Steinbaum       125,000        June 1, 2000
          Nicholas S. Young        150,000        June 1, 2000

     Warrants:
          All warrants outstanding have expired as of December 31, 1994.

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
             MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

20.  Employee contracts:

     On March 14, 1995 the Company amended the employment agreement retroactive to August 27, 1994 employing Fred R. Schmid as its President and Chief Executive Officer until August 31, 1997. The agreement calls for a base salary of:

               First year     $ 125,000
               Second year      137,000
               Third year       150,000

     The agreement provides for cost of living increases and a bonus equal to 3% of the Company's pre-tax net revenues and a severance package equal to the greater of $2,500,000 or 10% of the Company's net worth. If Mr. Schmid terminated the agreement for good reason he will receive an amount equal to 300% of the base compensation.

     On September 5, 1995 the Company entered into an agreement with Stephen J. Schmid, the Company's Vice President, Treasurer and Corporate Secretary, to become effective only if there is a "change in control" of the Company. If a change occurs the Company agrees to continue Mr. Schmid's employment for a period of 24 months.

     In January 1996 all employment contacts were terminated and both Fred Schmid and Stephen Schmid agreed to remain as consultants to the Company under consultant agreements, in the case of Fred Schmid for a monthly fee of $7,500 until December 31, 1996, and in the case of Stephen Schmid, $5,500 until September 30, 1996.


21.  Calculation of earnings per share:
                                             December
                                1993           1994           1995
                                ----           ----           ----
Number of shares:

Weighted average shares
 outstanding                  6,136,089      8,306,409      10,012,215

Incremental shares for
 outstanding stock warrants   1,362,697          8,450

Incremental shares for
 outstanding stock options
 and purchase commitments                                    1,716,667
                              ----------     ---------      ----------
                              7,498,786      8,314,859      11,728,882
                              ==========     =========      ==========

     Primary earnings per share amounts are computed based on the weighted average number of shares actually outstanding and shares that would be outstanding assuming exercise of dilutive stock options and warrants.
     All of which are considered to be common stock equivalents. Fully diluted earnings per share are the same as primary earnings per share for December 31, 1993, 1994 and 1995.

                 HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                       (A Development Stage Company)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THE PERIOD
               MAY 2, 1990 (INCEPTION) TO DECEMBER 31, 1995

22.  Private placements:

     On October 19, 1995, in a private placement, the Company sold 200,000 shares of restricted common stock to one investor at a price of $1 per share for a total of $200,000.


23.  Supplemental disclosures of cash flow information:

     Supplemental schedule of non cash investing and financing activities:

                                                    December 31,
                                         1993           1994           1995

     On August 31, 1993 the Company
     issued cash of $125,000 and
     150,000 shares of restricted
     common stock valued at $1.50
     for a total consideration of
     $350,000 for the purpose of
     subleasing an 80 percent
     (80%) interest in the Apex Claim.
     (see Note 8)                       $225,000

     Issuance of 500,000 shares of common
     stock for modification agreement
     of Hanover Resources, Inc. (See
     Note 8)                                                          $     50

     Issuance of 269,679 shares of common
     stock to vendors in settlement of
     invoices due                                                      274,096
                                         -------       --------        -------
                                        $225,000              0       $274,146
                                         =======       ========        =======

24.  Significant changes in the fourth quarter:

     The Company recognized a $250,000 non-recurring option payment under the Kennecott mining venture agreement. Under the agreement, if Kennecott withdrew from the joint venture the option payable would be recognized as income.

     During the fourth quarter 1995 it became clear to the Company that the note receivable from Geneva Mill L.C. would not be collectible. Kennecott's withdrawal from the joint venture, the inability of Geneva Mill L.C. to attract any new business and the decision to curtail mining operation by the Company caused Geneva Mill L.C.'s facilities to cease operations. As a result, an allowance for bad debt of $779,921 was set up in the fourth quarter.

     In addition, in the fourth quarter a write down of inventory in the amount of $69,339 occurred to lower inventory to the lower of cost or market.

     Finally, in the fourth quarter a loss on sale of assets of $32,509 occurred when the Company began liquidating unused assets.

       REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES


Board of Directors
Hanover Gold Company, Inc. and Subsidiary
Roslyn, New York


     We have audited the consolidated financial statements of Hanover Gold Company, Inc. and Subsidiary as of December 31, 1995, our report thereon dated March 29, 1996. In connection with our audit of these financial statements, we audited the financial statement schedules.

     In our opinion, these financial statements schedules present fairly, in all material respects, the information stated therein, when considered in relation to the consolidated financial statements taken as a whole.


                                             Zeller Weiss & Kahn


March 29, 1996

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

       AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
          PROMOTERS AND EMPLOYEES OTHER THAN RELATED PARTIES

                              SCHEDULE II


                         Balance at
Name of                  beginning                   Amounts
Debtor                   of period      Additions   Collected    Current
- -------                  ---------      ---------   ---------    --------

Group S Limited          $300,695       $174,200                 $474,895

Hanover Group, Inc.        19,835                   $19,835

Hanover Resources, Inc.   207,042        198,867                  405,909

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

                      PROPERTY, PLANT AND EQUIPMENT

                                 SCHEDULE V

                         Balance at                 Other Changes-
                         beginning      Additions   add (deduct)  Balance at
Classification           of period       at cost      describe   end of period
- --------------           ---------      ---------   -----------  -------------


Equipment                $132,696       $34,754      $(57,439)      $110,011

Building improvements      17,566                                     17,566

Office equipment           15,557         2,260                       17,817

Vehicle                     1,500         3,600                        5,100

                HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                      (A Development Stage Company)

                 ACCUMULATED DEPRECIATION, DEPLETION AND
             AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

                             SCHEDULE VI

                                        Additions
                         Balance at      charged
                         beginning      to costs &                Balance at
Description              of period       expenses   Retirements  end of period
- -----------              ---------      ---------   -----------  -------------

Equipment                $19,448        $23,430      $11,059       $31,819

Building improvements      3,177          2,503                      5,680

Office equipment           5,130          3,636                      8,766

Vehicle                      450            960                      1,410

                 HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                     (A Development Stage Company)

                          SHORT-TERM BORROWINGS

                              SCHEDULE IX



Category of                   Weighted  Maximum amt.   Average amt.     Weighted
appropriate                   average   outstanding    outstanding    average interest
short-term     Balance at     interest  during the       during        rate during
borrowing      end of period  rate       period        the period      the period
- ------------   -------------  --------- ------------   ------------   -------------
Note payable   $48,654        8.44%     $65,260        $57,273           8.44%

Loan payable -
  shareholder   50,000        9.00%      50,000         50,000           9.00%



                   HANOVER GOLD COMPANY, INC. AND SUBSIDIARY
                       (A Development Stage Company)

                  SUPPLEMENTARY INCOME STATEMENT INFORMATION

                               SCHEDULE X


Item                                         Charged to costs and expenses
- -----                                        -----------------------------

1.   Maintenance and repairs                           $  4,629

2.   Depreciation and amortization of intangible assets,
       preoperating costs and similar deferral           38,229

3.   Taxes, other than payroll and income taxes          16,364

4.   Royalties                                          120,000

5.   Advertising costs                                  223,943

                       HANOVER RESOURCES, INC.
                      INTERIM MANAGEMENT REPORT
                         FOR THE YEAR ENDED
                        DECEMBER 31, 1995, AND
                            FOR THE PERIODS
                             JANUARY 1, TO
                     JUNE 30, 1995, AND 1996, AND
               APRIL 26, 1990 (INCEPTION) TO JUNE 30, 1996

                       HANOVER RESOURCES, INC.
                   (A Development Stage Company)
                           BALANCE SHEET

                               ASSETS
                                             December 31    December 31
                                                 1995           1996
                                              (audited)      (unaudited)
                                             -----------    ------------
Current assets
     Cash                                    $    2,178     $   17,662
     Prepaid income taxes                        11,000          7,173
     Prepaid fees                                 1,167          1,167
                                                  -----          -----
          Total current assets                  $34,345        $26,002
                                                 ------         ------
Other assets
     Patented (deeded) claims (Note 4)        1,342,720      1,342,720
     Investment in Hanover Gold Company, Inc.
       (Note 5)                                      0               0
     Loan receivable from shareholders
       (Note 6)                                  8,000               0
     Due from affiliated company (Note 12)     134,038          33,274
                                               -------          ------
          Total other assets                 $1,994,750     $1,375,994
                                              ---------      ---------
          Total assets                       $1,919,103     $1,401,996
                                              =========      =========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accrued expenses (Note 7)               $   92,536     $        0
                                                 ------       --------
          Total current liabilities          $   92,536     $        0
                                                 ------       --------
Long term liabilities
     Due to affiliated companies (Note 12)      949,105        411,056
     Notes payable and accrued interest
       (Note 8)                                       0              0
     Option payment                                  90             90
                                                -------       --------
          Total long term liabilities          $849,195       $411,046
                                                -------        -------
          Total liabilities                    $941,731       $411,146
                                                -------        -------
Stockholders' equity
     Common Stock, (Notes 1, and 10)
     Authorized - 2,150,000 shares $.01 par value
     Issued and outstanding
          December 31, 1994 -
            1,447,214 shares
          December 31, 1995 -
            2,137,970 shares                     21,379         21,379
Additional paid in capital                    1,220,375      1,220,375
Deficit accumulated during the
  development stage                           (264,392)      (250,904)
                                               -------        -------

          Total stockholders' equity           $977,372      $990,850
                                                -------       -------
          Total liabilities and
            stockholders' equity             $1,919,103     $1,401,996
                                              =========      =========

                     See notes to financial statements.

                        HANOVER RESOURCES, INC.
                     (A Development Stage Company)
            STATEMENTS OF INCOME (LOSS) AND ACCUMULATED DEFICIT

                                         January 1,     January 1,       April 26, 1990
                                        1995 to June   1996 to June   (Inception) to June
                                          30, 1995       30, 1996         30, 1996
                                        ------------   ------------   -------------------
REVENUES
     Royalty and fee income             $  60,000      $  31,252      $ 853,983

EXPENSES
     Payroll                               19,000              0        460,834
     Payroll taxes                          2,740              0         40,519
     Professional fees                      9,305              0        134,891
     Promotion and travel                     865              0         53,262
     Contract services                      1,442              0        177,157
     Administrative and other expenses      1,785         17,775         71,360
                                            -----         ------        -------

          Total expenses                $  35,137      $  17,775      $ 938,025
                                           ------         ------        -------

     Income (loss) from operations      $  24,863      $  13,477      $(84,040)
                                           ------         ------        ------
Other income (expense)
     Loss on investment in Hanover
       Gold Co., Inc.                   $       0      $       0      $(255,913)
     Gain on sale of securities                 0              0        172,243
     Interest income                            0              0          5,486
     Interest expense                         (25)             0        (69,990)
     State income taxes                    (4,113)             0        (18,691)
                                            -----              -         ------
          Total other income (expense)  $ (20,750)     $       0      $(166,865)

Net income (loss)                             830         15,692       (250,904)
Accumulated deficit at
     beginning of period                $(254,545)     $(237,427)             -
                                          -------        -------        --------
     end of period                      $(233,795)     $(250,904)     $(250,904)
                                          =======        =======        =======

                 See notes to financial statements.

                     HANOVER RESOURCES, INC.
                   (A Development Stage Company)
                     STATEMENTS OF CASH FLOWS

                                                                                               Apr. 26, 1990
                                                                                                (Inception)
                                             January 1, 1995 to       January 1, 1996 to        to June 30,
                                             June 30, 1995            April 30, 1996               1996
                                             ------------------       -------------------       -----------
Operating activities
     Net income (loss) from operations           $20,750                  $13,477              $ (250.904)
Adjustments to reconcile net income (loss)
     to net cash provided by (used for)
     operating activities
     Gain on sale of securities                                                                   (98,393)
Changes in operating assets and liabilities
     (Increase) decrease in prepaid taxes          4,000                   23,828                  (7,173)
     (Increase) in prepaid fees                   (1,167)                       -                  (1,167)
     (Increase) in patented (deeded) claims      (32,120)                       -              (1,342,720)
     (Increase) in investment in Hanover Gold
          Company, Inc.                                -                        -                (185,219)
     (Increase) decrease in due from shareholder  20,000                    8,000                       0
     Increase (decrease) in due to affiliates     50,625                   62,715                 377,782
     (Decrease) increase in accrued expenses     (52,000)                 (92,536)                      0
     Increase (decrease) in notes payable and
          accrued interest                             -                        -                       0
     Increase in option payment                        -                        -                      90
                                                       -                        -                      --
          Net cash provided by (used in)
          operating activities                  $(10,088)                 $15,484              $(1,581,554)
                                                  ------                   ------                ---------

Investing activities
     Proceeds on sale of Hanover Gold Company,
          Inc. warrants                                -                        -                  357,462
                                                  ------                   ------                  -------

Net cash provided by investing activities       $      0                  $     0                 $357,462
                                                  ------                   ------                  -------
Financing activities
     Proceeds from sale of common stock                -                        -                1,241,754
                                                  ------                   ------                ---------

Net cash provided by financing activities       $      0                  $     0               $1,241,754
                                                  ------                   ------                ---------

Net increase (decrease) in cash                  (10,088)                  15,484                   17,622
Cash, beginning of period                         40,621                    2,178                        -
                                                  ------                   ------                ---------

Cash, end of period                              $50,709                 $17,622                   $17,622
                                                  ------                  ------                    ------

                       See notes to financial statements.

                          HANOVER RESOURCES, INC.
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS
                        Year Ended December 31, 1995
                   January 1, 1996 to June 30, 1996 and
                April 26, 1990 (Inception) to June 30, 1996

1.   Organization and Nature of Business

     Hanover Resources, Inc. ("Company") was incorporated in New York on
April 26, 1990. The objectives of the Company are to invest in precious metal claims, namely gold and silver deposits having economic and mining potential, and related activities in the precious metals and mining industries.

     On May 2, 1990, the Company formed Hanover International Limited ("International") as a wholly owned subsidiary and transferred its interest in the Kearsarge Lode Claim to International in exchange for 100% of the outstanding common stock of International. On July 31, 1990, International was acquired by Hanover Gold Company, Inc. ("Hanover Gold") in exchange for 14,000,000 shares of Hanover Gold common stock. As of December, 1990, Hanover Gold reverse split its shares 1 for 20.

2.   Summary of significant accounting policies

     The unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principals for interim financial information as required by Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, In the opinion of the Company's management, all adjustments (consisting of only normal recurring accruals) considered necessary of a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

     For further information refer to the financial statements, and footnotes thereto, for the year ended December 31, 1995, incorporated elsewhere herein.

Revenue recognition:

     The Company maintains its books and records on the accrual basis of accounting, recognizing revenue when goods are shipped and expenses when they are incurred.

Depletion:

     The Company depletes the cost of resource properties by an estimate of the amount of natural resources to be extracted in tons of material, which is the estimated recoverable units divided into the total cost to arrive at the rate per unit. The rate is multiplied by the number of units extracted to determine the annual depletion expense.

Patented (Deeded) Claims and Resource Properties:

     The Company accounts for resource properties and claims at the actual cost incurred for exploration, engineering and site development and for the purchases of mining properties and the options to purchase additional claims

     The Company capitalizes lease payments which are to be allocated to the acquisition cost of the mining claims upon completion of the term of the lease. The provisions of the lease call for termination of the lease for any default in payments and allow for the acquisition of the claims at the end of the lease for the total rental payments made.

     The Company amortizes the acquisition costs of mining claims as the claims as put in service based on the allocated cost of the claim divided by the estimated recoverable units of ore multiplied by the units ore extracted.

     The Company writes off to operating expense the unamortized cost of the resource property when it determines that the carrying amount of the property may not be recoverable and the asset value is impaired.

Earnings per share:

     Earnings per share has been computed based on the weighted average number of shares of common stock outstanding during each period. There would have been no material diluting effect on net loss per share for any outstanding stock warrants.

Investments:

     The Company accounts for investments in affiliated companies, which constitute 20% to 50% of the equity of the investee company, by the equity method.

Effect of Recently Issued Accounting Standards:

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impaired of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS No. 121 requires that Long-Lived Assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events indicated that the carrying amount of an asset may not be recoverable. The Company reviews the cost of Mining Properties for impairment when events indicate that the carrying value of the asset may not be recoverable.

     Additionally, The Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." The effective date of SFAS No. 123 is for fiscal years beginning after December 15, 1995, and establishes a method of accounting for stock compensation plans based on fair value. The Company does not believe the SFAS No. 123 will have an impact on its financial statements.

3.   Nature of operations, risks and uncertainties:

     The Company has had no significant operating history and must be considered a development stage enterprise. As such, the Company is subject to all of the risks inherent in a new mining operation and business enterprise, including the absence of an operating history, established banking relations and community and industry recognition.

4.   Patented (Deeded) Claims

     The Company acquired the mining rights to 34 patented precious metals claims through an assignment of an agreement ("Primary Agreement") between The Hanover Group, Inc. ("Group") and the Company dated April 26, 1990. The Company acquired all the rights and obligations from group for which Group received 100% of the Company's common stock.

     Pursuant to a Mineral Sublease and Purchase Option (the "Secondary Agreement") between the Company and International dated May 2, 1990, the Company conveyed all of its rights in and to the Kearsarge Claim, leaving the Company with the balance of 33 claims under the Primary Agreement. The transfer was made subject to the former owner's 30% interest and landowner rent and royalty obligations, and the obligation to pay a royalty of $10,000 per month to the Company.

     On December 20, 1990, Hanover Gold acquired an option until December 20, 1995 for the mining rights to five additional claims from the Company in exchange for 900,000 shares of Hanover Gold common stock. This option has been extended until December 20, 1996 for no additional consideration.

     In 1992, the Company entered into a mining venture agreement with Kennecott Exploration Company. As part of the agreement the Company conveyed to Hanover Gold its interest in 28 claims, subject to a reserved 70% interest in all precious metals mined from the claims, and a management fee of $15,000 per month, commencing January 1, 1996. The commencement date for payment of the management fee has been extended until January 1, 1997 for no additional consideration. Under the various agreements Hanover Gold is obligated to pay the underlying landowner's royalty payments on the 34 claims.

     As of April 30, 1996, the payment obligations to two landowners on the claims are as follows:

First Landowner:


          June 1, 1997                       $  600,000
          June 1, 1998                       $  600,000
          June 1, 1999                       $2,735,000
                                              ---------
                                             $4,535,000

     The obligation to the second landowner consist of monthly payments of $8,760 through April 1999. As of June 30, 1996, the total remaining payments are $294,005.

     If Hanover Gold does not make these payments, then the 34 claims revert back to the Company and it becomes the obligation of the Company to pay. Failure of the Company to pay these monthly and annual payments to the landowners triggers a default and the claims would revert back to the landowners.

     Under a Modification Agreement dated December 3, 1990 the Company agreed to assume $3.0 million of Hanover Gold's obligation to the first landowner. In exchange for this assumption by the Company, Hanover Gold issued 1,500,000 shares of its common stock to the Company. In accordance to the terms of the agreement, the Company received an additional 500,000 shares of Hanover Gold stock based on the fair market value of Hanover Gold common stock on December 31, 1991.

5.   Investment in Hanover Gold Company, Inc.

     As of June 30, 1996 the Company owned 3,625,000 shares of Hanover Gold common stock that it accounts for on the equity method. The shares were acquired in exchange for various mining rights (see Note 4) and the assumption of Hanover Gold's liability by the Company. Hanover Gold's condensed balance sheet and condensed income statement at December 31, 1995, and June 30, 1996 are as follows:

                                  ASSETS

                              December 31,          June 30,
                                 1995                 1996
                                 ----                 ----

Total current assets          $  850,242          $  166,020
Resource property and claims   6,147,279           8,591,427
Property and equipment           102,819              87,762
Other assets                   1,210,024             900,728
                               ---------           ---------
          Total assets        $8,310,364          $9,745,937
                               ---------           ---------


                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities           $  358,860          $  427,705
Other liabilities                      0                   0
Stockholders' equity           7,951,504           9,318,232
                               ---------           ---------
     Total liabilities and
     stockholders' equity     $8,310,364          $9,745,937
                               ---------           ---------
Gross revenues                $  499,299          $    4,655
                               ---------           ---------

Cost of goods mined           $  830,197          $        0
                               ---------           ---------
General and administrative
  expenses                    $1,934,655          $  783,427
                               ---------           ---------

Loss from operations          $(2,265,553)        $( 778,772)
                                ---------           --------


     As specified in Regulation S-X, summarized financial information has been presented for the investment in Hanover Gold. The investment account of the Company in Hanover Gold Company, Inc. is as follows:


                              December 31,
                                 1995             June 30, 1996
                                 ----             -------------
Investment in Hanover Gold
  Company, Inc.               $255,913            $255,913
Losses recognized in
  prior years                  255,913             255,913
                               -------             -------

Net investment at December 31,
  1995 and June 30, 1996      $      0            $      0
                               -------             -------

     As required by ABP 18 paragraph 19(i) the cumulative losses on the investment in Hanover Gold Company, Inc. as of June 30, 1996 amounted to $1,755,213. The Company has discontinued applying the equity method as of December 31, 1992 since the investment has been reduced to zero. The Company will resume applying the equity method once its share of the net income equals the share of net losses not recognized during the period the equity method was suspended.

6.   Loans Receivable Shareholders

     The Company has advanced funds to several shareholders who have been active in the management of the Company's affairs. The loans are fully secured, non-interest bearing, and are due on demand.

7.   Accrued Expenses

     The balance of $92,536, as of December 31, 1995, includes salaries, payroll taxes payable and accrued professional fees of approximately $38,803, $11,213 and 42,520, respectively. The balance at April 30, 1996 is zero.

8.   Notes Payable and Accrued Interest

     In 1991, the Company borrowed $215,170 by issuing preferred, convertible notes, bearing simple interest at 10% per annum, to shareholders of the Company. During 1995, these note holders elected to convert their notes and accrued interest into 574,076 shares of the Company's common stock.

9.   Founder's Package

     In December 1993, the Company's Board approved, with Fred R. Schmid not voting, a Founders Stock Package ("Package") granting shares of the Company's common stock to Fred R. Schmid. Pursuant to the Package, Fred R. Schmid purchased 75,000 shares for $750, and was granted 116,680 shares of the Company's common stock at no cost, which was approved by the shareholders. Subject to approval of the merger of the Company with Hanover Gold, by the Hanover Gold shareholders, Fred R. Schmid would receive a total of 325,000 shares of Hanover Gold's common stock, in exchange for Fred R. Schmid's 191,680 shares of the Company's common stock.

10.  Increase in Capital Stock

     The shareholders have approved an increase in the Company's authorized shares of common stock from 2,000,000 shares to 2,150,000 shares and the Company has filed the necessary documents with the State of New York.

11.  Development Stage Company

     The Company's operations have been centered around its organization, evaluation of the mining industry, start-up financing of its operations, including acquisition of the mining properties, evaluation of engineering data, obtaining necessary mining permits and formulation and implementation of its business plan. From April 21, 1990 through the period ending December 31, 1995 the Company has required financing from shareholders and affiliated companies to fund the development and rental payments of the mining properties. The Company has incurred losses in connection with its operations during period from inception to June 30, 1996 of $250,904.

12.  Related Parties

     The inter-company balances represent payments to and advances from affiliated companies in the normal course of business. The balances are non-interest bearing and are due on demand.

     As of December 31, 1995, and April 30, 1996, the Company had receivables and payables with affiliated companies as follows:

                                 December 31,
                                    1995             June 30, 1996
                                    ----             -------------
                                 $ 534,038
                                 ( 438,049)
                                  --------
     Due from Group S Limited    $  95,989           $  33,274
     Due to Hanover Gold
       Company, Inc.             $(405,809)          $(405,809)

     Certain of the officers and directors of the Company are also officers and directors of the affiliated companies, namely, Hanover Group, Inc., Hanover Resources, Inc., and Hanover Gold Company, Inc. Additionally, certain of the principal shareholders of the affiliated companies are also shareholders in the Company. Furthermore, for the year ended December 31, 1995, and at June 30, 1996, the Company owned 3,625,000 shares (27%, and 25%, respectively) of the outstanding common stock of Hanover Gold Company, Inc.






       [The balance of this page has been intentionally left blank.]

                        HANOVER RESOURCES, INC.
                            AUDITED REPORT
                         FOR THE YEARS ENDED
                     DECEMBER 31, 1994, AND 1995,
                         AND FOR THE PERIOD
             APRIL 26, 1990 (INCEPTION) TO DECEMBER 31, 1995

                     INDEPENDENT AUDITOR'S REPORT

Board of Directors
Hanover Resources, Inc.
Roslyn, New York

     We have audited the accompanying balance sheet of Hanover Resources, Inc. as of December 31, 1995 and December 31, 1994 and the related statements of income (loss) and accumulated deficit and cash flows for the years then ended, and for the period April 26, 1990 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hanover
Resources, Inc. as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the years then ended, and April 26, 1990 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 11, the Company has been in the development stage since April 26, 1990.

                                        Grossman, Tuchman & Shah LLP

May 16, 1996
New York, New York

                        HANOVER RESOURCES, INC.
                     (A Development Stage Company)
                            BALANCE SHEET

                                ASSETS
                                             December 31         December 31
                                                 1994               1995
                                             -----------         ------------
Current assets
     Cash                                    $   40,621          $    2,178
     Prepaid income taxes                    $   35,000          $   31,000
     Prepaid fees                            $        0          $    1,167
                                              ---------           ---------
          Total current assets               $   75,621          $   34,345
                                              ---------           ---------
Other assets
     Patented (deeded) claims (Note 4)        1,246,360           1,342,720
     Investment in Hanover Gold Company, Inc.
       (Note 5)                                       0                   0
     Loan receivable shareholders (Note 6)       71,800               8,000
     Due from affiliated company (Note 12)      505,030             534,038
                                              ---------           ---------
          Total other assets                 $1,823,190          $1,884,758
                                              ---------           ---------
          Total assets                       $1,898,811          $1,919,103
                                              =========           =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accrued expenses (Note 7)               $  248,542          $   92,536
                                              ---------           ---------
          Total current liabilities          $  248,542          $   92,536
                                              ---------           ---------

Long term liabilities
     Due to affiliated companies (Note 12)      665,221             849,105
     Notes payable and accrued interest
       (Note 8)                                 291,856                   0
     Option payment                                  90                  90
                                              ---------           ---------
          Total long term liabilities        $  957,167          $  849,195
                                              ---------           ---------
          Total liabilities                  $1,205,709          $  941,731
                                              ---------           ---------
Stockholders' equity
     Common stock, (Notes 1 and 10)
     Authorized - 2,150,000 shares $.01 par value
     Issued and outstanding -
          December 31, 1994 1,447,214 shares     14,472
          December 31, 1995 2,137,970 shares                         21,379
Additional paid in capital                      945,834           1,200,375
Deficit accumulated during the development
  stage                                        (267,204)           (264,382)
                                              ---------           ---------
          Total stockholders' equity         $  693,102          $  977,372
                                              ---------           ---------
          Total liabilities and stockholders'
            equity                           $1,898,811          $1,919,103
                                              =========           =========

                     See notes to financial statements.

                         HANOVER RESOURCES, INC.
                     (A Development Stage Company)
            STATEMENTS OF INCOME (LOSS) AND ACCUMULATED DEFICIT


                                                       Year Ended     April 26, 1990
                                         Year Ended    December 31,   (Inception) to
                                        Dec. 31, 1994     1995        Dec. 31, 1995
                                        ------------   ------------   ---------------
REVENUES
Royalty and fee income                  $ 120,000      $ 128,000      $ 822,731
                                         --------       --------       --------
EXPENSES
     Payroll                              105,000         56,667        460,834
     Payroll taxes                          9,982          8,224         40,519
     Professional fees                     27,845         42,767        134,891
     Promotion and travel                   4,218          3,192         53,262
     Contract services                     52,444          5,000        177,157
     Administrative and other
       expenses                            21,034          5,253         53,585
                                         --------       --------       --------

     Total expenses                     $ 220,523      $ 121,103      $ 920,248
                                         --------       --------       --------
     Income (loss) from operations      $(100,523)     $   6,897      $ (97,517)
                                          -------       --------       --------

Other income (expense)
     Loss on investment in Hanover Gold
       Co., Inc.                        $       0      $       0      $(255,913)
     Gain on sale of securities            98,393              0        172,243
     Interest income                        2,000              0          5,486
     Interest expense                     (11,559)           (75)       (69,990)
     State income taxes                      (970)        (4,000)       (18,691)
                                         --------       --------       --------
     Total other income (expense)         $87,864      $  (4,075)     $(166,865)
                                         --------       --------       ---------
Net income (loss)                         (12,659)         2,822       (264,382)
Accumulated deficit at
     beginning of period                 (254,545)      (267,204)             -
                                         --------       --------       --------
     End of period                      $(267,204)     $(264,382)     $(264,382)
                                         ========       ========       ========

                   See notes to financial statements.

                        HANOVER RESOURCES, INC.
                     (A Development Stage Company)
                       STATEMENTS OF CASH FLOWS

                                                                      Year Ended          Apr. 26, 1990
                                                 Year Ended           December 31,        (Inception) to
                                             December 31, 1994           1995             Dec. 31, 1995
                                             ------------------       -----------         -------------
Operating activities
     Net income (loss) from operations       $ (12,659)               $  2,922            $  (338,232)
Adjustments to reconcile net income (loss) to net
     cash provided by (used for) operating activities
     Gain on sale of securities                (98,393)                      0                (98,393)
Changes in operating assets and liabilities
     (Increase) decrease in prepaid taxes      (35,000)                  4,000                (31,000)
     Increase in prepaid fees                        -                  (1,167)                (1,167)
     (Increase) in patented (deeded) claims   (105,120)                (96,360)            (1,342,720)
     (Increase) in investment in Hanover Gold
       Company, Inc.                                 -                       -               (185,219)
     (Increase) decrease in due from
       shareholder                             (51,440)                 63,800                 (8,000)
     Increase (decrease) in due
       to affiliates                          (129,624)                158,876                315,067
     (Decrease) increase in accrued expenses   247,388                (156,006)                92,536
     Increase (decrease) in notes payable and
       accrued interest                         11,558                (291,856)                     0
     Increase in option payment                      -                       -                  90
                                              --------                 -------             ----------
Net cash provided by (used in) operating
  activities:                                $(173,290)               $(319,891)          $(1,597,038)
                                              --------                 --------            ----------
Investing activities
     Proceeds on sale of Hanover Gold Company, Inc.
     Warrants                                  149,750                        0               357,462
                                             ---------                 --------            ----------
Net cash provided by investing activities:   $ 149,750                $       0           $   357,462
                                              --------                 --------            ----------
Financing activities
     Proceeds from sale of common stock              0                        0               960,306
     Converted preferred note                        -                  281,448               281,448
                                              --------                 --------            ----------
Net cash provided by financing activities    $       0                $ 281,448           $ 1,241,754
                                              --------                 --------            ----------
Net increase (decrease) in cash                (23,540)                 (38,443)                2,178
Cash, beginning of period                       64,161                   40,621                     -
                                              --------                 --------            ----------
Cash, end of period                          $  40,621                $   2,178           $     2,178
                                              ========                 ========            ==========

                        HANOVER RESOURCES, INC.
                    (A Development Stage Company)
                     NOTES TO FINANCIAL STATEMENTS
              Years Ended December 31, 1994 and 1995 and
            April 26, 1990 (Inception) to December 31, 1995

1.   Organization and Nature of Business

     Hanover Resources, Inc. ("Company") was incorporated in New York on
April 26, 1990. The objectives of the Company are to invest in precious metal claims, namely gold and silver deposits having economic and mining potential, and related activities in the precious metals and mining industries.

     On May 2, 1990, the Company formed Hanover International Limited ("International") as a wholly owned subsidiary and transferred it interest in the Kearsarge Lode Claim to International in exchange for 100% of the outstanding common stock of International. On July 31, 1990, International was acquired by Hanover Gold Company, Inc. ("Hanover Gold") in exchange for 14,000,000 shares of Hanover Gold common stock. As of December, 1990, Hanover Gold reverse split its shares 1 for 20.

2.   Summary of significant accounting policies

Revenue recognition:

     The Company maintains its books and records on the accrual basis of accounting, recognizing revenue when goods are shipped and expenses when they are incurred.

Depletion:

     The Company depletes the cost of resource properties by an estimate of the amount of natural resources to be extracted in tons of material, which is the estimated recoverable units, divided into the total cost to arrive at the rate per unit. The rate is multiplied by the number of units extracted to determine the annual depletion expense.

Patented (Deeded) Claims and Resource Properties:

     The Company accounts for resource properties and claims at the actual cost incurred for exploration, engineering and site development and for the purchases of mining properties and the options to purchase additional claims.

     The Company capitalizes lease payments which are to be allocated to the acquisition cost of the mining claims upon completion of the term of the lease. The provisions of the lease call for termination of the lease for any default in payments and allow for the acquisition of the claims at the end of the lease for the total rental payments made.

     The Company amortizes the acquisition costs of mining claims as the claims are put in service based on the allocated cost of the claim divided by the stimulated recoverable units of ore multiplied by the units of ore extracted.

     The Company writes off to operating expense the unamortized cost of the resource property when it determines that the carrying amount of the property may not be recoverable and the asset value is impaired.

Earnings per share:

     Earnings per share has been computed based on the weighted average number of shares of common stock outstanding during each period. There would have been no material diluting effect on net loss per share for any outstanding stock warrants.

Investments:

     The Company accounts for investments in affiliated companies, which constitute 20% to 50% of the equity of the investee company, by the equity method.

Effect of Recently Issued Accounting Standards:

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impaired of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS No. 121 requires that Long-Lived Assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events indicated that the carrying amount of an asset may not be recoverable. The Company reviews the cost of Mining Properties for impairment when events indicate that the carrying value of the asset may not be recoverable.

     Additionally, The Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." The effective date of SFAS No. 123 is for fiscal years beginning after December 15, 1995, and establishes a method of accounting for stock compensation plans based on fair value. The Company does not believe the SFAS No. 123 will have an impact on its financial statements.

3.   Nature of operations, risks and uncertainties

     The Company has had no significant operating history and must be considered a development stage enterprise. As such, the Company is subject to all of the risks inherent in a new mining operation and business enterprise, including the absence of an operating history, established banking relations and community and industry recognition.

4.   Patented (Deeded) Claims

     The Company acquired the mining rights to 34 patented precious metals claims through an assignment of an agreement ("Primary Agreement") between The Hanover Group, Inc. ("Group") and the Company dated April 26, 1990. The Company acquired all the rights and obligations from Group for which Group received 100% of the Company's common stock.

     Pursuant to a Mineral Sublease and Purchase Option (the "Secondary Agreement") between the Company and International dated May 2, 1990, the Company conveyed all of its rights in and to the Kearsarge Claim, leaving the Company with the balance of 33 claims under the Primary Agreement. The transfer was made subject to the former owner's 30% interest and landowner rent and royalty obligations, and the obligation to pay a royalty of $10,000 per month to the Company.

     On December 20, 1990, Hanover Gold acquired an option until December 20, 1995 for the mining rights to five additional claims for the Company in exchange for 900,000 shares of Hanover Gold common stock. This option has been extended until December 20, 1996 for no additional consideration.

     In 1992, the Company entered into a mining venture agreement with Kennecott Exploration Company. As part of the agreement the Company conveyed to Hanover Gold its interest in 28 claims, subject to a reserved 70% interest in all precious metals mined from the claims, and a management fee of $15,000 per month, commencing January 1, 1996. The commencement date for payment of the management fee has been extended until January 1, 1997 for no additional consideration. Under the various agreements Hanover Gold is obligated to pay the underlying landowner's royalty payments on the 34 claims.

     As of December 31, 1995, the payment obligations to two landowners on the claims are as follows:

First Landowner:

     June 1, 1996             $  600,000
     June 1, 1997             $  600,000
     June 1, 1998             $  600,000
     June 1, 1999             $2,735,000
                               ---------
                              $4,535,000

     The obligation to the second landowner consist of monthly payments of $8,760 through April 1999. As of December 31, 1995, the total remaining payments are $346,565.

     If Hanover Gold does not make these payments, then the 34 claims revert back to the Company and it becomes the obligation of the Company to pay. Failure of the Company to pay these monthly and annual payments to the landowners would trigger a default and the claims would then revert back to the landowners.

     Under a Modification Agreement dated December 3, 1990 the Company agreed to assume $3.0 million of Hanover Gold's obligation to the first landowner. In exchange for this assumption by the Company, Hanover Gold issued 1,500,000 shares of its common stock to the Company. In accordance to the terms of the agreement, the Company received an additional 500,000 shares of Hanover Gold stock based on the fair market value of Hanover Gold common stock on December 31, 1991.

5.   Investment in Hanover Gold Company, Inc.

     As of December 31, 1995 the Company owned 3,625,000 shares of Hanover Gold common stock that it accounts for on the equity method. The shares were acquired in exchange for various mining rights (see Note 4) and the assumption of Hanover Gold's liability to the first landowner by the Company. Hanover Gold's condensed balance sheet and condensed income statement at December 31, 1995 are as follows:

                                 ASSETS

     Total current assets          $   850,242
     Resource property and claims    6,147,279
     Property and equipment            102,819
     Other assets                    1,210,024

          Total assets             $ 8,310,364

                   LIABILITIES AND SHAREHOLDERS' EQUITY

     Current liabilities           $   358,860
     Other liabilities                       0
     Stockholders' equity            7,951,504

       Total liabilities and
       stockholders' equity        $ 8,310,364

     Gross revenues                $   499,299
     Cost of goods mined           $   830,197
     General and administrative
       expenses                    $ 1,934,655
     Loss from operations          $(2,265,553)

     As specified in Regulation S-X, summarized financial information has been presented for the investment in Hanover Gold. The investment account of the Company in Hanover Gold Company, Inc. is as follows:

     Investments in Hanover Gold
       Company, Inc.                    $255,913
     Losses recognized in prior years    255,913

       Net investment at
       December 31, 1995                $      0

                       See notes to financial statements.

     As required by ABP 18 paragraph 19(i) the cumulative losses on the investment in Hanover Gold Company, Inc. as of December 31, 1995 amounted to $1,651,553. The Company has discontinued applying the equity method as of December 31, 1992 since the investment has been reduced to zero. The Company will resume applying the equity method once its share of the net income equals the share of net losses not recognized during the period the equity method was suspended.

6.   Loans Receivable Shareholders

     The Company has advanced funds to several shareholders who have been active in the management of the Company's affairs. The loans are fully secured, non-interest bearing, and are due on demand.

7.   Accrued Expenses

     The balance of $92,536, as of December 31, 1995, includes salaries, payroll taxes payable and accrued professional fees of approximately $38,803, $11,213 and 42,520, respectively.

8.   Notes Payable and Accrued Interest

     In 1991, the Company borrowed $215,170 by issuing preferred, convertible notes, bearing simple interest at 10% per annum, to shareholders of the Company. During 1995, these note holders elected to convert their notes and accrued interest into 574,076 shares of the Company's common stock.

9.   Founder's Package

     In December 1993, the Company's Board approved, with Fred R. Schmid not voting, a Founders Stock Package ("Package") granting shares of the Company's common stock to Fred R. Schmid. Pursuant to the Package, Fred R. Schmid purchased 75,000 shares for $750, and was granted 116,680 shares of the Company's common stock at no cost, which was approved by the shareholders. Subject to approval of the merger of the Company with Hanover Gold, by the Hanover Gold shareholders, Fred R. Schmid would receive a total of 325,000 shares of Hanover Gold's common stock, in exchange for Fred R. Schmid's 191,680 shares of the Company's common stock.

10.  Increase in Capital Stock

     The shareholders have approved an increase in the Company's authorized shares of common stock from 2,000,000 shares to 2,150,000 shares and the Company has filed the necessary documents with the State of New York.

11.  Development Stage Company

     The Company's operations have been centered around its organization, evaluation of the mining industry, start-up financing of its operations, including acquisition of the mining properties, evaluation of engineering data, obtaining necessary mining permits and formulation and implementation of its business plan. From April 21, 1990 through the period ending
December 31, 1995 the Company has required financing form shareholders and affiliated companies to fund the development and rental payments of the mining properties. The Company has incurred losses in connection with its operations during period from inception to December 31, 1995 of $264,382.

12.  Related Parties

     The inter-company balances represent payments to and advances from affiliated companies in the normal course of business. The balances are non-interest bearing and are due on demand.

     As of December 31, 1994 and 1995 the Company had receivables and payables with affiliated companies as follows:

                                           1994           1995
                                           ----           ----
                                        $ 505,030      $ 534,038
                                         (438,049)      (438,049)
                                         --------       --------
     Due from Group S Limited           $  66,981      $  95,989
     Due to Hanover Gold
       Company, Inc.                    $(227,172)     $(405,809)

     Certain of the officers and directors of the Company are also officers and directors of the affiliated companies, namely, Group S Limited, and Hanover Gold Company, Inc. Additionally, certain of the principal shareholders of the affiliated companies are also shareholders in the Company. Furthermore, at December 31, 1994, and at December 31, 1995, the Company owned 3,625,000 shares (41% and 27%, respectively), of the outstanding common stock of Hanover Gold Company, Inc.

                           GROUP S LIMITED
                      INTERIM MANAGEMENT REPORT
                           FOR THE YEAR ENDED
                         DECEMBER 31, 1995, AND
                            FOR THE PERIODS
                             JANUARY 1, TO
                    JUNE 30, 1995, AND 1996, AND
             SEPTEMBER 9, 1991 (INCEPTION) TO JUNE 30, 1996

                          GROUP S LIMITED
                   (A Development Stage Company)
                          BALANCE SHEET

                              ASSETS

                                             December 31         December 31
                                                 1995                1996
                                              (audited)           (unaudited)
                                             -----------         ------------

Current assets
     Cash                                    $    9,642          $    782
          Total current assets               $    9,642          $    782

Other assets:
     Patented (deeded) and unpatented claims
       (Note 4)                                 292,838           292,838
     Due from affiliates (Note 11)              438,049                 0
     Due from shareholder (Note 5)               62,715                 0
     Investment in Hanover Resources, Inc.
       (Note 6)                                 485,038           485,038

          Total other assets                 $1,278,640          $777,876

     Total assets                            $1,288,282          $778,658

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                        $    9,215          $  1,500

          Total current liabilities          $    9,215          $  1,500

Long-term liabilities
     Due to Hanover Gold Company, Inc.
       (Note 11)                                474,895           474,895
     Due to Hanover Resources, Inc.
       (Note 11)                                534,038            33,274
     Option payment (Note 7)                    125,000           125,000

          Total long-term liabilities        $1,133,933          $634,669

     Total liabilities                       $1,143,148          $642,384

Stockholders' equity:
     Common stock, (Notes 1, 9, & 10)
     Authorized:
          December 31, 1994 - 50,000 shares no par value
          December 31, 1995 - 160,000 shares no par value
     Issued and outstanding
          December 31, 1994 - 50,000 shares
          December 31, 1995 - 124,000 shares    166,670           166,670
(Deficit) accumulated during the
  development stage                             (21,536)          (22,681)

     Total stockholders' equity              $  145,134          $143,989

     Total liabilities and stockholder's
       equity                                $1,288,282          $778,658

                      See notes to financial statements.

                             GROUP S LIMITED
                     (A Development Stage Company)
            STATEMENTS OF INCOME (LOSS) AND ACCUMULATED DEFICIT

                                                                      Sept. 9, 1991
                                        January 1 to   January 1 to   (Inception) to
                                        June 30, 1995  June 30, 1996  June 30, 1996
                                        ------------   ------------   ---------------
REVENUES
     Revenues                           $      0       $      0       $      0

EXPENSES
     Administrative and office expenses      425          1,267         17,218
     Professional fees                     3,221              0          9,215

     Total expenses                       $3,646       $  1,267       $ 26,433

     Income (loss) from operations      $ (3,646)      $ (1,267)      $(26,433)

Other income (expense)
     Interest income                    $    216       $    122       $  4,201
     Interest expense                          0              0           (449)

     Total other income (expense)       $    216       $    122       $  3,752

Net income (loss)                         (3,430)        (1,145)       (22,681)
Accumulated deficit at
     beginning of period                  (7,164)       (21,536)             -

     End of period                      $(10,594)      $(22,681)      $(22,681)


                        See notes to financial statements.

                              GROUP S LIMITED
                        (A Development Stage Company)
                           STATEMENTS OF CASH FLOW



                                                                                          Sept. 9, 1991
                                             January 1, to            January 1, to       (Inception) to
                                             June 30, 1995            April 30, 1996      June 30, 1996
                                             -------------            --------------      -------------
Operating Activities:
     Net income (loss) from operations       $(3,646)                 $  (1,145)          $ (22,681)
Changes in operating assets and liabilities
     (Increase) decrease in patented
       (deeded) claims                                                                     (292,838)
     Increase in accounts payable                                                             9,215
     (Increase) decrease in due from
       affiliates                                                       438,049                0
     Increase (decrease) in due to Hanover Gold
       Company, Inc.                                                                        474,895
     Increase in option payment                                                             125,000
     (Increase) decrease in due from
       shareholder                                                       62,715                   0
     Increase (decrease) in due to
       affiliates                                                      (500,764)             33,274

Net cash provided by (used in)
  operating activities:                      $(3,646)                 $  (1,145)          $ 319,150

Investing Activities:
     (Increase) in investment in Hanover
       Resources, Inc.                                                                    $(485,038)

Net cash used in investing activities        $     0                  $       0           $(485,038)

Financing Activities:
     Proceeds from sale of common stock                                                     208,670
     Cost of common stock acquired                                                          (42,000)

Net cash provided by financing activities    $     0                  $       0           $ 166,670

Net increase (decrease) in cash               (3,646)                    (1,145)                782
Cash, beginning of period                     36,385                      9,642                   -

Cash, end of period                          $32,739                  $     782           $     782

                                     See notes to financial statements.

                            GROUP S LIMITED
                      (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS
                      Years Ended December 31, 1995
                 January 1, 1996 to June 30, 1996, and
           September 9, 1991 (Inception) to June 30, 1996

1.   Organization and Nature of Business

     Group S Limited (the "Company") was incorporated in Montana on September 9, 1991. The objectives of the Company are to invest in precious metals claims, namely gold and silver deposits having economic and mining potential, and related activities in the precious metals and mining industries.

     On October 16, 1991, the Company entered into a Mining Lease and Option to Purchase Agreement to acquire 216 claims. On May 19, 1992 the Company entered into a Mining Venture Agreement with Kennecott Exploration Company for the purpose of exploring, and if warranted, developing and mining the claims.

2.   Summary of Significant Accounting Policies

     The unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principals for interim financial information as required by Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring accruals) considered necessary of a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

     For further information refer to the financial statements, and footnotes thereto, for the year ended December 31, 1995, incorporated elsewhere herein.

Revenue recognition:

     The Company maintains its books and records on the accrual basis of accounting, recognizing revenue when goods are shipped and expenses when they are incurred.

Depletion:

     The Company depletes the cost of resource properties by an estimate of the amount of natural resources to be extracted in tons of material, which is the estimated recoverable units, divided into the total cost to arrive at the rate per unit. The rate is multiplied by the number of units extracted to determine the annual depletion expense.

Patented (Deeded) Claims and Resource Properties:

     The Company accounts for resource properties and claims at the actual cost incurred for exploration, engineering and site development and for the purchases of mining properties and the options to purchase additional claims.

     The Company capitalizes lease payments which are to be allocated to the acquisition cost of the mining claims upon completion of the term of the lease. The provisions of the lease call for termination of the lease for any default in payments and allow for the acquisition of the claims at the end of the lease for the total rental payments made.

     The Company amortizes the acquisition costs of mining claims as the claims are put in service based on the allocated cost of the claim divided by the estimated recoverable units of ore multiplied by the units of ore extracted.

     The Company writes off to operating expense the unamortized cost of the resource property when it determines that the carrying amount of the property may not be recoverable and the asset value is impaired.

Earnings per share:

     Earnings per share has been computed based on the weighted average number of shares of common stock outstanding during each period. There would have been no material diluting effect on net loss per share for any outstanding stock warrants.

Investments:

     The Company accounts for investments in affiliated companies, which constitute 20% to 50% of the equity of the invested company, by the equity method.

Effect of Recently Issued Accounting Standards:

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impaired of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS No. 121 requires that Long-Lived Assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events indicated that the carrying amount of an assets may not be recoverable. The Company reviews the cost of Mining Properties for impairment when events indicate that the carrying value of the asset may not be recoverable.

     Additionally, The Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." The effective date of SFAS No. 123 is for fiscal years beginning after December 15, 1995, and establishes a method of accounting for stock compensation plans based on fair value. The Company does not believe the SFAS No. 123 will have an impact on its financial statements.

3.   Nature of Operations, Risks and Uncertainties

     The Company has had no significant operating history and must be considered a development stage enterprise. As such, the Company is subject to all of the risks inherent in a new mining operation and business enterprise, including the absence of an operating history, established banking relations and community and industry recognition.

4.   Patented (Deeded) and Unpatented Claims

     The Company acquired the mining rights to 22 patented and 194 unpatented claims (Note 1). The agreement gives the Company the right to explore, develop and mine all minerals by any method whatsoever. Pursuant to an amendment dated March 26, 1996, the lessor has agreed to reduce the Company's rental obligations under the agreement from $6,400,000 to $3,400,000 for various considerations provided by the Company and other entities. The revised schedule of payments, as of April 30, 1996, is as follows:


     October 16, 1996                        $  350,000
     March 1, 1997                              200,000
       September 16, 1997                       200,000
     March 1, 1998                              225,000
       September 1, 1998                        225,000
     March 1, 1999                              250,000
       September 1, 1999                        250,000
     March 1, 2000                              250,000
       September 1, 2000                        250,000
     March 1, 2001                              300,000
       September 1, 2001                        300,000
     March 1, 2002                              300,000
      September 1, 2002                         300,000
                                              ---------
                                             $3,400,000
                                              ---------

     In 1991, the Company issued 2,500 shares of its common stock to a third party, in connection with the negotiations leading up to the Mining Venture Agreement with Kennecott Exploration Company. The fair market value of the services rendered were $16,670 and have been capitalized as part of the Patented (Deeded) and Unpatented Claim account.

5.   Due from Shareholder

     The balance represents advances to a majority stockholder and is payable on demand.

6.   Investment in Hanover Resources, Inc.

     Prior to the merger of Hanover Group, Inc. ("Group") with the Company, Group was a major stockholder of Hanover Resources, Inc. ("Resources"). As a result of the merger of Group into the Company, the Company acquired the investment that Group previously owned in Resources and thereby the Company became a shareholder in Resources.

     When the Company acquired 100% of the outstanding common stock of Group, it issued 103,875 shares of its common stock which has been recorded on its books at no value. In accordance with Generally Accepted Accounting Principals' rules for accounting for assets of related companies, the assets have been valued at cost. Group's cost for 833,734 shares of Resources common stock transferred to the Company as a result of the merger (see note 8) is $485,038.

7.   Option Payment

     The Company received $125,000 from Hanover Gold as an option payment granting Hanover Gold the right to acquire additional claims owned by the Company for a period expiring in 2003, at a price equal to the fair market value of the claims at the time of exercise.

8.   Merger with Hanover Group, Inc.

     On November 29, 1995 the Board of Directors of the Company and the Hanover Group, agreed to an exchange of the Company's shares of common stock for the shares of common stock of Group pursuant to the acquisition of Group by the Company under the purchase method of accounting. Under the terms of the acquisition, the Company issued 103,875 shares of common stock of the Company in exchange for the outstanding common stock of Group. Among the assets acquired are 29,875 shares of the Company's common stock which have been canceled. The Company's outstanding capital stock has been reduced by Group's cost of $42,000. The Company acquired all of the assets of Hanover Group, Inc. by assumption of $534,038 of Hanover Group Inc.'s liabilities. The acquisition of Group's shares by the Company will have no material effect on the proposed merger between the Company and Hanover Gold, and Company's shareholders. The acquisition of Group by the Company will have no effect on the number of shares of Hanover Gold common stock that the Company's shareholder will receive upon the merger of the Company into Hanover Gold. The acquisition of Group by the Company is not material to the operations of the Company since Group has been largely inactive, incurring insignificant general and administrative expenses which have been funded by its stockholders.

9.   Increase in Capital Stock

     The shareholders have approved an increase in the Company's authorized shares of common stock from 50,000 shares to 160,000 shares, and the Company has filed the necessary documents with the State of Montana.

10.  Development Stage Company

     The Company's operations have been centered around its organization, evaluation of the mining industry, start-up financing of its operations, including acquisition of the mining properties, evaluation of engineering data, obtaining necessary mining permits and formulation and implementation of its business plan. From September 1991 through the period ending December 31, 1995 the Company has obtained required financing from shareholders and affiliated companies to fund the development and rental payments of the mining properties. The Company has incurred losses in connection with its operations during the period from inception to June 30, 1996 of $22,681.

11.  Related Parties

     The inter-company balances represent advances from affiliated companies in the normal course of business. The balances are non-interest bearing and due on demand.

     As of December 31, 1995, and April 30, 1996, the Company had receivables and payables with affiliated companies as follows:

                                             December 31,        June 30,
                                                 1995              1996
                                                 ----              ----

     Due from Hanover Group, Inc.            $       0           $       0
                                               438,049
                                              (534,038)
                                               -------
     Due to Hanover Resources, Inc.            (95,989)            (33,274)
     Due to Hanover Gold Company, Inc.        (474,895)           (474,895)

     Certain of the officers and directors of the Company are also officers and directors of the affiliated companies, namely, Hanover Group, Inc., Hanover Resources, Inc., and Hanover Gold, Inc. Additionally, certain of the principal shareholders of the affiliated companies are also shareholders in the Company. Furthermore, at December 31, 1995, and at June 30, 1996, the Company owned 833,734 shares (39%) of the outstanding common stock of Hanover Resources, Inc. At December 31, 1994, the Company did not own any of the affiliates common stock.

11.  Related Parties (Continued)

     Furthermore, at December 31, 1995, and at June 30, 1996, the Company owned 833,734 shares (39%) of the outstanding common stock of Hanover Resources, Inc. At December 31, 1994, the Company did not own any of the affiliates common stock.

                            GROUP S LIMITED
                             AUDITED REPORT
                          FOR THE YEARS ENDED
                       DECEMBER 31, 1994, AND 1995,
                          AND FOR THE PERIOD
             SEPTEMBER 9, 1991 (INCEPTION) TO DECEMBER 31, 1995

                       INDEPENDENT AUDITOR'S REPORT

Board of Directors

Group S Limited

Roslyn, New York

     We have audited the accompanying balance sheet of Group S Limited as of December 31, 1995 and December 31, 1994 and the related statements of income
(loss) and accumulated deficit and cash flows for the years then ended, and for the period September 9, 1991 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Group S Limited as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the years then ended, and September 9, 1991 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 10, the Company has been in the development stage since September 9, 1991.

                                   Grossman, Tuchman & Shah LLP

May 16, 1996
New York, New York

                           GROUP S LIMITED
                     (A Development Stage Company)
                             BALANCE SHEET

                                ASSETS
                                             December 31         December 31
                                                 1994               1995
                                             -----------         ------------
Current assets
     Cash                                    $ 36,385            $    9,642
                                              -------             ---------
          Total current assets               $ 36,385            $    9,642
                                              -------             ---------
Other assets
     Patented (deeded) and unpatented claims
       (Note 4)                                92,838               292,838
     Due from affiliates (Note 11)            494,049               438,049
     Due from shareholder (Note 5)                  0                62,715
     Investment in Hanover Resources, Inc.
       (Note 6)                                     0               485,038
                                              -------             ---------
          Total other assets                 $586,887            $1,278,640
                                              -------             ---------
          Total assets                       $623,272            $1,288,282
                                              =======             =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                        $      0            $    9,215
                                              -------             ---------
          Total current liabilities          $      0            $    9,215
                                              -------             ---------
Long term liabilities
     Due to Hanover Gold Company, Inc.
       (Note 11)                              300,695               474,895
     Due to Hanover Resources, Inc.
       (Note 11)                                    0               534,038
     Option payment (Note 7)                  125,000               125,000
                                              -------             ---------
          Total long term liabilities        $425,695            $1,133,933
                                              -------             ---------
          Total liabilities                  $425,695            $1,143,148
                                              -------             ---------
Stockholders' equity
     Common stock, (Notes 1, 9 & 10)
     Authorized:
          December 31, 1994 - 50,000 shares no par value
          December 31, 1995 - 160,000 shares no par value
     Issued and outstanding:
          December 31, 1994 - 50,000 shares  208,670
          December 31, 1995 - 124,000 shares                        166,670
     (Deficit) accumulated during the development
       stage (Note 10)                       (11,093)               (21,536)
                                              ------              ---------
          Total stockholders' equity         $197,577            $  145,134
                                              -------             ---------
          Total liabilities and
            stockholders' equity             $623,272            $1,288,282
                                             =========            =========

                      See notes to financial statements.

                               GROUP S LIMITED
                        (A Development Stage Company)
               STATEMENTS OF INCOME (LOSS) AND ACCUMULATED DEFICIT

                                                       Year Ended     Sept. 9, 1991
                                         Year Ended    December 31,   (Inception) to
                                        Dec. 31, 1994     1995        Dec. 31, 1995
                                        -------------  ------------   ---------------
REVENUES
     Revenues                           $      0       $      0       $      0
                                         -------        -------        -------
EXPENSES
     Administrative and office expenses    6,011          1,817         15,951
     Professional fees                         0          9,215          9,215
                                         -------        -------        -------
     Total expenses                     $  6,011       $ 11,032       $ 25,166
                                         -------        -------        -------
     Income (loss) from operations      $ (6,011)      $(11,032)      $(25,166)
                                         -------        -------        -------
Other income (expense)
     Interest income                    $  2,082       $    589       $  4,079
     Interest expense                          0              0           (449)
                                         -------        -------        -------
     Total other income (expense)       $  2,082       $    589       $  3,630
                                         -------        -------        -------
Net income (loss)                         (3,929)       (10,443)       (21,536)
Accumulated deficit at
     beginning of period                  (7,164)       (11,093)             -
                                         -------        -------        -------
     End of period                      $(11,093)      $(21,536)      $(21,536)
                                         =======        =======        =======

                     See notes to financial statements.


                               GROUP S LIMITED
                        (A Development Stage Company)
                          STATEMENTS OF CASH FLOW

                                                                      Year Ended          Sept. 9, 1991
                                                 Year Ended           December 31,        (Inception) to
                                             December 31, 1994           1995             Dec. 31, 1995
                                             ------------------       -----------         -------------
Operating Activities
     Net income (loss) from operations       $  (3,929)               $ (10,443)          $ (21,536)
Changes in operating assets and liabilities
     (Increase) decrease in patented
       (deeded) claims                         163,925                 (300,000)           (292,838)
     Increase in accounts payable                                         9,215               9,215
     (Increase) decrease in due from
       affiliates                             (278,443)                  56,000            (438,049)
     Increase (decrease) in due to Hanover Gold
          Company, Inc.                        132,500                  174,200             474,895
     Increase in option payment                125,000
     (Increase) decrease in due from shareholder                        (62,715)            (62,715)
     Increase in due to affiliates                                      534,038             534,038
                                              --------                 --------            --------
Net cash provided by (used in)
  operating activities:                      $  14,053                $ 500,295           $ 328,010
                                              --------                 --------            --------
Investing Activities:
     (Increase) in investment in Hanover
       Resources, Inc.                                                 (485,038)           (485,038)
                                              --------                 --------            ---------
Net cash used in investing activities:       $       0                $(485,038)          $(485,038)
                                              --------                 --------            --------
Financing Activities:
     Proceeds from sale of
       common stock                                                                         208,670
     Cost of common stock acquired                                      (42,000)            (42,000)
                                              --------                 --------            --------
Net cash provided by financing activities    $       0                $ (42,000)           $166,670
                                              --------                 --------            --------
Net increase (decrease) in cash                 14,053                  (26,743)              9,642
Cash, beginning of period                       22,332                   36,385                   -
                                              --------                 --------            --------
Cash, end of period                          $  36,385                $   9,642           $   9,642
                                              ========                 ========            ========

                               See notes to financial statements.

                            GROUP S LIMITED

                      (A Development Stage Company)

                      NOTES TO FINANCIAL STATEMENTS

                Years ended December 31, 1994 and 1995 and

              September 9, 1991 (inception) to December 31, 1995

1.   Organization and Nature of Business

     Group S Limited (the "Company") was incorporated in Montana on September 9, 1991. The objectives of the Company are to invest in precious metals claims, namely gold and silver deposits having economic and mining potential, and related activities in the precious metals and mining industries.

     On October 16, 1991, the Company entered into a Mining Lease and Option to Purchase Agreement to acquire 216 claims. On May 19, 1992 the Company entered into a Mining Venture Agreement with Kennecott Exploration Company for the purpose of exploring, and if warranted, developing and mining the claims.

2.   Summary of significant accounting policies

Revenue recognition:

     The Company maintains its books and records on the accrual basis of accounting, recognizing revenue when goods are shipped and expenses when they are incurred.

Depletion:

     The Company depletes the cost of resource properties by an estimate of the amount of natural resources to be extracted in tons of material, which is the estimated recoverable units, divided into the total cost to arrive at the rate per unit. The rate is multiplied by the number of units extracted to determine the annual depletion expense.

Patented (Deeded) Claims and Resource Properties:

     The Company accounts for resource properties and claims at the actual cost incurred for exploration, engineering and site development and for the purchases of mining properties and the options to purchase additional claims.

     The Company capitalizes lease payments which are to be allocated to the acquisition cost of the mining claims upon completion of the term of the lease. The provisions of the lease call for termination of the lease for any default in payments and allow for the acquisition of the claims at the end of the lease for the total rental payments made.

     The Company amortizes the acquisition costs of mining claims as the claims are put in service based on the allocated cost of the claim divided by the estimated recoverable units of ore multiplied by the units of ore extracted.

     The Company writes off to operating expense the unamortized cost of the resource property when it determines that the carrying amount of the property may not be recoverable and the asset value is impaired.

Earnings per share:

     Earnings per share has been computed based on the weighted average number of shares of common stock outstanding during each period. There would have been no material diluting effect on net loss per share for any outstanding stock warrants.

Investments:

     The Company accounts for investments in affiliated companies, which constitute 20% to 50% of the equity of the investee company, by the equity method.

Effect of Recently Issued Accounting Standards:

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impaired of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS No. 121 requires that Long-Lived Assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events indicated that the carrying amount of an asset may not be recoverable. The Company reviews the cost of Mining Properties for impairment when events indicate that the carrying value of the asset may not be recoverable.

     Additionally, The Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." The effective date of SFAS No. 123 is for fiscal years beginning after December 15, 1995, and establishes a method of accounting for stock compensation plans based on fair value. The Company does not believe the SFAS No. 123 will have an impact on its financial statements.

3.   Nature of operations, risks and uncertainties

     The Company has had no significant operating history and must be considered a development stage enterprise. As such, the Company is subject to all of the risks inherent in a new mining operation and business enterprise, including the absence of an operating history, established banking relations and community and industry recognition.

4.   Patented (Deeded) and Unpatented Claims

     The Company acquired the mining rights to 22 patented and 194 unpatented claims (Note 1). The agreement gives the Company the right to explore, develop and mine all minerals by any method whatsoever. As of December 31, 1995, payment obligations of $6,400,000 remain on the claims as follows:

     October 16, 1996         $ 350,000
     October 16, 1997           400,000
     October 16, 1998           450,000
     October 16, 1999           500,000
     October 16, 2000           550,000
     October 16, 2001         1,100,000
     October 16, 2002         1,350,000
     October 16, 2003         1,700,000
                              ---------
                              $6,400,000

     Pursuant to an amendment dated March 26, 1996, the lessor has agreed to reduce the Company's rental obligations under the agreement from $6,400,000 to $3,400,000 for various considerations provided by the Company and other entities.

     In 1991, the Company issued 2,500 shares of its common stock, to a third party, in connection with the negotiations leading up to the Mining Venture Agreement with Kennecott Exploration Company. The fair market value of the services rendered were $16,670 and have been capitalized as part of the Patented (Deeded) and Unpatented Claim account.

5.   Due From Shareholder

     The balance represents unsecured advances to a majority stockholder and is payable on demand.

6.   Investment in Hanover Resources, Inc.

     Prior to the merger of Hanover Group, Inc. ("Group") with the Company, Group was a major stockholder of Hanover Resources, Inc. ("Resources"). As a result of the merger of Group into the Company, the Company acquired the investment that Group previously owned in Resources and thereby the Company became a shareholder in Resources.

     When the Company acquired 100% of the outstanding common stock of Group, it issued 103,875 shares of its common stock which has been recorded on its books at no value. In accordance with Generally Accepted Accounting Principals' rules for accounting for assets of related companies, the assets have been valued at cost. Group's cost for 833,734 shares of Resources common stock transferred to the Company as a result of the merger (see note 8) is $485,038.

7.   Option Payment

     The Company received $125,000 from Hanover Gold as an option payment granting Hanover Gold the right to acquire additional claims owned by the Company for a period expiring in 2003, at a price equal to the fair market value of the claims at the time of exercise.

8.   Merger with Hanover Group, Inc.

     On November 29, 1995 the Board of Directors of the Company and the Hanover Group, agreed to an exchange of the Company's shares of common stock for the shares of common stock of Group pursuant to the acquisition of Group by the Company under the purchase method of accounting. Under the terms of the acquisition, the Company issued 103,875 shares of common stock of the Company in exchange for the outstanding common stock of Group. Among the assets acquired are 29,875 shares of the Company's common stock which have been canceled. The Company's outstanding capital stock has been reduced by Group's cost of $42,000. The Company acquired all of the assets of Hanover Group, Inc. by assumption of $534,038 of Hanover Group Inc.'s liabilities. The acquisition of Group's shares by the Company will have no material effect on the proposed merger between the Company and Hanover Gold, and Company's shareholders. The acquisition of Group by the Company will have no effect on the number of shares of Hanover Gold common stock that the Company's shareholders will receive upon the merger of the Company into Hanover Gold. The acquisition of Group by the Company is not material to the operations of the Company since Group has been largely inactive, incurring insignificant general and administrative expenses which have been funded by its stockholders.

9.   Increase in Capital Stock

     The shareholders have approved an increase in the Company's authorized shares of common stock from 50,000 shares to 160,000 shares, and the Company has filed the necessary documents with the State of Montana.

10.  Development Stage Company

     The Company's operations have been centered around its organization, evaluation of the mining industry, start-up financing of its operations, including acquisition of the mining properties, evaluation of engineering data, obtaining necessary mining permits and formulation and implementation of its business plan. From September 9, 1991 through the period ending
December 31, 1995 the Company has required financing from shareholders and affiliated companies to fund the development and rental payments of the mining properties. The Company has incurred losses in connection with its operations during the period from inception to December 31, 1995 of $21,536.

11.  Related Parties

     The inter-company balances represent advances to and from affiliated companies in the normal course of business. The balances are non-interest bearing and due on demand.

     As of December 31, 1995 and 1994 the Company had receivables and payables with affiliated companies as follows:
                                               1994           1995
                                               ----           ----
     Due from (to) Hanover Group, Inc.       $  56,000      $       0
                                                              438,049
                                                             (534,039)
                                                             ---------
     Due from (to) Hanover Resources, Inc.     438,049        (95,989)
     Due to Hanover Gold Company, Inc.        (300,695)      (474,895)

     Certain of the officers and directors of the Company are also officers and directors of the affiliated companies, namely, Hanover Group, Inc., Hanover Resources, Inc., and Hanover Gold Company, Inc. Additionally, certain of the principal shareholders of the affiliated companies are also shareholders in the Company. Furthermore, at December 31, 1995, the Company owns 833,734 shares (39%) of the outstanding common stock of Hanover Resources, Inc. At December 31, 1994, the Company did not own any of the affiliates common stock.


        [The balance of this page has been intentionally left blank.]

=====================================  ======================================

NO DEALER, SALESMAN OR OTHER             6,356,248 Previously Issued Shares,
PERSON IS AUTHORIZED TO GIVE ANY            205,000 Shares Issuable Upon
INFORMATION OR TO MAKE ANY               the Exercise of Previously Issued
REPRESENTATIONS NOT CONTAINED IN             Options and 1,000,000 Newly
THIS PROSPECTUS.  ANY INFORMATION                Issuable Shares
OR REPRESENTATION NOT CONTAINED
HEREIN, IF GIVEN OR MADE, MUST NOT          HANOVER GOLD COMPANY, INC.
BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY, BY
ANY SELLING SHAREHOLDER OR ANY
UNDERWRITER.  THIS PROSPECTUS DOES                Common Stock
NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY
ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES.
THIS PROSPECTUS DOES NOT CONSTITUTE          --------------------------
AN OFFER TO SELL OR SOLICITATION OF                  PROSPECTUS
AN OFFER TO BUY ANY SECURITIES IN            --------------------------
ANY JURISDICTION TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION IN SUCH
JURISDICTION.  NEITHER THE DELIVERY              September 3, 1996
OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN
NO CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED
OR INCORPORATED HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS
DATE.

                                TABLE OF CONTENTS
                             ------------------------
                                                            Page
Available Information                                        2
Prospectus Summary                                           3
Risk Factors                                                 5
The Company                                                  8
Market for Capital Stock                                     9
Dividends                                                    9
Capitalization                                              10
Selected Financial Information                              11
Management's Discussion and Analysis of
  Financial Condition and Results of Operations             14
Business                                                    18
Management                                                  28
Principal Stockholders                                      34
Certain Transactions                                        36
Selling Stockholders                                        38
Plan of Distribution                                        40
Description of Capital Stock                                41
Legal Matters                                               43
Experts                                                     43
Additional Information                                      43
Supplemental Actual and Proforma Combined
  Financial Information of the Company,
  Hanover Resources and Group S                             43
Index to Consolidated Financial Statements                  F/S-1

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     SEC registration fee     $ 3,246
     NASD filing fee                0
     Blue Sky fees             10,000 *
     Printing costs             5,000 *
     Legal fees and expenses   42,500 *
     Accounting fees            7,500 *
     Listing expenses               0
     Miscellaneous              2,500 *
                               ------
     Total                    $70,746 *
____________________

* Estimated.

Item 14. Indemnification of Directors and Officers

     The only statutes, charter provisions, by-laws, contracts or other arrangements under which a controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such are Sections 145 of the Delaware General Corporation Law and the Company's Bylaws. Taken together, these statutory and bylaw provisions generally allow the Company to indemnify its directors and officers against liability, and to advance the costs of defending any such person against liability, provided (i) the director or officer was acting on behalf of the Company in his official capacity as a director or officer and
(ii) such director or officer conducted himself in good faith and believed his conduct was in, or not opposed to, the best interests of the Company (or in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer, however, if such director or officer is adjudged liable to the Company, or if the director or officer is adjudged to have derived an improper personal benefit.

     Indemnification permitted by these provisions is limited to reasonable expenses incurred in connection with the proceeding upon which liability is predicated, which includes the amount of any such liability actually imposed.


INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE COMPANY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

Item 15.  Recent Sales of Unregistered Securities

     During the year past three years the Company sold an aggregate of 9,627,307 shares of Common Stock and options to acquire an additional
205,000 shares of Common Stock in transactions which were not registered under the Securities Act. These transactions consisted of:

     1. The sale during the period from June 1, 1995 through June 30, 1996 of an aggregate of 5,457,142 shares to Neal A. Degerstrom and 24 associated persons, each of whom is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, at prices ranging from $0.35 per share to $0.050 per share, pursuant to the terms of that certain securities purchase agreement dated effective June 1, 1995, as amended, between the Company and such purchasers;

     2. The sale on July 27, 1995 of 150,000 shares to United Reef Petroleums Ltd. as consideration for the assignment of a group of mining claims in the Alder Gulch area;

     3. The sale on August 8, 1995 of 500,000 shares to Hanover Resources as partial consideration for the assignment of a mining claim in the Alder Gulch area;

     4. The sale on September 25, 1995 of 200,000 shares to Mayotte Holdings Ltd. at the price of $1.00 per share;

     5. The sale on October 17, 1995 of 22,679 shares to Mrs. William Marston as consideration for mining engineering services rendered by her late husband, William Marston;

     6. The sale on October 17, 1995 of 200,000 shares to Hippocampus Corporate Development AG as consideration for corporate public relations services rendered on behalf of the Company;

     7. The sale on December 5, 1995 of 47,000 shares to Patrick Harrison Constructors, Inc. as consideration for mining services rendered on behalf of the Company in the Alder Gulch area;

     8. The sale on February 16, 1996 of 5,000 shares and options to purchase an additional 5,000 shares to William W. Goodridge as consideration for the assignment of a royalty interest in certain mining claims in the Alder Gulch area;

     9. The sale on April 16, 1996 of 525,000 shares to Tabor Resources Corporation as consideration for mining claims and leases in the Alder Gulch area;

     10. The sale on April 27, 1996 of 250,000 shares to Roy A. Moen (182,500 shares) and Moen Builders, Inc. (67,500), and options to purchase an additional 200,000 shares, as partial consideration for a reduction in rental and royalty obligations otherwise payable by the Company with respect to certain mining claims in the Alder Gulch area; and

     11. The issuance on August __, 1996 of an aggregate of 2,270,486 shares to the stockholders of Hanover Resources and Group S in connection with the merger of Hanover Resources and Group S with and into the Company. (All of such stockholders were deemed to have purchased such shares on December 29, 1995, when they voted to approve the merger.)

     All such sales were made in reliance on the exemption from the registration requirements of Section 5 of the Securities Act afforded by
Section 4(2) thereof.

Item 16.  Exhibits

     An Index to Exhibits appears at page E-1.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee": table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.






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

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d'Alene, State of Idaho, on August 21, 1996.
                         HANOVER GOLD COMPANY, INC.


                         By:      /s/ James A. Fish
                              ---------------------------------------
                              Chairman and President

                              Dated: August 21, 1996

                            POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints James
A. Fish and Douglas J. Siddoway, and each of them, his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:  /s/ Neal A. Degerstrom        By:  /s/ Laurence Steinbaum
     -------------------------          -----------------------------
     a Director                         a Director

     Date:  August 21, 1996             Date:  August 21, 1996


By:  /s/ Pierre Gousseland          By:  _____________________________
     -------------------------           Nicholas S. Young, a Director
     a Director

     Date:  August 21, 1996

By:  /s/ F. D. Owsley *            By:  /s/ Wayne Schoonmaker *
     -------------------------          ------------------------------
     a Director                         its Principal Financial and
                                           Accounting Officer

     Date:  August 21, 1996             Date:  August 21, 1996


By:  /s/ Fred R. Schmid
     --------------------------
     a Director

     Date:  August 21, 1996


* By:   /s/ Douglas J. Siddoway
        ---------------------------
         Douglas J. Siddoway
         Attorney-in-fact
         August 21, 1996

                             INDEX TO EXHIBITS

     The following exhibits are filed as part of this amendment to registration statement. Exhibits previously filed are incorporated by reference, as noted. Exhibits filed herewith appear beginning at page E-4.

Exhibit                                                        Page Number
Number    Exhibit                                           in this Amendment

1.0       *

2.0       *

3.1       Articles of Incorporation of the registrant.
          Filed as an exhibit to the registrant's registration statement on Form S-1 (Commission File
          No. 33-38745) and incorporated by reference herein.

3.2 Bylaws of registrant. Filed as an exhibit to the registrant's registration statement on Form S-1
          (Commission File No. 33-38745) and incorporated by reference herein.

4.0       *

5.1 Opinion of Randall & Danskin, P.S. regarding legality of securities offered. Previously filed.

6.0       *

7.0       *

8.0       *

9.0       *

10.1 Claim Option Agreement dated December 20, 1990 between the registrant and Hanover Resources, Inc. Filed as an exhibit to the registrant's registration statement on Form S-1 (Commission File No. 33-38745) and incorporated by reference herein.

10.2      Mineral Sublease Agreement dated August 31,
          1993 between the registrant and Group S Limited.
          Filed as an exhibit to the registrant's annual report on Form 10-K for the year ended December
          31, 1993, and incorporated by reference herein.

10.3      Assignment of Lease and Option to Purchase dated
          November 15, 1993 between the registrant and John
          Mangus. Filed as an Exhibit to the registrant's annual report on Form 10-K for the year ended
          December 31, 1993, and incorporated by reference herein.

10.4 Amendment No. 1, dated December 3, 1993, to Claim Option Agreement dated December 20, 1990 between the registrant and Hanover Resources, Inc. Filed as an exhibit to the registrant's annual report on Form 10-K for the year ended December 31, 1993, and incorporated by reference herein.

10.5      Amendment No. 1, dated December 3, 1993, to
          Assignment and Mineral Sublease Agreement dated
          February 20, 1992 between the registrant and Hanover
          Resources, Inc. Filed as an exhibit to the registrant's annual report on Form 10-K for the year ended December 31, 1993, and incorporated by reference herein.

10.6 Assignment Agreement between the registrant and Hanover Resources, Inc. Filed as an exhibit to the registrant's registration statement on Form
          S-1 (Commission File No. 33-38745) and
          incorporated by reference herein.

10.7      Securities Purchase Agreement dated June 1,
          1995, as amended, between the registrant and Neal A. Degerstrom. Filed as Exhibit 10.7 to the registrant's annual report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.8      Consulting Agreement dated as of January 29,
          1996 between the registrant and Fred R. Schmid.
          Filed as Exhibit 10.8 to the registrant's annual report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.9      Consulting Agreement dated as of January 29,
          1996 between the registrant and Stephen J.
          Schmid. Filed as Exhibit 10.9 to the registrant's annual report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.10 Asset Purchase Agreement dated March 25, 1996 between the registrant and Tabor Resources Corporation.
          Filed as Exhibit 10.10 to the registrant's annual report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.11 Agreement and Amendment to Mining Lease and Option to Purchase dated March 26, 1996 between the registrant and Roy A. and Marlene Moen and Moen Builders, Inc. Filed as Exhibit 10.11 to the registrant's annual report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein.

10.12     Amendment to Asset Purchase Agreement dated
          April 19, 1996 between the registrant and Tabor Resources Corporation. Filed as Exhibit 10.12 to the registrant's quarterly report on Form 10-Q for the three month period ended March 31, 1996 and incorporated by reference herein.

10.13     Form of Lock-Up Agreement between the registrant
          and certain Selling Stockholders.  Filed herewith.          E-4

11.0      *

12.0      *

13.0      *

14.0      *

15.0      *

16.0      *

21.0      *

23.1      Consent of Zeller Weiss & Kahn.  Previously filed.

23.2 Consent of Grossman, Tuchman & Shah, LLP. Previously filed.

23.3 Consent of Randall & Danskin, P.S. Included in its opinion previously filed as Exhibit 5.1.

24.1 Powers of attorney. Included in the previously filed signature page to this registration statement.

25.0      *

26.0      *

27.1      Financial Data Schedules.  Previously filed.

28.0      *

____________________

* Items denoted by an asterisk have either been omitted or are not applicable.